Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-136283

28,922,673 SHARES
OF
COMMON STOCK
SONA MOBILE HOLDINGS CORP.

The selling stockholders named in this prospectus are offering up to 28,922,673 shares of our common stock, par value $.01 per share. Of these shares, 9,671,657 shares are issuable upon exercise of warrants to purchase shares of our common stock. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The selling stockholders and any of their pledges, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Any commissions, fees and discounts of underwriters, brokers, dealers or agents will be paid by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board under the trading symbol ‘‘SNMB’’. The closing price for our common stock on the OTC Bulletin Board was $0.59 on October 31, 2006.

See ‘‘Risk Factors’’ beginning on page 8 of this prospectus for the factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 3, 2006

You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common shares in any circumstances under which the offer or solicitation is unlawful.

We own various registered and unregistered trademarks, some of which are mentioned in this prospectus.

All references to ‘‘we,’’ ‘‘us,’’ ‘‘our,’’ ‘‘our company,’’ ‘‘Sona Mobile’’ and similar terms refer to Sona Mobile Holdings Corp., its predecessor and its subsidiaries, Sona Mobile, Inc., Sona Innovations, Inc. and Sona Limited.

FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. In some cases, you can identify forward-looking statements by words or phrases such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ ‘‘potential,’’ ‘‘continue,’’ ‘‘our future success depends,’’ ‘‘seek to continue,’’ or the negative of these words or phrases, or comparable words or phrases. These statements are only predictions that are based, in part, on assumptions involving judgments about future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various facts, including the risks outlined in the ‘‘Risk Factors’’ section beginning on page 8. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our company and the offering. However, it is a summary and may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including our financial statements and the notes to those statements.

Company Overview

We are a wireless software and service provider that specializes in value-added applications to data-intensive vertical market segments, including the gaming industry. Through our subsidiaries, we develop, market and sell wireless data application software for mobile devices which enables secure execution of real time transactions on a flexible platform over cellular or Wi-Fi networks, and is compatible with most wireless devices that are Internet enabled. Our customer base includes casinos, race track and cruise ship operators on the gaming side, and corporations in the data-intensive verticals on the enterprise side. Our revenues consist of project, licensing and support fees generated by our flagship Sona Wireless Platform™ (SWP) and related vertical wireless application software products.

We have identified specific market segments in the wireless arena that demand secure real-time, live and accurate information, and which also require transactional capabilities and interaction with this information. These markets include but are not limited to wireless gaming and entertainment, financial services, and businesses that require extension of enterprise applications to their mobile work force.

We market our products and services principally to two large vertical markets.

•	Gaming and entertainment. We propose to deliver casino games wirelessly in designated areas on a casino property to offer real-time, multiplayer games that accommodate an unlimited number of players and to deliver games on a play-for-free or wagering basis (where permitted by law) on mobile telephone handsets over any carrier network. We also propose to deliver content via channel partners and content partners, including live streaming television, digital radio, specific theme downloads for mobile phones, media downloads and gaming applications.

•	Financial services and enterprise software. Our products and services extend enterprise applications to the wireless arena, such as customer relationship management systems, sales force automation systems, information technology (IT) service desk and business continuity protocols, all of which we believe are delivered in compliance with the current regulatory environment. One of our primary focuses is to develop software for the data-intensive investment banking community and client-facing applications for the retail banking industry.

We are committed to providing solutions that would generate new revenue streams and cost saving opportunities to our customers in gaming, financial and enterprise sectors by allowing them to securely extend data access and transaction capabilities to end users and employees. Our approach is to aggregate best-of-breed technology, data and content into our device-independent SWP and application software, which we believe will enable customers to extend the functionality of their current wireless devices.

Corporate Information

Sona Mobile, Inc., a privately held company organized under the laws of the State of Washington, commenced operations in November 2003. On April 19, 2005, which we refer to as the ‘‘Merger Date,’’ Sona-Mobile, Inc. merged with and into PerfectData Acquisition Corporation, a Delaware corporation and the wholly-owned merger subsidiary of PerfectData Corporation, a then inactive publicly held Delaware company. In the merger, the merger subsidiary changed its name to Sona Mobile, Inc. On November 17, 2005, PerfectData Corporation changed its name to Sona Mobile Holdings Corp. The merger was accounted for as a reverse merger with Sona Mobile, Inc. deemed to be the accounting acquirer.

Our principal executive office is located at 825 Third Avenue, 32nd Floor, New York, New York 10022 and our telephone number is (212) 486-8887. Our Web address is www.sonamobile.com. None of the information on our Web site is part of this prospectus.

The Offering

Securities offered	28,922,673 shares of common stock, including 9,671,657 shares underlying the warrants.

Common stock outstanding	57,767,856 as of October 31, 2006.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares by the selling stockholders, although we may receive up to approximately $9.4 million upon the exercise of the warrants in full at the current exercise price. These proceeds, if any, are expected to be used for working capital. We will pay all of the expenses of this offering, including, without limitation, professional fees, printing expenses and registration fees.

Risk factors	The offering involves a high degree of risk. Please refer to ‘‘Risk Factors’’ beginning on page 8 for a description of the risk factors you should consider.

OTC Bulletin Board symbol	SNMB

Summary Financial Information

The following summary financial information sets forth certain historical financial data derived from our audited and unaudited financial statements for the periods presented. These historical results are not necessarily indicative of results to be expected for any future period.

You should read the following summary financial information in conjunction with our financial statements and related notes beginning on page F-1 of this prospectus and the discussions under the headings ‘‘Business’’ and ‘‘Management’s Discussion and Analysis and Plan of Operation’’ appearing elsewhere in this prospectus.

Statement of Operations Data:

	Years ended December 31		Six months ended June 30
	2004	2005	2005	2006
			(unaudited)	(unaudited)
Revenue	$401,536	$565,489	$259,006	$290,753
Operating expenses	1,008,198	7,281,889	2,066,175	4,739,620
Operating income (loss)	$(606,662)	$(6,716,400)	$(1,807,169)	$(4,449,167)
Net loss	$(626,156)	$(6,746,485)	$(1,801,166)	$(4,531,642)
Comprehensive loss	$(654,108)	$(6,816,492)	$(1,737,858)	$(4,721,699)
Net loss per common share – basic and diluted	$(0.06)	$(0.22)	$(0.07)	$(0.11)
Weighted average number of common shares – basic and diluted	10,626,442	30,916,820	26,805,195	40,408,581

Balance Sheet Data:

	December 31, 2004	December 31, 2005	June 30, 2006
			(unaudited)
Cash and cash equivalents	$113,629	$1,286,912	$618,275
Total assets	$780,773	$2,008,708	$967,364
Total liabilities	$891,389	$2,201,325	$1,568,326
Working capital (deficit)	$(452,215)	$394,432	$(659,115)
Accumulated (deficit)	$(740,980)	$(7,487,465)	$(12,019,107)
Total stockholders’ equity (deficiency)	$(110,616)	$(192,617)	$(600,962)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors listed below and all other information contained in this prospectus before investing in our common stock. You should also keep these risk factors in mind when you read the forward-looking statements in this prospectus. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

If any of the following risks occur, our business, our quarterly and annual operating results or our financial condition could be materially and adversely affected. In that case, the market price of our common stock could decline or become substantially volatile, and you could lose some or all of your investment.

Risks Related to Our Business

Our limited operating history makes evaluation of our business and prospects difficult.

Our limited operating history makes it difficult to evaluate our business and prospects. We have encountered, and expect to continue to encounter, many of the difficulties and uncertainties often faced by early stage companies. You should consider our business and prospects in light of the risks, uncertainties and difficulties frequently encountered by early stage companies, including limited capital, delays in product development, marketing and sales obstacles and delays, inability to gain customer acceptance of our products and services, inability to attract and retain high-quality and talented executives and other personnel and significant competition. We cannot be certain that we will successfully address these risks. If we are unable to address these risks, our business may not grow, our stock price may suffer and/or we may be unable to stay in business.

We have a history of losses, our auditors have stated that these losses raise substantial doubt about our ability to continue as a going concern and we expect to continue to operate at a loss and to have negative cash flow from operations for the foreseeable future.

We have a history of continuing losses and negative cash flow from operations. From our inception in November 2003 through June 30, 2006, we had cumulative net losses of approximately $12 million and for our 2005 fiscal year, we had negative cash flow from operations of approximately $5.5 million. We expect that our expenses will increase substantially as we continue to develop our products and services. In addition, as a public company our general and administrative expenses have increased significantly. As a result, we expect to continue to incur losses for the foreseeable future.

Because of our history of continuing losses, our auditors, in their report on our audited financial statements included elsewhere in this report, have stated that these losses raise substantial doubt about our ability to continue as a going concern. The going concern qualification from our auditors could have a negative impact on our future sales to customers, inhibit our ability to obtain financing terms from vendors and may adversely impact our ability to raise additional financing. Accordingly, we cannot assure you that we will ever be profitable. Whether we ever become profitable will depend on many factors, but principally on our ability to raise additional capital and to successfully market our products and services. See ‘‘Management’s Discussion and Analysis and Plan of Operation — Liquidity and Capital Resources’’ appearing elsewhere in this prospectus.

Our operating results may fluctuate dramatically, particularly from quarter to quarter.

We anticipate that our quarterly and annual operating results will fluctuate dramatically over the near terms as a result of a number of factors, including the following:

•	volume and timing of orders received;

•	the availability and cost of products and components from our suppliers;

•	the mix of products and services sold;

•	patterns of capital spending by enterprises for technology products and services;

•	the timing of new product announcements and releases;

•	pricing pressures; and

•	general economic conditions.

As a result of these and other factors, we have historically experienced, and may continue to experience, fluctuations in revenues and operating results. In addition, it is possible that in the future our operating results may fall below the expectations of analysts and investors, and as a result, the price of our securities may fall.

Our future success depends on broad market acceptance of wireless technology for data applications, which may not happen.

The market for wireless data application products and services has begun to develop only recently and is characterized by rapid technological change, evolving industry standards and strong customer demand for new products, applications and services. As is typical of a new and rapidly evolving industry, the demand for, and market acceptance of, wireless data application products and services are highly uncertain. We cannot assure you that the use of wireless data application products and services will become widespread. The commercial acceptance of wireless data application products and services may be affected by a number of factors including:

•	quality of infrastructure;

•	security concerns;

•	equipment, software or other technology failures;

•	government regulation;

•	inconsistent quality of service; and

•	lack of availability of cost-effective, high-speed network capacity.

If the market for wireless data application products and services fails to develop, develops more slowly than we anticipate, or if wireless data application products and services products and services fail to achieve market acceptance, our business could be adversely affected.

Our future revenues may depend upon our strategic alliance agreements with Shuffle Master.

Pursuant to our strategic alliance agreements with Shuffle Master, we have agreed to develop a wireless gaming solution for marketing and distribution by Shuffle Master in exchange for a percentage of revenues received from sales. If we are unable to develop the contemplated products, or if we experience delays in development, we may not recoup our investment.  In addition, if we breach the agreements with Shuffle Master or those agreements are terminated, our future revenues may suffer and our business could be adversely affected.

Our business depends on the level of capital spending by enterprises for technology products and services.

As a supplier of technology products and services for enterprises, our business depends on the level of capital spending for technology products and services by enterprises in our markets. We believe that an enterprise’s investment in computer network and communications systems and related products and services depends largely on general economic conditions that can vary significantly as a result of changing conditions in the economy as a whole. The market for technology and communications products and services may continue to grow at a modest rate or not at all. If the level of spending by our customers on technology and communications systems and related products and services decreases, our revenue and operating results may be adversely affected.

If we fail to keep up with changes in our industry, we will become less competitive, which will adversely affect our financial performance.

In order to remain competitive and serve our customers effectively, we must respond on a timely and cost-efficient basis to technological changes as well as changes in industry standards and procedures and customer preferences. In some cases these changes may be significant and their cost may be substantial. We cannot assure you that we will be able to adapt to any changes in the future or that we will have the financial resources to keep up with changes in the marketplace. The cost of adapting our products and services may have a material and adverse effect on our operating results.

We have many competitors and expect new competitors to enter our market, which could increase price competition and may affect the amount of business available to us and the prices that we can charge for our products and services.

The markets for our products and services are extremely competitive and may change rapidly. Substantial growth in demand for wireless technology products and services has been predicted and we expect competition to increase as existing competitors enhance and expand their products and services and as new participants enter the wireless data application market. There are relatively few barriers to entry to companies with computer and network experience. A rapid increase in competition could negatively affect the amount of business that we get and the prices that we can charge.

Additionally, many of our competitors and potential competitors have substantially greater financial resources, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do. We cannot be sure that we will have the resources or expertise to compete successfully. Compared to us, our competitors may be able to:

•	develop and expand their products and services more quickly;

•	adapt faster to new or emerging technologies and changing customer needs;

•	take advantage of acquisitions and other opportunities more readily;

•	negotiate more favorable agreements with vendors;

•	devote greater resources to marketing and selling their products; and

•	address customer service issues more effectively.

Some of our competitors may also be able to increase their market share by providing customers with additional benefits or by reducing their prices. We cannot be sure that we will be able to match price reductions by our competitors.

If we do not become licensed in various gaming jurisdictions, including Nevada, it could limit our ability to generate revenues.

Pursuant to our distribution and licensing agreement with Shuffle Master, we are in the process of obtaining the necessary gaming regulatory licenses and approvals in various jurisdictions deemed necessary for the development, marketing and distribution of the Wireless Gaming Solution. All revenues generated in jurisdictions will be shared with Shuffle Master pursuant to the terms of the distribution and licensing agreement. In the event we are unable to obtain the appropriate license in a particular jurisdiction, Shuffle Master will set aside our portion of the revenues earned until such time the license is obtained. In the event we fail to obtain the license within 24 months, the revenues will revert back to Shuffle Master and we will forfeit those revenues. The loss of these revenues could have an adverse effect on our results of operations.

Our business may suffer from lack of diversification.

Our business is centered solely on providing wireless data application software products and services. The risks associated with focusing on a limited product line are substantial. If consumers do not accept our products and services or if there is a general decline in market demand for, or any significant decrease in, the perceived need for our products and services, we are not financially or operationally capable of introducing alternative products and services within a short time frame. As a result, lack of acceptance of our products and services or a significant decline in the demand for our products and services could cause us to cease operations.

Our future performance depends on our ability to retain key personnel.

Our future success depends on retaining our existing key employees. Losing any of our key employees could limit our ability to execute our growth strategy, resulting in lost sales and a slower rate of growth.

We depend on the continued efforts of our senior management team, including Shawn Kreloff, Stephen Fellows and Lance Yu. If for any reason, our senior executives do not continue to be active in our business, our business, financial condition or results of operations could be adversely affected. Currently, we do not have employment agreements with any of these executives. Also, we do not carry, nor do we anticipate obtaining, ‘‘key man’’ insurance on them. It would be difficult for us to replace any of these individuals. We cannot assure you that we will be able to continue to retain our senior executives or other personnel necessary for the development of our business.

We may not be able to hire and retain highly skilled technical employees, which would affect our ability to compete effectively and could adversely affect our operating results.

We depend on highly skilled technical personnel for research and development and to market and service our products. To succeed, we must hire and retain employees who are highly skilled in rapidly changing wireless technologies. In particular, as we implement our strategy of focusing on wireless data applications, we will need to:

•	hire more employees with experience developing and providing advanced communications products and services;

•	train our current personnel to sell wireless data applications products and services; and

•	train personnel to service our products.

Because the competition for qualified employees in our industry is intense, hiring and retaining qualified employees is both time-consuming and expensive. We may not be able to hire enough qualified personnel to meet our needs as our business grows or to retain the employees we currently have. Our inability to hire and retain the individuals we need could hinder our ability to sell our existing products, systems, software or services or to develop and sell new ones. If we are not able to attract and retain qualified employees, we will not be able to successfully implement our business plan and our business will be harmed.

We may not be able to manage our growth effectively, which could adversely affect our operations and financial performance.

The ability to manage and operate our business as we execute our growth strategy will require effective planning. Significant rapid growth could strain our internal resources, leading to a lower quality of customer service, reporting problems and delays in meeting important deadlines resulting in loss of market share and other problems that could adversely affect our financial performance. Our efforts to grow have placed, and we expect will continue to place, a significant strain on our personnel, management systems, infrastructure and other resources. If we do not manage our growth effectively, our operations could be adversely affected, resulting in slower growth and a failure to achieve or sustain profitability.

If we are unable to protect our intellectual property rights, our business may be harmed.

Although we attempt to protect our intellectual property through patents, trademarks, trade secrets, copyrights, confidentiality and non-disclosure agreements and other measures, intellectual property is difficult to protect and these measures may not provide adequate protection. Patent filings by third parties, whether made before or after the date of our patent filings, could render our intellectual property less valuable. Competitors may misappropriate our intellectual property, disputes as to ownership of intellectual property may arise and our intellectual property may otherwise become known or independently developed by competitors. The failure to protect our intellectual property could seriously harm our business because we believe that developing new products and technology that are unique to us is important to our success. If we do not obtain sufficient international protection for our intellectual property, our competitiveness in international markets could be significantly impaired, which would limit our growth and future revenue.

We may be found to infringe third-party intellectual property rights.

Third parties may in the future assert claims or initiate litigation related to their patent, copyright, trademark and other intellectual property rights in technology that is important to us. The asserted claims and/or litigation could include claims against us or our suppliers alleging infringement of intellectual property rights with respect to our products or components of those products. Regardless of the merit of the claims, they could be time consuming, result in costly litigation and diversion of technical and management personnel, or require us to develop a non-infringing technology or enter into license agreements. We cannot assure you that licenses will be available on acceptable terms, if at all. Furthermore, because of the potential for significant damage awards, which are not necessarily predictable, it is not unusual to find even arguably unmeritorious claims resulting in large settlements. If any infringement or other intellectual property claim made against us by any third party is successful, or if we fail to develop non-infringing technology or license the proprietary rights on commercially reasonable terms and conditions, our business, operating results and financial condition could be materially adversely affected.

If we do not accurately predict demand for our products when deciding to invest in new products, we will likely incur substantial capital expenditures that will not benefit our business.

Research and development takes a significant amount of time and requires significant investment in skilled engineering and scientific personnel. We have made these investments, and intend to continue to make such investments based on internal projections of the potential market for our products and services and of our potential profit margins on sales of these products and services. If those projections are inaccurate, we may not be able to obtain an acceptable return on our investment in the development of these products and services. If our projections of the prospects of new products are inaccurate, we may make investments in the development, testing and approval of those products and services that may result in unsatisfactory returns.

General Company Related Risks

We do not intend to pay dividends and, consequently, the only opportunity for investors to achieve a return on their investment is if a trading market develops and investors are able to sell their shares at a profit or if our business is sold at a price that enables investors to recognize a profit.

We will need all of our cash resources to fund our operations, including the development of future products and services. Accordingly, we do not expect to pay cash dividends in the foreseeable future on our common stock. We cannot assure investors any return on their investment, other than in connection with a sale of their shares or a sale of our business. At the present time there is a limited trading market for our shares. Therefore, holders of our securities may be unable to sell them. We cannot assure investors that an active trading market will develop or that any third party would offer to purchase our business on acceptable terms and at a price that would enable our investors to recognize a profit.

Our compliance with the Sarbanes-Oxley Act and the U.S. Securities and Exchange Commission rules concerning internal controls may be time consuming, difficult and costly for us.

Our senior management has limited experience with publicly-traded companies and may not be fully familiar with the requirements of the Sarbanes-Oxley Act and other laws, rules and regulations that apply to companies required to file reports with the U.S. Securities and Exchange Commission. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires publicly-traded companies to obtain.

The public market for our common stock is limited, and stockholders may not be able to resell their shares at or above the purchase price paid by such stockholder, or at all.

There is currently only a limited public market for our common stock. We cannot assure you that an active public market for our common stock will develop or be sustained in the future. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, such as: the announcement of new products or product enhancements by us or our competitors; developments concerning intellectual property rights and regulatory approvals; quarterly variations in our competitors’ results of operations; changes in earnings estimates or recommendations by securities analysts; developments in our industry; and general market conditions and other factors, including factors unrelated to our own operating performance. The stock market in general has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Prospective investors should also be aware that price volatility might be worse if the trading volume of our common stock is low.

We may not be able to attract the attention of major brokerage firms, which could have a material adverse impact on the market value of our common stock.

Security analysts of major brokerage firms may not provide coverage of our common stock since there is no incentive to brokerage firms to recommend the purchase of our common stock. The absence of such coverage limits the likelihood that an active market will develop for our common stock. It also will likely make it more difficult to attract new investors at times when we require additional capital.

We may be unable to list our common stock on Nasdaq or on any securities exchange.

Although we may apply to list our common stock on Nasdaq or the American Stock Exchange in the future, we cannot assure you that we will be able to meet the initial listing standards, including the minimum per share price and minimum capitalization requirements, or that we will be able to maintain a listing of our common stock on either of those or any other trading venue. Until such time as we qualify for listing on Nasdaq, the American Stock Exchange or another trading venue, our common stock will continue to trade on the OTC Bulletin Board or another over-the-counter quotation system, or on the ‘‘pink sheets,’’ where an investor may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock. In addition, rules promulgated by the U.S. Securities and Exchange Commission impose various practice requirements on broker-dealers who sell securities that fail to meet certain criteria set forth in those rules to persons other than established customers and accredited investors. Consequently, these rules may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. It would also make it more difficult for us to raise additional capital.

Our common stock may be considered a ‘‘penny stock’’ and may be difficult to sell.

The U.S. Securities and Exchange Commission has adopted regulations which generally define a penny stock’’ to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Although our stockholders have approved a proposal to give the Board of Directors the authority to effect a reverse stock split, the market price of our common stock, if an active trading market develops, may be less than $5.00 per share and, therefore, it may be designated as a ‘‘penny stock’’ according to the Commission’s rules.

This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

A significant number of shares of our common stock will be eligible for sale shortly, and such sales could depress the market price of our stock.

Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities. As of October 31, 2006, we had 57,767,856 shares of common stock issued and outstanding. Virtually all of these shares are either registered under the Securities Act or saleable under Rule 144(k) promulgated under the Securities Act.

In addition to the shares of our common stock offered hereby,

•	if the registration statement of which this prospectus forms a part is not declared by effective by the U.S. Securities and Exchange Commission by November 6, 2006, or if after the registration statement’s effective date this registration statement ceases for any reason to be effective for a period of more than an aggregate of 30 trading days (which need not be consecutive), we are obligated under the registration rights agreements entered into with the selling stockholders named in this prospectus that purchased securities in our July 2006 private placement, to issue to those investors an amount in cash, as partial liquidated damages and not as a penalty, equal to 2% of the aggregate investment amount paid by such investor for the securities, which obligation continues on a monthly basis thereafter until the registration statement is declared effective; provided, however, the maximum amount of aggregated liquidated damages payable to an investor shall be 10% of the aggregate investment amount paid by such investor; and

•	within the next few months, we expect to register under a Form S-8 registration statement 10,000,000 shares of our common stock reserved for issuance collectively under our Amended and Restated Stock Option Plan of 2000 and 2006 Incentive Plan.

We are controlled by a limited number of shareholders, which will limit your ability to influence the outcome of key decisions.

Our executive officers and directors beneficially own, in the aggregate, shares of our capital stock representing approximately 8.4%, and Shuffle Master and John Bush each own approximately 10%, of the voting power of the issued and outstanding shares of our capital stock that are entitled to vote. As a result, these shareholders will have the ability to exercise substantial control over our affairs and corporate actions requiring shareholder approval, including electing and removing directors, selling all or substantially all of our assets, merging with another entity or amending our articles of incorporation. This de facto control could be disadvantageous to our other shareholders with interests that differ from those of the control group. For example, the control group could delay, deter or prevent a change in control even if a transaction of that sort would benefit the other shareholders. In addition, concentration of ownership could adversely affect the price that investors might be willing to pay in the future for our securities.

As a result of our inclusion of certain securities in a registration statement filed by the company, the U.S. Securities and Exchange Commission has questioned the availability of an exemption from the registration requirements of the Securities Act in connection with the sale of those securities. If the exemption is not available, it could have adverse economic and financial consequences to us.

In January 2006, while a registration statement filed by the company was pending review by the U.S. Securities and Exchange Commission, we entered into a strategic alliance licensing and distribution agreement with Shuffle Master, Inc. under which we agreed to develop certain wireless gaming technology for Shuffle Master. In connection with that agreement, we sold 2,307,693 shares of our common stock and warrants to purchase up to an additional 1,200,000 shares of our common stock to Shuffle Master for $3.0 million. The proceeds from the sale of those securities were intended to provide us with the working capital we would need to fulfill our obligations under the agreement. We agreed to register the purchased shares and the shares underlying the warrants, and had included them in a registration statement filed with the Commission.

We were then informed by the staff of the Commission that, because we included those securities in a pending registration statement, they questioned the availability of the exemption from registration that we were claiming. The sale of these securities to Shuffle Master was made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the ‘‘Securities Act’’) as provided in Section 4(2) of the Securities Act. The exemption provided in Section 4(2) is available for transactions by an issuer not involving any public offering. At the time of the transaction with Shuffle Master, we had filed a Form SB-2 and were therefore deemed to be engaged in a public offering at the time of the sale of the securities to Shuffle Master. The availability of the exemption requires that the transaction have a conclusion. Including the Shuffle Master securities in the pending registration statement raised the question as to whether the transaction with Shuffle Master had, in fact, concluded. The Commission suggested that we remove the Shuffle Master securities from the then pending resale registration statement. We complied with that suggestion. However, if a court of competent jurisdiction were to ultimately determine that an exemption was not available, we may have to offer Shuffle Master rescission rights. If Shuffle Master asserted that right and prevailed, we would be required to ‘‘buy back’’ the securities from Shuffle Master for $3 million, in which event we may not have the resources to return the consideration and we might have to seek bankruptcy protection. If Shuffle Master no longer desired to be an investor in our company and they could not dispose of these securities in a transaction or transactions in which they would receive in excess of $3 million they might elect to pursue rescission. In addition, we, and possibly some of our officers, may also be subject to penalties. We believe that the Shuffle Master transaction was exempt from the registration requirements of the Securities Act and we would vigorously contest any claim to the contrary. See ‘‘Management’s Discussion and Analysis or Plan of Operation.’’ We are now registering the total amount of shares sold to Shuffle Master, including the shares underlying the warrants, pursuant to the registration statement of which this prospectus forms a part.

Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of our company or our management.

These provisions could discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. For example:

•	Without prior shareholder approval, the board of directors has the authority to issue one or more classes of preferred stock with rights senior to those of common stock and to determine the rights, privileges and inference of that preferred stock.

•	There is no cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We may receive up to approximately $9.4 million upon the exercise of the warrants in full at the current exercise price. These proceeds, if any, are expected to be used for working capital.

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock since inception and we do not intend to pay any cash dividends in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our Board of Directors and will be dependent upon our fiscal condition, results of operations, capital requirements and other factors our Board of Directors may deem relevant.

CAPITALIZATION

The following table sets forth our actual capitalization as of June 30, 2006 and on a pro forma basis after taking into account the following:

•	the sale of 16,943,323 shares of our common stock on July 7, 2006 for an aggregate purchase price of $10.1 million; and

•	the issuance on July 7, 2006 of warrants to purchase 8,471,657 shares of our common stock at an exercise price of $0.83 per share:

	Actual	Pro Forma
	(unaudited)
Stockholders’ equity:
Preferred stock, 2,000,000 shares authorized, $.01 par value;
Series A Convertible Preferred Stock, 600,000 shares authorized, no shares issued and outstanding	$—	$—
Series B Convertible Preferred Stock, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock, 10,000,000 shares authorized, $.01 par value, actual; 90,000,000 shares authorized pro forma; issued and outstanding – 41,186,200 shares, actual and 58,129,523 shares pro forma	411,862	581,295
Common stock purchase warrants issued and outstanding – 2,170,728 warrants, actual, 10,642,385 warrants, pro forma	1,620,370	4,734,965
Additional paid-in capital	9,752,630	16,634,601
Unamortized stock based compensation	(81,000)	(81,000)
Accumulated other comprehensive loss	(285,717)	(285,717)
Accumulated deficit	(12,019,107)	(12,019,107)
Total capitalization	$(600,962)	$9,565,037

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not listed on any stock exchange, but is quoted on the Over-the-Counter Bulletin Board (the ‘‘OTC Bulletin Board’’) under the symbol ‘‘SNMB.’’ The following table sets forth the high and low bid price information for our common stock for the periods indicated, as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

		Bid Prices
Year	Fiscal Quarter Ended	High	Low
2004	March 31, 2004	$1.18	$0.38
	June 30, 2004	0.85	0.40
	September 31, 2004	0.94	0.33
	December 31, 2004	0.85	0.30
2005
	March 31, 2005	1.65	0.66
	June 30, 2005	1.90	1.18
	September 30, 2005	1.97	1.15
	December 31, 2005	2.45	1.55
2006
	March 31, 2006	2.99	1.75
	June 30, 2006	2.00	0.68
	September 30, 2006	0.80	0.45

The approximate number of shareholders of record at October 31, 2006 was 215. The number of stockholders of record does not include beneficial owners of our common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data set forth below should be read together with ‘‘Management’s Discussion and Analysis or Plan of Operation’’ included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2004 and 2005 and the balance sheet data at December 31, 2005 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the six months ended June 30, 2005 and 2006 and the balance sheet data at June 30, 2006 are derived from our unaudited consolidated financial statements, which have been prepared on a basis consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. The results of operations for any interim period and historical results are not necessarily indicative of results to be expected in the future.

	Years ended December 31,		Six Months ended June 30,
	2004	2005	2005	2006
	(audited)		(unaudited)
Net Revenue	$401,536	$565,489	$259,006	$290,753
Operating expenses
Depreciation and amortization	142,588	439,370	415,936	16,787
General and administrative expenses	174,790	1,348,461	469,963	1,129,706
Professional fees	93,859	927,425	210,809	600,086
Development expenses	211,359	894,289	239,259	753,694
Selling and marketing expenses	385,602	3,672,346	730,208	2,239,647
Total operating expenses	1,008,198	7,281,889	2,066,175	4,739,620
Operating loss	(606,662)	(6,716,400)	(1,807,169)	(4,449,167)
Interest income	1,137	76,415	8,862	36,653
Interest expense	(28,314)	(6,480)	(2,859)	(1,965)
Other income and expense	7,683	(100,020)	—	(117,162)
Net loss	$(626,156)	$(6,746,485)	(1,801,166)	(4,531,642)
Foreign currency translation adjustment	(27,952)	(70,007)	63,308	(190,058)
Comprehensive loss	$(654,108)	$(6,816,492)	(1,737,858)	(4,721,699)
Net loss per share of common stock – basic and diluted	$(0.06)	$(0.22)	(0.07)	(0.11)
Weighted average number of shares of common stock outstanding – basic and diluted	10,626,442	30,916,820	26,805,195	40,408,581

The table below summarizes our balance sheet data as of December 31, 2004 and December 31, 2005. The table also summarizes our balance sheet data as of June 30, 2006.

	December 31, 2004	December 31, 2005	June 30, 2006
	(audited)		(unaudited)
Cash and cash equivalents	$113,629	$1,286,912	$618,275
Total assets	$780,773	$2,008,708	$967,364
Total liabilities	$891,389	$2,201,325	$1,568,326
Working capital deficit	$(452,215)	$394,432	$(659,115)
Accumulated deficit	$(740,980)	$(7,487,465)	$(12,019,107)
Stockholders’ (deficiency)	$(110,616)	$(192,617)	$(600,962)

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. Certain statements in this discussion and elsewhere in this report constitute forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. See ‘‘Forward Looking Statements’’ elsewhere in this prospectus. Because this discussion involves risk and uncertainties, our actual results may differ materially from those anticipated in these forward-looking statements.

Background

The company was originally formed in California on June 8, 1976 under the name ‘‘PerfectData Corporation.’’ On November 29, 2004, the PerfectData Corporation reincorporated in the State of Delaware.

On April 19, 2005, which we refer to as the ‘‘Merger Date,’’ pursuant to an Agreement and Plan of Merger dated as of March 7, 2005, Sona Mobile, Inc., a State of Washington corporation, was merged with and into PerfectData Acquisition Corporation, a Delaware corporation and a wholly-owned merger subsidiary of PerfectData Corporation. The merger subsidiary simultaneously changed its named to Sona Mobile, Inc. PerfectData Corporation changed its name to Sona Mobile Holdings Corp. upon approval at the annual stockholders’ meeting on November 17, 2005.

Business Overview

We are a wireless software and service provider that specializes in value-added services to data-intensive vertical and horizontal market segments. Through our subsidiaries, we develop, market and sell wireless data application software for mobile devices.

Our mission is to allow widely distributed users and subscribers to use the standards-based SWP, a secure client-server wireless development environment, to achieve real-time secure wireless transactional solutions to their business requirements and customer applications, and to ultimately become the de facto industry standard. We market our products and services principally to two large vertical markets.

•	Gaming and entertainment (formerly media, entertainment and gaming). We propose to deliver casino games wirelessly in designated areas on a casino property to offer real-time, multiplayer games that accommodate an unlimited number of players and to deliver games on a play-for-free or wagering basis (where permitted by law) on mobile telephone handsets over any carrier network. We also propose to deliver content via channel partners and content partners, including live streaming television, digital radio, specific theme downloads for mobile phones, media downloads and gaming applications.

•	Financial services and enterprise software. Our products and services extend enterprise applications to the wireless arena, such as customer relationship management systems, sales force automation systems, information technology (IT) service desk and business continuity protocols, all of which we believe are delivered in compliance with the current regulatory environment. One of our primary focuses is to develop software for the data-intensive investment banking community and client-facing applications for the retail banking industry.

These products and services are deliverable globally across most of the major cellular networks and prominent wireless device operating systems. Our revenues consist primarily of project, licensing and support fees relating to our SWP and related end-user wireless application software products made available to enterprises and cellular operators.

Business Trends

The market demand for mobile and wireless solutions, both at the enterprise and consumer levels, continues to grow rapidly. We believe that we are well-positioned to exploit this opportunity with various focused initiatives, ranging from direct and channel sales to the enterprise market, combined with partnership and joint venture agreements with content providers to satisfy the significant growth in demand from the consumer market for these types of services.

Approximately 80% of our revenue for the quarter ended June 30, 2006 resulted from project work and approximately 20% from continuing license subscriptions. The percentages were similar in the second quarter of 2005, when 76% was from project work and 24% from continuing license subscriptions. Much of our project work is attributable to new engagements for which we received upfront development fees. We believe that in future quarters, the ratio will move toward continuing license subscription revenue, as we start to move away from focusing on custom projects in the financial services and enterprise segment and move towards longer term licensing contracts in the gaming industry in conjunction with our alliance with Shuffle Master Inc. As the relationship with Shuffle Master progresses and new leads are generated, we anticipate that significant business opportunities will emerge. However, we cannot assure you that any such business opportunities will emerge, or if they do, that any such opportunity will result in a definitive arrangement with any enterprises in the gaming industry, or that any such definitive arrangement will be profitable.

Subsequent Event

On July 7, 2006 we sold 16,943,323 shares of our common stock and 8,471,657 warrants to purchase shares of our common stock to accredited investors for an aggregate purchase price of approximately $10.1 million. The warrants have a five-year term, expiring on July 7, 2011, and an exercise price of $0.83 per share, subject to adjustment in certain circumstances, including the failure by the company to achieve certain financial targets. The warrants include a cashless exercise feature under certain circumstances when there is not an effective registration statement available for the resale of the shares of common stock issuable upon exercise of the warrants.

Recent Board and Management Developments

On April 7, 2006, Nicholas H. Glinsman resigned from his positions as Secretary and as a member of the Board of Directors of the company. On May 16, 2006, Michael Castellano and Joseph Vittoria resigned as members of the Board of Directors of the company and Frank Fanzilli resigned as a director effective June 15, 2006. On July 20, 2006, John Bush resigned as a member of the Board of Directors of the company.

On May 5, 2006, John Bush resigned as our President and Chief Executive Officer and Shawn Kreloff, our Chairman, was appointed as his replacement. On May 16, 2006, John Rudy resigned as our Chief Financial Officer and Stephen Fellows, our Corporate Controller, was appointed as his replacement.

On July 6, 2006, M. Jeffrey Branman was appointed to the company’s Board of Directors. In connection with his appointment, Mr. Branman was granted 100,000 shares of restricted stock on July 13, 2006. On August 7, 2006, Michael Fields was appointed to the company's Board of Directors. The Board of Directors currently consists of Shawn Kreloff, Michael Fields, Paul C. Meyer and M. Jeffrey Branman.

Critical Accounting Policies

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’). These accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of its financial statements. Management is also required to make certain judgments that affect the reported amounts of revenues and expenses during each reporting period. Management periodically evaluates these estimates and assumptions including those relating to revenue recognition, impairment of goodwill and intangible assets, the allowance for doubtful accounts, capitalized software, restructuring, income taxes, stock-based compensation and contingencies and litigation. Management bases its estimates on historical experience and various other assumptions that it believes to be reasonable based on specific circumstances. Management reviews the development, selection, and disclosure of these estimates with the Audit Committee of the Board. These estimates and assumptions form the basis for judgments about the carrying value of certain assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates. Further, changes in accounting and legal standards could adversely affect our future operating results. Our critical accounting policies include: revenue recognition, impairment of goodwill and other intangible assets, allowance for doubtful accounts, capitalized software, income taxes, stock-based compensation, and contingencies and liabilities, each of which are discussed below.

Revenue Recognition

We follow specific and detailed guidance in measuring revenue, although certain judgments affect the application of our revenue recognition policy. These judgments include, for example, the determination of a customer’s creditworthiness, whether two separate transactions with a customer should be accounted for as a single transaction, or whether included services are essential to the functionality of a product thereby requiring percentage of completion accounting rather than software accounting.

We recognize revenue in accordance with Statement of Position (‘‘SOP’’) 97-2, ‘‘Software Revenue Recognition,’’ as amended by SOP 98-4 and SOP 98-9, and in certain instances in accordance with SOP 81-1, ‘‘Accounting for Performance of Construction-Type and Certain Production-Type Contracts.’’ We license software under non-cancelable license agreements. License fee revenues are recognized when (a) a non-cancelable license agreement is in force, (b) the product has been delivered, (c) the license fee is fixed or determinable and (d) collection is reasonably assured. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer.

Residual Method Accounting.    In software arrangements that include multiple elements (e.g., license rights and technical support services), we allocate the total fees among each of the elements using the ‘‘residual’’ method of accounting. Under this method, revenue allocated to undelivered elements is based on vendor-specific objective evidence of fair value of such undelivered elements, and the residual revenue is allocated to the delivered elements. Vendor specific objective evidence of fair value for such undelivered elements is based upon the price we charge for such product or service when it is sold separately. We may modify our pricing practices in the future, which would result in changes to our vendor specific objective evidence. As a result, future revenue associated with multiple element arrangements could differ significantly from our historical results.

Percentage of Completion Accounting.     Fees from licenses sold together with consulting services are generally recognized upon shipment of the licenses, provided (i) the criteria described in subparagraphs (a) through (d) in the second paragraph under Revenue Recognition above are met; (ii) payment of the license fee is not dependent upon performance of the consulting services; and (iii) the consulting services are not essential to the functionality of the licensed software. If the services are essential to the functionality of the software, or performance of services is a condition to payment of license fees, both the software license and consulting fees are recognized under the ‘‘percentage of completion’’ method of contract accounting. Under this method, we are required to estimate the number of total hours needed to complete a project, and revenues and profits are recognized based on the percentage of total contract hours as they are completed. Due to the complexity involved in the estimating process, revenues and profits recognized under the percentage of completion method of accounting are subject to revision as contract phases are actually completed. Historically, these revisions have not been material.

Sublicense Revenues.     We recognize sublicense fees as reported by our licensees. License fees for certain application development and data access tools are recognized upon direct shipment by us to the end user or upon direct shipment to the reseller for resale to the end user. If collection is not reasonably assured in advance, revenue is recognized only when sublicense fees are actually collected.

Service Revenues.     Technical support revenues are recognized ratably over the term of the related support agreement, which in most cases is one year. Revenues from consulting services under time and materials contracts, and for education, are recognized as services are performed. Revenues from other contract services are generally recognized based on the proportional performance of the project, with performance measured based on hours of work performed.

Impairment of Goodwill and Other Intangible Assets

Goodwill and intangible assets have generally resulted from our business combinations accounted for as purchases. We are required to test amounts recorded as goodwill or recorded as intangible assets with indeterminate lives, at least annually for impairment. The review of goodwill and indeterminate lived intangibles for potential impairment is highly subjective and requires us to make numerous estimates to determine both the fair values and the carrying values of our reporting units to which goodwill is assigned. If the estimated fair value of an asset is determined to be less than its carrying value, we are required to perform an analysis similar to a purchase price allocation for an acquired business in order to determine the amount of goodwill impairment, if any. This analysis requires a valuation of certain other intangible assets including in-process research and development, and developed technology. Changes in our internal business structure, changes in our future revenue and expense forecasts, and certain other factors that directly impact valuation could result in a future impairment charge. For these purposes, recoverability of these assets is measured by comparing their carrying values to the future undiscounted cash flows the assets are expected to generate. This methodology requires us to estimate future cash flows associated with certain assets or groups of assets. Changes in these estimates could result in impairment losses associated with other intangible assets. As of June 30, 2006, all intangible assets have been written off.

Allowance for Doubtful Accounts

Whenever relevant, we maintain an allowance for doubtful accounts to reflect the expected non-collection of accounts receivable based on past collection history and specific risks identified in our portfolio of receivables. Additional allowances might be required if deteriorating economic conditions or other factors affect our customers’ ability to make timely payments.

Capitalized Software

We capitalize certain software development costs after a product becomes technologically feasible and before its general release to customers. Significant judgment is required in determining when a product becomes ‘‘technologically feasible.’’ Capitalized development costs are then amortized over the product’s estimated life beginning upon general release of the product. Periodically, we compare a product’s unamortized capitalized cost to the product’s net realizable value. To the extent unamortized capitalized cost exceeds net realizable value based on the product’s estimated future gross revenues (reduced by the estimated future costs of completing and selling the product) the excess is written off. This analysis requires us to estimate future gross revenues associated with certain products and the future costs of completing and selling certain products. Changes in these estimates could result in write-offs of capitalized software costs. As of June 30, 2006, we did not have any software development projects where the product being developed meets the criteria for capitalization.

Income Taxes

We use the asset and liability approach to account for income taxes. This methodology recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. We then record a valuation allowance to reduce deferred tax assets to an amount that likely will be realized. We consider future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. If we determine during any period that we could realize a larger net deferred tax asset than the recorded amount, we would adjust the deferred tax asset and record a corresponding reduction to its income tax expense for the period. Conversely, if management determines that we would be unable to realize a portion of our recorded deferred tax asset, it would adjust the deferred tax asset and record a charge to income tax expense for the period. Significant judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns. Fluctuations in the actual outcome of these future tax consequences (e.g., the income we earn within the United States) could materially impact our financial position or results of operations.

Stock-Based Compensation

During the first quarter of fiscal 2006, we adopted the provisions of, and account for stock-based compensation in accordance with, the Financial Accounting Standards Board’s (‘‘FASB’’) Statement of Financial Accounting Standards No. 123 — revised 2004 (‘‘SFAS 123R’’), ‘‘Share-Based Payment’’ that replaced" Statement of Financial Accounting Standards No. 123 (‘‘SFAS 123’’), ‘‘Accounting for Stock-Based Compensation’’ and supersedes APB Opinion No. 25 (‘‘APB 25’’), ‘‘Accounting for Stock Issued to Employees.’’ Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. We elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service period using the compensation cost estimated for the SFAS 123 pro forma disclosures.

The adoption of SFAS 123R had an expense impact of $67,310 to our consolidated income statement in the second quarter of 2006.

Derivatives

We follow the provisions of SFAS No. 133 ‘‘Accounting for Derivative Instruments and Hedging Activities’’ (SFAS No. 133’’) along with related interpretations EITF No. 00-19 ‘‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’’ (‘‘EITF 00-19’’) and EITF No. 05-2 ‘‘The Meaning of ‘Conventional Convertible Debt Instrument’ in Issue No. 00-19’’ (‘‘EITF 05-2’’). SFAS No. 133 requires every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded on the balance sheet as either an asset or liability measured at its fair value, with changes in the derivative’s fair value recognized currently in earnings unless specific hedge accounting criteria are met. We value these derivative securities under the fair value method at the end of each reporting period (quarter), and their value is marked to market at the end of each reporting period with the gain or loss recognition recorded against earnings. We continue to revalue these instruments each quarter to reflect their current value in light of the current market price of our common stock. We utilize the Black-Scholes option-pricing model to determine fair value. Key assumptions of the Black-Scholes option-pricing model include applicable volatility rates, risk-free interest rates and the instruments expected remaining life. These assumptions require significant management judgment.

Results of Operations

Our business is in its early stages and consequently our financial results are difficult to compare from one period to the next. We expect such period-to-period differences to continue to be significant over the next several quarters, until we have a number of full years of operations.

Since December 2003, we have focused on two areas: (1) further developing and enhancing the SWP and developing an array of products for the financial services, entertainment and general corporate market that leverage the functionality of the SWP and (2) developing a sales strategy that contemplated building teams that would develop relationships with direct customers, software manufacturers, multi service operators and wireless carriers. Since we have limited capital, we lacked the resources to execute this strategy quickly. Once we began generating operating revenue — in late 2004 — and once we raised modest amounts of capital — in early 2005 — we were able to begin hiring the sales and marketing and administrative personnel necessary to execute on our strategy.

Our revenue results from:

•	project work;

•	developing and implementing applications based on our SWP; and

•	licensing our technology as a one-time license fee, a periodic license fee, or a per user fee.

In project work, we may be asked by a customer to develop an application working off our SWP to deliver certain data or information to the customer’s wireless devices. In the case of a financial services firm, it could be the delivery of real-time market data to wireless devices used by traders. In these instances, we often receive an up-front fixed fee and, in some instances, will charge the customer an hourly rate for our developers. Once the application is developed, tested and deployed, we may receive a one-time license fee, a periodic license fee or a per user fee for its use. In other instances, we may partner with a wireless service provider to develop an application that the wireless service provider can deliver to its customers. In these instances, we may receive an up-front development fee and a license fee, in the form of a one-time fee or a share of the wireless service provider’s user revenue.

In 2006, in conjunction with our strategic alliance with Shuffle Master and because of the perceived opportunities for wireless applications in the gaming industry, we switched our primary sales and development focus towards the gaming industry. We continue to focus on the financial services and enterprise market segments for products, customers and verticals where we previously experienced success.

Comparison of three months ended June 30, 2006 and 2005

For the three months ended June 30, 2006, we had a comprehensive loss of $2.15 million compared to a comprehensive loss of $1.0 million for the three months ended June 30, 2005. Most of this increase is attributable to increased expenses for an expanded sales and marketing effort and additional legal and accounting expenses. The following table compares our consolidated statement of operations data for the three months ended June 30, 2006 and 2005.

	Three months ended June 30,
	2006	2005
Net Revenue	$165,429	$123,971
Operating expenses
Depreciation and amortization	8,950	215,644
General and administrative expenses	525,925	324,261
Professional fees	302,180	100,702
Development expenses	370,029	140,557
Selling and marketing expenses	938,663	396,014
Total operating expenses	2,145,747	1,177,178
Operating loss	(1,980,318)	(1,053,207)
Interest income	19,638	8,862
Interest expense	(1,013)	(1,777)
Other income and expense	29,493	—
Net loss	$(1,932,200)	$(1,046,122)
Foreign currency translation adjustment	(215,462)	41,325
Comprehensive loss	$(2,147,662)	$(1,004,797)

Revenue

Revenue in the second quarter of 2006 was $165,000 compared to revenue of $124,000 for the second quarter of 2005, an increase of 33%. 2006 revenue included $157,000 of licensing fees and $8,000 of maintenance fees. Approximately 20% of the revenue is attributable to continuing license subscriptions and the balance relates to new projects begun this quarter and recognition of deferred revenue for projects in progress. We believe continuing increases in wireless IT spending and our continuing sales and marketing efforts will help drive revenue through the remainder of 2006.

Operating expenses

Total operating expenses for the second quarter of 2006 were $2.14 million compared to $1.18 million for the second quarter of 2005. The increased operating expenses are primarily attributable to the growth in sales, marketing and software development staff to support an expanded effort to market and sell the SWP and related products. The increased professional fees relate to the preparation and filing of required forms with the Security and Exchange Commission including our quarterly reports on Form 10-QSB, as well as general corporate governance related to being a public company.

Depreciation and amortization

Depreciation and amortization expenses for the second quarter of 2006 were $9,000 compared to $216,000 in the second quarter of 2005. In 2005, this expense related primarily to amortization of the software acquired in connection with the acquisition of Innovations in late 2003 which was fully written off in the second quarter of 2005. The depreciation and amortization expense for the second quarter of 2006 was composed of depreciation of fixed assets.

General and Administrative expenses

General and administrative expenses for the second quarter of 2006 were $526,000 compared to $324,000 for the comparable quarter in 2005, a 62% increase. The increased expenses are attributable to the increased overhead structure required to support our sales and marketing and development efforts in 2006. We hired additional administrative, finance and accounting personnel, increasing our payroll related expenses to $291,000 in 2006 from $189,000 in 2005. We leased office space for a new corporate headquarters, sales and customer support office in New York and a development facility in Boulder, Colorado, increasing our rent to $177,000 in the second quarter of 2006 from $32,000 in the second quarter of 2005. As a result of increased staff and office space, our expenses for office related costs, communication, insurance and other administrative expenses also increased. Our communication expenses increased to $26,000 in the second quarter of 2006 from $17,000 in the second quarter of 2005. Our stock compensation expense in this category for the second quarter of 2006 was $125,000 compared to zero in the second quarter of 2005 consisting of expenses related to the expensing of stock options under FAS 123R which were granted in October 2005 and amortization of restricted stock. General and administrative expenses were reduced in the second quarter of 2006 by an exchange gain of $201,000 versus an exchange loss of $25,000 in the 2005 comparable quarter. The gain in 2006 relates to the appreciation of the Canadian dollar against the U.S. dollar and the fact that the inter company loans on the Canadian subsidiary are denominated in U.S. dollars.

Professional fees

Professional fees for the second quarter of 2006 were $302,000 compared to $101,000 for the comparable 2005 quarter, a 200% increase. Legal fees increased to $218,000 in 2006 from $6,000 in the second quarter of 2005. A large portion of the Q2 2006 legal expenses related to legal fees associated with the filing of the recently finalized prospectus, as well as the normal legal costs associated with the quarterly public company filings and costs associated with the recently completed financing transaction. Accounting fees decreased to $63,000 in 2006 from $89,000 in 2005. Other professional fees of $21,000 were incurred in the second quarter of 2006 for stock transfer agent fees and directors' fees.

Development expenses

Research and development expenses for the second quarter of 2006 were $370,000 compared to $141,000 for the comparable 2005 quarter, a 163% increase. Payroll and related expenses comprise 85% of the total research and development expenses in 2006 and over 90% in 2005. The increase in total R&D expenses is predominantly due to the hiring of additional developers to support the increased sales and marketing effort, which has produced a substantial increase in development projects.

Selling and marketing expenses

Sales and marketing expenses for the second quarter of 2006 were $939,000 compared to $396,000 for 2005, a 137% increase. The increased expenses are attributable to the significant effort undertaken in 2006 to raise awareness of the SWP and related products in the two large vertical markets, (a) gaming and entertainment and (b) financial services and enterprise software, which we believe hold the greatest opportunities. We hired additional sales personnel and customer support personnel increasing our personnel expenses to $704,000 in the second quarter of 2006 from $306,000 in 2005. Our travel and entertainment expenses related to sales and marketing decreased slightly to $77,000 in 2006, from $97,000 in 2005. We also increased our marketing and advertising efforts including participation in trade shows, attendance at trade conferences and investor and public relations.

Other income and expense

The other income amount in 2006 consists of a gain of approximately $615,000 due to the revaluation of the warrants previously carried as a liability on the balance. Upon the effectiveness of the resale registration statement on April 24, 2006, which included the shares of common stock underlying the warrants issued in the Series B Financing, the warrants were valued as of that date and the gain was charged to other income. This gain was offset by other expense of approximately $598,000, related to the write off of in-process technology which was acquired from Digital Wasabi in April 2006, as it did not meet the criteria for capitalization as prescribed in SFAS 86. There was also $12,000 in other income relating to the adjustment of the tax credits receivable balance in association with the filing of the 2004 tax returns.

Interest income

Interest income is derived from investing unused cash balances funds in short-term liquid investments. Average cash balances for the second quarter were higher in 2006 than in 2005, resulting in a higher level of interest income.

Interest expense

The small amounts of interest expense in the second quarters of both 2006 and 2005 relates primarily to bank charges and wire fees.

Foreign currency translation adjustment

The balance sheet of Innovations, a Canadian subsidiary of Sona Mobile, is translated into U.S. dollars on the date thereof using the official exchange rate on that date. Transactions that take place during the period are translated into U.S. dollars on the date of the transaction based on the official exchange rate on that date. The resulting difference in period income is treated as gain or loss due to currency translation during the period. The fact that there was a loss of $215,000 in the second quarter of 2006 reflects the weakening of the U.S. dollar relative to the Canadian dollar during the period. Prior period retained earnings on Innovations are translated at historical exchange rates while the rest of the financial statement line items are translated at current period rates, causing the foreign currency translation adjustment for the current period.

Comparison of six months ended June 30, 2006 and 2005

For the six months ended June 30, 2006, we had a comprehensive loss of $4.72 million compared to a comprehensive loss of $1.74 million for the six months ended June 30, 2005. Most of this increase is attributable to increased expenses for an expanded sales and marketing effort, including the related development and administrative costs of a larger company, as well as to the professional fees associated with quarterly and annual public company filings. The following table compares our consolidated statement of operations data for the six months ended June 30, 2006 and 2005:

	Six months ended June 30,
	2006	2005
Net Revenue	$290,753	$259,006
Operating expenses
Depreciation and amortization	16,787	415,936
General and administrative expenses	1,129,706	469,963
Professional fees	600,086	210,809
Development expenses	753,694	239,259
Selling and marketing expenses	2,239,647	730,208
Total operating expenses	4,739,620	2,066,175
Operating loss	(4,449,167)	(1,807,169)
Interest income	36,653	8,862
Interest expense	(1,965)	(2,859)
Other income and expense	(117,162)	—
Net loss	$(4,531,642)	$(1,801,166)
Foreign currency translation adjustment	(190,058)	63,308
Comprehensive loss	$(4,721,699)	$(1,737,858)

Revenue

Revenue for the six months ended June 30, 2006 was $291,000 compared to revenue of $259,000 for the six months ended June 30, 2005, an increase of 12%. Approximately 23% of the 2006 year to date revenue is attributable to continuing license subscriptions and the balance relates to new projects begun this year and recognition of deferred revenue for projects in progress.

Operating expenses

Total operating expenses for the six months ended June 30, 2006 were $4.74 million compared to $2.07 million for the six months ended June 30, 2005. The increased operating expenses are primarily attributable to the growth in sales, marketing and software development, in addition to increased professional fees related to being a public company.

Depreciation and amortization

Depreciation and amortization expenses for the six months ended June 30, 2006 were $17,000 compared to $416,000 in the six months ended June 30, 2005. In 2005, this expense related primarily to amortization of the software acquired in connection with the acquisition of Innovations in late 2003, which was fully written off in the six months ended June 30, 2005. The depreciation and amortization expense for the six months ended June 30, 2006 was composed of depreciation of fixed assets.

General and Administrative expenses

General and administrative expenses for the six months ended June 30, 2006 were $1,130,000 compared to $470,000 for the comparable quarter in 2005, a 140% increase. The increased expenses are attributable to the increased overhead structure required to support our sales and marketing and development efforts in 2006. We hired additional administrative, finance and accounting personnel, increasing our payroll related expenses to $456,000 in 2006 from $225,000 in 2005. We leased office space for a new corporate headquarters, sales and customer support office in New York and a development facility in Boulder, Colorado, increasing our rent to $335,000 in the six months ended June 30, 2006 from $40,000 in the six months ended June 30, 2005. As a result of increased staff and office space, our expenses for office related costs, communication, insurance and other administrative expenses also increased. Our communication expenses increased to $68,000 in the six months ended June 30, 2006 from $30,000 in the six months ended June 30, 2005. Our stock compensation expense in this category for the six months ended June 30, 2006 was $212,000 compared to zero in the six months ended June 30, 2005 consisting of expenses related to the expensing of stock options under FAS 123R and amortization of restricted stock grants. These options were granted in October 2005. General and administrative expenses were reduced in the six months ended June 30, 2006 by an exchange gain of $170,000 versus an exchange loss of $72,000 in the 2005 comparable period. The gain in 2006 relates to the appreciation of the Canadian dollar against the U.S. dollar and the fact that the inter company balances payable by the Canadian subsidiary to the U.S. parent are denominated in U.S. dollars.

Professional fees

Professional fees for the six months ended June 30, 2006 were $600,000 compared to $211,000 for the comparable 2005 first half, a 185% increase. Legal fees increased to $340,000 in 2006 from $104,000 in the six months ended June 30, 2005. A large portion of the legal expenses in the first half of 2006 related to legal fees associated with the filing of the recent registration statement that was declared effective in April 2006, as well as the normal legal costs associated with the quarterly public company filings and legal costs associated with the recently completed financing transaction. Accounting fees decreased slightly to $93,000 in 2006 from $101,000 in 2005. Other professional fees of $58,000 were incurred in the six months ended June 30, 2006 for stock transfer agent fees, directors' fees and recruiting expenses, as well as $107,000 of stock compensation expense related to the amortization of restricted stock granted to external board members.

Development expenses

Research and development expenses for the six months ended June 30, 2006 were $754,000 compared to $239,000 for the comparable 2005 quarter, a 215% increase. Payroll and related expenses comprised approximately 90% of the total research and development expenses in the first half of 2006, as well as the comparable period in 2005. The increase in total R&D expenses is predominantly due to the hiring of additional developers to support the increased sales and marketing effort, which has produced a substantial increase in the number of development projects.

Selling and marketing expenses

Sales and marketing expenses for the six months ended June 30, 2006 were $2.24 million compared to $730,000 for 2005, a 207% increase. The increased expenses are attributable to the significant effort undertaken in 2006 to raise awareness of the SWP and related products in the two large vertical markets, (a) gaming and entertainment and (b) financial services and enterprise software, which we believe hold the greatest opportunities. We hired additional sales personnel and customer support personnel increasing our personnel expenses to $1,573,000 in the six months ended June 30, 2006 from $512,000 in 2005. Our travel and entertainment expenses related to sales and marketing increased to $276,000 in 2006, from $132,000 in 2005. We also increased our marketing and advertising efforts to $150,000 in the first half of 2006 from $33,000 in 2005. This included participation in trade shows, attendance at conferences as well as investor and public relations expenses.

Other income and expense

The other expense amount of $117,000 in 2006 consists of other expense of approximately $598,000 related to the previously described write-off of purchased technology and $468,000 of other income relating to the revaluation of warrants carried as a liability on the balance sheet in accordance with EITF-0019. There is also a small other income amount of $12,000 relating to the adjustment of the tax credits receivable balance in association with the filing of the 2004 tax returns.

Interest income

The interest income balance of $37,000 in the first half of 2006 is derived from investing unused cash balances in short-term liquid investments versus interest income of $9,000 in the first half of 2005. Average cash balances for the second quarter were higher in 2006 than in 2005, resulting in a higher level of interest income.

Interest expense

The small amounts of interest expense in the second quarters of both 2006 and 2005 relates primarily to bank charges and wire fees.

Foreign currency translation adjustment

The fact that there was a $190,000 loss in the first half of 2006 reflects the weakening of the U.S. dollar relative to the Canadian dollar during the period. Prior period retained earnings on Innovations are translated at historical exchange rates while the rest of the financial statement line items are translated at current period rates, causing the foreign currency translation adjustment for the current period. This compares to a gain of $63,000 for the first half of 2005, when the U.S. dollar strengthened against the Canadian dollar.

Comparison of the Year Ended December 31, 2005 and 2004

For the year ended December 31, 2005, we had a comprehensive loss of $6.8 million compared to a comprehensive loss of $654,000 for the year ended December 31, 2004. Our increased loss is attributable to building an organization and infrastructure to support our expanded sales and marketing effort and additional legal and accounting expenses related to becoming a public company. The following table compares our consolidated statement of operations data for the year ended December 31, 2005 and 2004.

	Year ended December 31
	2005	2004
Net Revenue	$565,489	$401,536
Operating expenses:
Depreciation and amortization	439,370	142,588
General and administrative expenses	1,348,461	174,790
Professional fees	927,425	93,859
Development expenses	894,287	211,359
Selling and marketing expenses	3,672,346	385,602
Total operating expenses	7,281,889	1,008,198
Operating income/(loss)	$(6,716,400)	$(606,662)
Interest income	76,415	1,137
Interest expense	(6,480)	(28,314)
Other income and expense	(100,020)	7,683
Net income/(loss)	$(6,746,485)	$(626,156)
Gain/(loss) on currency translation	(70,007)	(27,952)
Comprehensive income/(loss)	$(6,816,492)	$(654,108)

Revenue

Revenue in 2005 was $565,489 compared to revenue of $401,536 for 2004, an increase of 40.8%. 2005 revenue included $157,000 of licensing fees and $408,000 of project and support fees. Approximately 28% of the revenue is attributable to continuing license subscriptions and the balance relates mostly to new projects begun this year. Our new version of Sona Wireless Platform, MobileMarkets™ Enterprise Edition is currently in trials in 10 major financial institutions. We believe continuing increases in wireless IT spending and our continuing sales and marketing efforts will help drive revenue into 2006.

Operating Expenses

Total operating expenses for 2005 were $7.3 million compared to $1.0 million for 2004. The increased operating expenses are primarily attributable to the growth in sales, marketing, and software development staff to support an expanded effort to market and sell the SWP and related products. The increased legal and accounting fees relate to the preparation and filing of required reports with the SEC including the Form 8-K/A, the proxy, our quarterly reports on Form 10-QSB, our annual report on Form 10-KSB and general corporate governance related to being a public company.

Depreciation and Amortization Expenses

Depreciation and amortization expenses, relating primarily to the cost of acquiring, developing and enhancing our suite of software products, including the SWP, MobileMarkets™ and ServiceDesk™, was $439,370 for 2005 compared to $142,588 for 2004, a 208% increase. The increase reflects the write-off of $416,000 representing the unamortized balances of the software rights and deferred development costs resulting from the acquisition of Innovations in November 2003. Depreciation expense for 2005 is $23,000.

General and Administrative Expenses

General and administrative expenses for 2005 were $1,348,461 compared to $174,790 for 2004, a 671% increase. The increased expenses are attributable to the increased overhead structure required to support our sales and marketing and development efforts in 2005. We hired additional administrative, finance and accounting personnel, increasing our payroll to $503,000 in 2005 from $13,000 in 2004. We leased office space for a new corporate headquarters, sales and customer support office in New York, a sales office in London and a development facility in Boulder, Colorado, increasing our rent to $278,000 in 2005 from $30,000 in 2004. As a result of increased staff and office space, our expenses for office expenses, communication, insurance and other related expenses also increased. Most notably, our communication expenses increased to $111,000 in 2005 from $31,000 in 2004. Our insurance expense increased to $81,000 in 2005 from $4,000 in 2004. General and administrative expenses also include the write-off of intangible assets in the amount of $85,000 in 2005 from the acquisition of the assets of SmartVideo.

Professional Fees

Professional fees for 2005 were $927,425 compared to $93,859 for 2004, an 888% increase. Legal fees increased to $497,000 in 2005 from $49,000 in 2004. The increase is mostly attributable to the preparation and filing of public company documents with the SEC. Accounting fees increased to $143,000 in 2005 from $44,000 in 2004. This increase is attributable to additional accounting work required for the public company filings in 2005. Other professional fees of $159,000 were incurred in 2005 relating to recruitment of new employees, an investor relations consultant, transfer agent fees, architectural fees paid in connection with the new office space and directors fees. Additionally, each new director elected in 2005 was granted 40,000 shares of restricted stock. The fair market value of this stock was amortized over the period of vesting. Professional fees expense includes a charge of $123,000 relating to the amortization of deferred stock based compensation for 2005.

Development Expenses

Research and development expenses for 2005 were $894,287 compared to $211,359 for 2004, a 323% increase. Payroll and related expenses comprise 92% of the total research and development expenses. The increase is predominantly due to the hiring of additional developers to support the increased sales and marketing effort, which has produced a substantial increase in development projects.

Sales and Marketing Expenses

Sales and marketing expenses for 2005 were $3,672,346 compared to $385,602 for 2004, an 852% increase. The increased expenses are attributable to the significant effort undertaken in 2005 to raise awareness of the SWP and related products in our two large vertical markets, (a) media, entertainment and gaming and (b) financial services, and enterprise software, which we believe hold the greatest opportunities. We hired additional sales personnel, sales consultants and customer support personnel increasing our payroll and related expenses to $2.2 million in 2005 from $271,000 in 2004. Our travel and entertainment expenses related to sales and marketing increased proportionately to $539,000 in 2005, from $38,000 in 2004. We also substantially increased our marketing and advertising efforts, including development of marketing literature, participation in trade shows, attendance at trade conferences, and advertising targeted to specific industries within the market segments where we focus. Our marketing, advertising and licensing expenses increased to $678,000 in 2005 from $1,600 in 2004.

Interest Income

Before the Merger, we had limited capital. As a result, we had only nominal interest income of $1,137 in 2004. Interest income of $76,415 in 2005 reflects the fact that, in the Merger, Sona-Washington, the accounting acquirer, acquired PerfectData’s net cash assets, which were in excess of $1 million, and subsequently raised in excess of $5 million through the sale of series B preferred stock at the end of the second quarter. Interest income is derived from investing these funds in short-term liquid investments.

Interest Expense

Interest expense decreased from $28,314 in 2004 to $6,480 in 2005. In 2004, approximately two thirds of the interest expense related to interest on the convertible note with the remainder attributable mainly to bank fees and vendor interest. In 2005, the interest expense is entirely due to bank fees and vendor interest. We had no interest bearing debt in 2005.

Other income and expense

In 2005, other expense consisted of $100,020 relating to the December 31, 2005 revaluation of warrants carried as a liability on the balance sheet. The other income amount in 2004, relates to a Canadian tax credit for research and development. Under Canadian tax law, Innovations is entitled to a research and development tax credit equal to approximately 20% of its research and development expenses as reflected on its tax returns. The 2005 tax return has not yet been filed. The credits of $7,683 reflected for the 2004 period are based on Innovations’ research and development expenses reflected on its tax return for 2003. Our policy is to record and recognize the tax credits at the time we file our tax return.

Loss on Currency Translation

The balance sheet of Innovations, our Canadian subsidiary, is translated into U.S. dollars on the date thereof, using the official exchange rate on that date. Transactions that take place during the period are translated into U.S. dollars on the date of the transaction based on the official exchange rate on that date. The resulting difference in period income is treated as gain or loss during the period due to currency translation. The fact that the loss was higher in the 2005 period compared to the 2004 period reflects the weakening of the U.S. dollar relative to the Canadian dollar. Balances payable from Innovations to us are denominated in U.S. dollars and account for the majority of the exchange loss in 2005.

Liquidity and Capital Resources

Our consolidated financial statements included elsewhere in this report have been prepared assuming that we will continue as a going concern. Since our inception in November 2003, we have generated minimal revenue, have incurred net losses and have not generated cash flow from operations. We have relied primarily on the sale of shares of equity to fund our operations. In view of our continuing losses and limited cash flow, our auditors in their report on our December 31, 2005 consolidated financial statements (included in our 2005 Annual Report on form 10-KSB) have stated that these continuing losses raise substantial doubt about our ability to continue as a going concern. On July 7, 2006, we closed a private placement to accredited investors whereby we sold 16,943,323 shares of common stock and warrants to purchase 8,471,657 shares of common stock for gross proceeds of approximately $10.1 million before payment of commissions and expenses. Based on our current level of operating expenses, we believe that the net proceeds from this financing, approximately $9.4 million, will be sufficient to fund our operations and capital requirements for the next 12 months. However, if our operating assumptions are incorrect or if we are required to increase our level of spending due to unforeseen circumstances, we may be required to seek an additional financing within that time frame.

Because of our limited revenue and cash flow from operations, we depend on financing transactions to support our working capital and capital expenditure requirements. Through June 30, 2006, we had accumulated losses of approximately $12 million, which were financed primarily through sales of equity securities. Since our inception in November 2003 through June 30, 2006, we have raised approximately $10.8 million in equity financing, including the sale of 2,307,693 shares of our common stock and warrants to purchase 1,200,000 shares of our common stock to Shuffle Master for $3.0 million in January 2006. The Shuffle Master warrants have an exercise price of $2.025 per share and expire on July 12, 2007. The sale of these shares and the issuance of the warrants were in connection with a strategic alliance distribution and licensing agreement between us and Shuffle Master.

In addition, on July 7, 2006, we closed a private placement to accredited investors whereby we sold 16,943,323 shares of common stock and warrants to purchase 8,471,657 shares of common stock at an exercise price of $0.83 per share for gross proceeds of approximately $10.1 million before payment of commissions and expenses.

At June 30, 2006, we had total cash and cash equivalents of $618,000 held in current and short-term deposit accounts. In addition, to raising additional capital in July 2006, we have centralized expense control by directing the chief financial officer to approve all travel expenses and all other expenses in excess of $5,000. We have also made significant reductions in our work force and continually review other operating expenses such as telecommunications and rent. At the same time, we continue to aggressively market our products and services, particularly to existing and former customers.

Our working capital at June 30, 2006 was negative $659,000, compared to our working capital of $5.1 million at June 30, 2005 shortly after the Series B financing for $5 million. Our current ratio at June 30, 2006 was 0.6 to 1 compared to our current ratio of 8.7 to 1 at June 30, 2005. The current ratio is derived by dividing current assets by current liabilities and is a measure used by lending sources to assess our ability to repay short-term liabilities.

Overall, for the six months ended June 30, 2006, we had a net cash decrease of $668,000 attributable primarily to net cash used in operating activities of $3.6 million offset by net cash provided by investing and financing activities of $3.0 million. The primary components of our operating cash flows are net loss adjusted for non-cash expenses, such as depreciation and amortization, and the changes in accounts receivable, and accounts payable. The largest component of cash flow provided by financing activities was the proceeds from the Shuffle Master option exercise with accompanying warrants, which generated $3 million in gross proceeds.

There were minimal capital expenditures of $4,000 for the six months ended June 30, 2006. Approximately $94,000 of fixed assets was converted to operating leases in the first quarter of 2006..

At June 30, 2006, we had no indebtedness, other than accrued salaries from 2004 in the amount of $58,000 owing to our former chief executive officer.

At June 30 31, 2006 and December 31, 2005, we had commitments relating to office leases in New York City and Boulder, Colorado in the United States and Toronto, Canada, as well as some small amounts for office equipment leases. The current Toronto lease expires in April 2007. In New York, we have an office lease which runs through December 2007 and in London, a short-term lease, which ran to March 2006 and now continues on a month to month basis.

In January 2006, we sold 2,307,693 shares of our common stock to Shuffle Master for $3.0 million and issued to Shuffle Master an 18-month warrant to purchase 1,200,000 shares of our common stock at an exercise price of $2.025 per share. The sale of these shares and the issuance of the warrant were in connection with a strategic alliance distribution and licensing agreement between us and Shuffle Master.

In addition to raising additional capital in July 2006, we have centralized expense control by directing the Chief Financial Officer to approve all travel expenses and all other expenses in excess of $5,000. We have also made significant reductions in our work force and continually review other operating expenses such as telecommunications and rent. At the same time, we continue to aggressively market our products and services, particularly to existing and former customers. We cannot assure you that we will be able to successfully implement our plans to increase our revenue and reduce our expenses.

Our consolidated financial statements included elsewhere in this report have been prepared assuming that we will continue as a going concern. Since our inception in November 2003, we have generated minimal revenue and have incurred net losses. Accordingly, we have not generated cash flow from operations and have primarily relied upon the sale of shares of our common stock and the Series B Preferred Stock financing to fund our operations. In view of our continuing losses, our auditors, in their report on our consolidated financial statements, have stated that these continuing losses raise substantial doubt about our ability to continue as a going concern.

The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the possible inability of the company to continue as a going concern.

Commitment and Contingencies

At June 30, 2006, we had commitments relating to office leases in New York City and Boulder, Colorado in the United States and Toronto, Canada, as well as some amounts for office equipment leases. The current Toronto office lease expires in April 2007. In New York, we have an office lease which runs through December 2007. Office lease payments, including additional variable operating expense charges, for the second quarters of 2006 and 2005 were approximately $202,000 and $32,000 respectively. Office equipment lease expenses for the second quarters of 2006 and 2005 were approximately $18,000 and $0 respectively.

Future lease commitments by year are as follows (2006 amounts are for six months):

Future Lease Commitments by Year
(US$)

	2006	2007	2008	2009	2010
Office Space Leases:
United States (New York and Boulder)	$248,890	$500,915	$67,938	$74,732	$62,059
Canada	42,586	28,391	—	—	—
Total Office Space	291,476	529,306	67,938	74,732	62,059
Office Equipment	26,727	53,455	53,104	11,379	616
Total Lease Commitments	$318,203	$582,761	$121,042	$86,110	$62,675

In January 2006, while a selling security holding registration statement was pending review by the Securities and Exchange Commission, we entered into a strategic alliance licensing and distribution agreement with Shuffle Master under which we agreed to develop certain wireless gaming technology for Shuffle Master. In connection with that agreement, we sold 2,307,693 shares of our common stock and warrants to purchase up to an additional 1,200,000 shares of our common stock to Shuffle Master for $3.0 million. The proceeds from the sale of those securities were intended to provide us with the working capital we would need to fulfill our obligations under the agreement. Since we agreed to register the purchased shares and the shares underlying the warrants, we included them in the pending registration statement. We were subsequently informed by the staff of the Commission that, because we included those securities in a pending registration statement, they were questioning the availability of the exemption from registration that we were claiming. The availability of the exemption requires that the transaction have a conclusion. Including the Shuffle Master securities in the pending registration statement raised the question whether the transaction with Shuffle Master ever concluded. The Commission suggested that we remove the Shuffle Master securities from the pending resale registration statement, which we did and the registration statement became effective April 24, 2006.

Notwithstanding that removal, if a court of competent jurisdiction were to ultimately determine that an exemption was not available, we may have to offer Shuffle Master rescission rights. In addition, we, and possibly some of our officers, may also be subject to penalties. However, we believe the sale of securities to Shuffle Master was exempt from the registration requirements of the Securities Act as a valid private placement transaction under Sections 4(2) and 4(6) of the Securities Act and will vigorously contend any claim to that contrary. Our belief is based on a variety of factors, including the following:

•	Shuffle Master is a sophisticated accredited investor that paid for and took possession of legended securities;

•	the negotiation of the strategic alliance agreement, including the sale of shares of our common stock to Shuffle Master, began before the registration statement was filed;

•	the sale of the shares and the issuance of the warrant were effected in connection with the strategic alliance agreement and the proceeds of the sale were intended to assist us in our development of the technology we agreed to develop for Shuffle Master in accordance with that agreement;

•	although we agreed to register the shares sold to Shuffle Master and the shares underlying the warrant we issued to Shuffle Master, we did not specifically agree to include those securities in the pending registration statement;

•	we had not been soliciting or marketing any of the securities covered by the registration statement;

•	the shares sold to Shuffle Master and those underlying the warrant were removed from the registration statement.

BUSINESS

Introduction

We are a wireless software and service provider that specializes in value-added applications to data-intensive vertical and horizontal market segments including the gaming industry. Through our subsidiaries, we develop, market and sell wireless data application software for mobile devices which enables secure execution of real time transactions on a flexible platform over cellular or Wi-Fi networks, and is compatible with most wireless devices that are Internet enabled. Our customer base includes casinos, race track and cruise ship operators on the gaming side, and corporations in the data-intensive verticals on the enterprise side. Our revenues consist of project, licensing and support fees generated by our flagship Sona Wireless Platform™ (SWP) and related vertical wireless application software products.

We are a Delaware corporation. Our predecessor, Sona Mobile, Inc., commenced operations in November 2003. On April 19, 2005, which we refer to as the ‘‘Merger Date,’’ pursuant to an Agreement and Plan of Merger dated as of March 7, 2005, Sona Mobile, Inc. merged with and into PerfectData Acquisition Corporation, a Delaware corporation and a wholly-owned merger subsidiary of PerfectData Corporation, a then inactive publicly held Delaware corporation. In connection with the merger with PerfectData, on the Merger Date,

•	All but one of PerfectData’s directors and officers resigned and Sona’s nominees were elected to our Board of Directors; and officers designated by Sona were elected by our Board; and

•	the former shareholders of Sona received shares of our Series A Convertible Preferred Stock, convertible into shares of our common stock representing approximately 76% of our then issued and outstanding common stock on a fully diluted basis.

As a result, the merger has been accounted for as a reverse merger with Sona Mobile, Inc. deemed to be the accounting acquirer. In connection with the merger, the merger subsidiary changed its name to Sona Mobile, Inc. and, on November 17, 2005, we changed our corporate name from PerfectData to Sona Mobile Holdings Corp.

We market our products and services principally to two large vertical markets:

•	Gaming and entertainment. We propose to deliver casino games wirelessly in designated areas on a casino property to offer real-time, multiplayer games that accommodate an unlimited number of players and to deliver games on a play-for-free or wagering basis (where permitted by law) on mobile telephone handsets over any carrier network. We also propose to deliver content via channel partners and content partners, including live streaming television, digital radio, specific theme downloads for mobile phones, media downloads and gaming applications.

•	Financial services and enterprise software. Our products and services extend enterprise applications to the wireless arena, such as customer relationship management systems, sales force automation systems, information technology (IT) service desk and business continuity protocols, all of which we believe are delivered in compliance with the current regulatory environment. One of our primary focuses is to develop software for the data-intensive investment banking community and client-facing applications for the retail banking industry.

We have sales offices in New York, New York and Toronto, Canada and research and development operations in Boulder, Colorado and Toronto. Our principal executive office is located at 825 Third Avenue, 32nd Floor, New York, New York 10022 and our telephone number is (212) 486-8887. Our Web address is www.sonamobile.com.

Growth Strategy

We believe that the two essential components for long-term success in the highly competitive wireless application software market, are focus and expertise. Our strategy is to leverage our unique expertise in secure, real-time mobile solutions and be singularly focused on developing advanced wireless applications aimed at increasing productivity, efficiency and revenue generating potential of our customers. Our growth strategy includes the following key components:

•	To take advantage of the growth and the latest trends in the gaming and entertainment market by leveraging our expertise in wireless applications. Table games, sports books, lotteries, horse racing, and other types of gaming are all portable and are expected to be increasingly offered in wireless format.

•	To develop and market best-of-breed wireless gaming and entertainment applications that provide additional revenue sources and content distribution channels to casino operators and other businesses in the gaming and entertainment sector.

•	To partner with leading content providers in the gaming and entertainment space enabling delivery of comprehensive solutions combining advanced wireless technology with popular content to our customers.

•	To form strong and lasting business relationships, directly and through our strategic partners, with the leading casino operators in the world and work closely with them in aligning our wireless gaming solutions to the needs of their end-users.

•	To leverage our technology across a wide range of end-markets. While our primary focus will remain on gaming and entertainment markets, we will continue pursuing select applications in the enterprise space capitalizing on the increasingly mobile nature of modern work force and necessity to expand PC-based corporate applications to a mobile device.

•	To continuously search for best-of-breed technology to be incorporated into our products so that these products will remain adaptable as market requirements change.

•	To increase our international presence based on wide acceptance of wireless gaming and favorable legal environment in several large international markets, including Macau, Europe and Asia.

Mission Statement

Our mission is to allow widely distributed users and subscribers to use the standards based SWP, a secure client-server wireless development environment, to achieve real-time secure wireless transactional solutions to their business requirements and consumer applications, and to ultimately become the de facto industry standard.

We have identified specific market segments in the wireless arena that demand secure real-time, live and accurate information, and which also require transactional capabilities and interaction with this information. These markets include but are not limited to wireless gaming and entertainment, financial services, and businesses that require extension of enterprise applications to their mobile work force.

We are committed to providing solutions that would generate new revenue streams and cost saving opportunities to our customers in gaming, financial and enterprise sectors by allowing them to securely extend data access and transaction capabilities to end users and employees.

Our approach is to aggregate best-of-breed technology, data and content into our device-independent SWP and application software, which we believe will enable customers to extend the functionality of their current wireless devices.

Our software products are developed from the ‘‘ground up’’ using the standards based SWP, a secure client-server wireless development environment. The SWP consists of distinct client-side and server-side software development kits (SDKs). These SDKs work together to produce compelling, intelligent client application software that deliver optimum wireless performance using our Mobile Multi-Threading™ technology on host devices without compromising performance or security.

We intend to continue our development and implementation of the SWP in a manner that will enable a multitude of separate and distinct applications to co-exist and function seamlessly on hand held business devices across a service provider’s global network.

To enable this functionality, we intend to extend the Sona Wireless Application Framework across applications and devices with a common core, allowing for security, transport, administration and billing. The kernel of this framework exists in the form of the SWP and new elements and connectors are being prioritized and launched on an ongoing basis.

Gaming and Entertainment

In January 2006, we entered into a strategic alliance distribution and licensing agreement with Shuffle Master, Inc., a leading provider of table gaming content, to license, develop, distribute and market ‘‘in casino’’ wireless handheld gaming content and delivery systems to gaming venues throughout the world. Under the terms of the agreement, we have agreed to develop a Shuffle Master-branded wireless gaming platform powered by Sona’s SWP for in-casino use, which would feature handheld versions of Shuffle Master's proprietary table game content as well as other popular public domain casino games. These products are in development and currently expected to be commercially available in late 2006.

On September 1, 2006, the company entered into a Private Label Partner Agreement with Symbol Technologies, Inc. pursuant to which the company can purchase certain wireless solution products to support the company's development of a secure wireless handheld gaming system. In connection therewith, Symbol will provide sales and technical education and certification training to the company.

Casino On Demand™

The Casino On Demand wireless gaming delivery system will enable both in-casino wireless gaming, as well as off-property wagering from mobile devices within areas where mobilized gaming is permitted. Casino On Demand will include a variety of table game selections including several of Shuffle Master's proprietary titles as well as a robust race and sports book offering. Built on the award-winning SWP, Casino On Demand realistically replicates table game play on secure handheld devices while providing casinos with the ability to dramatically increase the gaming activity taking place. We believe this will provide a versatile, efficient way for casinos to expand their gaming services without increasing their gaming floors.

MobileTV™ and Sona MediaPlayer™ for Blackberry®

Using our patent pending mobile media player and Multi-Threading™ technology, we have made it possible for users to access and view live TV and on-demand video, news and music content on their handheld device. Our entertainment application software products also give content providers a new platform to sell market and distribute their broadcast content to customers in a mobile format that is true to their programming. The key differentiator of our entertainment strategy is wrapping the entire viewing experience with interactive data points supplied through the use of our Multi-Threading™ technology. We believe that particular types of information will be purchased by retail customers, including: headline news clips, sports clips, full length sporting events, entertainment news, music videos, etc. In addition, we believe that there is significant demand in the financial services sector for wireless access to analyst calls, morning market calls, and other time-sensitive financial markets news. By partnering with content providers, we plan to offer the ability to view streamed video in real-time on most wireless devices (JAVA phones, PDAs, and SmartPhones).

We have developed what we believe to be the first-ever Media Player™ for BlackBerry®, a software application designed exclusively to offer multimedia applications on the latest generation of RIM devices. It is designed for near TV quality playback of synchronized video and audio files. Users can take advantage of a download-and-play method to receive multimedia files.

Financial Services

Financial markets are open 24 hours a day, five days a week, and are often prone to volatility. Financial institutions and professionals are demanding market related information 24 hours a day, seven days a week, as well as cost-effective mobile solutions, in order to increase information visibility, service availability, productivity, risk management and, ultimately, profitability. For these enterprises, we have developed application software products that deliver in real-time information that may be required by professionals in the finance sector, including traders, risk managers, investment bankers and stock brokers. Such information takes the form of live market data and news, proprietary data and risk systems, research, internal Web casts, as well as trade execution and regulatory compliance. With the convergence of technologies, devices, connectivity, availability and pricing, there is now an opportunity to deliver financial and business data services in a wireless format, which meets the needs of the end users in both the professional and retail space.

In the wireless data market place, there are many technology companies providing solutions. However, we believe most of these providers lack an accurate understanding of their customers’ requirements, resulting in the following flaws:

•	Technology driven. Many technology companies provide their clients with complex technology products rather than solutions that meet their unique requirements — ease-of-use, timely data and reliability.

•	Single technology delivery. Most technology companies offer only one common technology to deliver such data, whereas varying types of data will require different modes of delivery.

•	Narrow product. Competitors offer narrow products rather than robust and customer-driven products. These narrow products are designed to meet only specific requirements, leaving the customer to cobble together an array of products on varying platforms to replicate the workplace environment.

As an alternative, we offer financial services companies the following products and services:

Sona Mobile Markets™

Sona Mobile Markets™ is a suite of application software programs that we believe answers the needs of trading, corporate finance and research professionals in the financial services industry. This suite provides real-time market data, quotes, graphs, portfolios, watch lists, news and trading transactions for the financial marketplace. Sona Mobile Markets™ is an ‘‘out-of-the-box’’ product enabling mobile access to business-critical information previously only available to financial market professionals on the trading floor. This product serves as an access point for a full array of financial services comprised of carefully selected technologies, including: real-time streaming of prices, up-to-the-second news, market analysis, research and more, all combined into one device and benefiting from complete synergy with a user’s workplace systems. While Sona Mobile Markets™ currently targets the financial services market, we believe that it can rapidly be modified to deliver content to different markets.

Sona TransAct™

Sona TransAct™ is an application software program that allows wireless device users to perform look-up functions and process transactions in a secure environment. TransAct’s primary function is to enable traders to execute trades in real-time from their wireless devices. However, we believe that this application program can be modified to enable any type of wireless transaction (wireless payments, interacting with corporate systems, etc.).

Enterprise Software

Our wireless enterprise software products allow mobile workers to access all their critical applications from their handheld device and interact with enterprise data systems from anywhere. Whether involving replication of corporate help desk software, capturing inspection data or transmitting any proprietary programs and information, we believe that our wireless enterprise application software product make working outside the office simple and efficient.

The emergence of a new generation of mobile computers has compelled enterprises to deploy mobile applications software in many areas. Mobile employees can access enterprise data and applications and transact with them while in the field providing increased efficiency, productivity, employee satisfaction, and responsiveness.

We believe that our software products can be seamlessly integrated with existing infrastructure and create efficiency gains by allowing employees in the field to spend less time on administrative tasks as follows:

•	User interface features such as pre-populated fields, check-boxes and selectable menus reduce time requirements.

•	Data is captured once and transmitted to a central repository immediately via a wireless data connection or through an end-of-day synchronization.

•	Client history or site information may be pre-loaded for reference for faster response.

•	Custom features are easily incorporated into any application, including scheduling, route planning and employee visibility.

Sona Mobile Workflow and Mobile Forms™

This application software allows organizations with mobile workers to capture data anywhere utilizing PDAs, Rugged PDAs and SmartPhones instead of entering data into paper based forms or on costly industrial notebook computers on a regular basis, with a need to update enterprise databases. Sona Mobile Forms™ allows companies to simplify the process of building mobile electronic forms for hand-held devices effortlessly. This application eliminates the cumbersome effort of transferring traditional paper based forms into electronic formats across Palm, Pocket PC, RIM Blackberry or Tablet PC platforms.

Sona Service Desk™

As an example of the modular flexibility of our technology, we have combined the Mobile Workflow™, Sona TransAct™ and our Mobile Array Technology™ software to launch our mobile customer relations manager and Help Desk™/ Service Desk™ software applications. We believe that these new programs extend the functionality of market leading trouble management and sales force automation software packages like Remedy, Peregrine, salesforce.com and Siebel software to RIM Blackberry, Symbian and Pocket PC devices.

We believe that Sona Service Desk™ provides the mobile foundation for an integrated, ‘‘end-to-end’’ approach to information technology service management. This product wirelessly enables a mobile work force to submit, monitor, and manage help desk cases, change tasks, and asset and inventory records. Sona Service Desk™ also indicates which business services are impacted by a given incident or problem by sending trouble tickets to your wireless device of choice. Sona Service Desk™ allows the user to determine priorities based on business need and respond within seconds to address those priorities.

The value proposition for Sona Service Desk™ is the following:

•	Increases the adoption of Help Desk features for better trouble shooting.

•	Improves productivity and effectiveness of field service representatives.

•	Improves the product data quality for forecasting, ordering, performance evaluation and customer service requests.

•	Is scalable and adaptable to customer requirements.

Sona Service Desk™ takes the capabilities of the enterprise’s ‘‘help desk’’ software and builds a tailored interface for the wireless handheld device of choice. This product is designed for the real world and seamlessly delivers the applications of an enterprise to wireless devices in a personalized fashion. We believe that this product minimizes downtime and maximizes productivity. With Sona Service Desk™, information technology staff can wirelessly access the same help desk they know and use in their office from wherever they may be located. By utilizing our Multi-Threading™ technology, users can run Mobile Help Desk in the background while accessing other key information and applications on their wireless devices, such as short messaging services (SMS), e-mail and voice services.

SalesMaster™

Sona’s SalesMaster™ application software is designed to give sales executives mobile access to their sales force automation application (SFA). Our product is built on the SWP and we believe it will easily integrate into the most widely used SFA/CRM systems — be it hosted / on-demand or deployed, including salesforce.com, Siebel (in prototype) and NetSuite (in prototype).

We recognize the value in mobilizing business processes, rather than simply mobilizing applications. Whereas most of our competitors approach mobilizing SFA from a pure ‘‘mobilize the application’’ perspective, we approach mobilizing SFA from a business process perspective, with the aim of creating a product that addresses all of the needs of the mobile sales executive, some of which are addressed by particular SFA applications. Our SalesMaster™ product is device agnostic, has on-line and off-line capabilities, integrates seamlessly to back-end systems and is easy to install and manage.

Technology

We provide ‘‘end-to-end’’ wireless software products to our customers. Our products rely on standards-based, proprietary J2EE-based SWP, Applications Programming Interfaces (API), Software Developer Kit (SDK) and SonaSlim™ Client Plug-ins to provide ‘‘end-to-end encryption,’’ avoiding the need to decrypt and re-encrypt sensitive data, as is required by competing technologies. We believe that this ‘‘direct connect’’ approach, using ‘‘slim’’ client technology, dramatically increases application security and speed, thus enhancing the customer experience.

The SWP platform is deliverable to partners as a ‘‘plug-and-play’’ system that includes all necessary hardware and software. We believe that the SWP platform is configured to our clients’ needs and integrates seamlessly with legacy systems and all content and presentation requirements, notably:

•	Wireless connection with existing terrestrial networks with no fundamental changes to back-end systems;

•	API Integration to any back-end trading, billing or other legacy systems;

•	API Integration to most third party systems or applications (profiling, IM, chat, CRM, etc.);

•	Integration of any defined content;

•	Creation or modification of required features;

•	Full customization on the terminal side: special features, graphical user interface (GUI), look and feel’ etc. We are actively marketing four core wireless building-block products that ride on the SWP. Each of these building blocks is targeted to specific markets; however, each can be modified easily to address similar needs in different markets;

•	Compatibility with most wireless devices that are Internet enabled.

Incumbent in all of our products is the notion that technological development follows many threads. With the experience of working for and with various mobile networks around the world, we believe that we have an appreciation and understanding of what network operators require. As a result, our software products are designed to be ‘network friendly’, only transposing necessary data, i.e. changes, updates etc, which we believe results in a lower cost of ownership and a better utilization of network resources and bandwidth.

Our expertise has earned us the 2004 Frost & Sullivan Award for Technology Innovation of the Year for the SWP, version 2.5 and the Sona Mobile Markets™ product set as well as accreditation by Research in Motion (RIM), Microsoft, Palm Source, Vodafone, O2, and Cingular.

Sales and Marketing

We market our products to some of the leading casino, race track and cruise ship operators as well as mid and large size enterprises in the data intensive verticals including the financial services and insurance industries. We utilize a comprehensive distribution channel strategy in order to penetrate our target markets as rapidly as possible and to reach a significantly high number of users, while seeking to keep resource consumption low. Our channel partners represent an essential component of our sales and marketing strategy. We pursue sales alliances and reseller arrangements with the following categories of businesses:

•	Providers of gaming hardware and content;

•	Cellular telephone operators, who could take SonaMobile Markets™, Sona Mobile TV™ and the SWP to their client bases, satisfying both the needs of their enterprise clients in this vertical space and their own need to increase revenues and usage of data services;

•	IT systems integration and hosting companies — firms that can add our products to their integration services in their geographic regions;

•	Wireless device marketing and distribution companies;

•	Hardware and operating systems software vendors;

•	Vertical specific channel companies having significant client bases and brands in the financial services vertical space; and

•	Technology providers.

We cannot assure you that our marketing and sales efforts will result in definitive business arrangements with any of these companies or if we do enter into any such arrangements, that such arrangements will be advantageous or profitable for us.

Product Development Strategy

We seek to operate according to the stringent requirements for providing secure execution of real time transactions over wireless delivery systems. We have developed implementation processes and procedures that we believe surpass requirements of the typical business environment in our target vertical markets. Our strategy seeks to deliver our software products worldwide in a flexible architecture. This flexible approach allows clients to select the approach best suited to them. We have combined a straightforward installation process with a hosting capability we believe to be world class. Our solutions are supported by industry leading systems integrators and support teams.

Our products undergo rigorous stress-testing and quality assurance cycles internally before deployment. We also seek to have our business and technology partners measure the SWP by their own standards. To validate this philosophy, the SWP has been submitted to several quality assurance procedures. In 2004, Vodafone contracted National Software Testing Laboratories, Philadelphia, PA, USA) to analyze and accredit the SWP’s performance on the Vodafone wireless data network as well as RIM devices. Having successfully completed this process, we are the first third party software vendor accredited on the Vodafone network and on RIM devices.

In early 2005, PalmSource, Inc., the developer of the Palm OS mobile device operating system, requested that Sona Mobile Markets™ be tested and accredited for performance on wirelessly enabled Palm devices. This application program was tested and approved for distribution to Treo users. Upon successful completion of an in-house accreditation procedure, our products were approved for usage on the Cingular Wireless data network. Most recently, Sona Mobile Help Desk™, a trouble ticketing application for BlackBerry devices based on the Remedy application, has been submitted for accreditation by BMC Software’s third party testing contractor, Product Quality Partners, Inc. (Pleasanton, CA, USA). Sona’s BlackBerry module passed the Quality Assurance test and has been officially endorsed by BMC Software.

We are committed to deploying software products that surpass not only industry standards for performance and resilience, but also meet the expectations of our partners through independent testing and verification. We believe that this distinguishes us from competing wireless software providers.

With production proven installation processes, installing our SWP can be done by the client. The installation processes are documented in the Installation Guide Box with easy to follow steps and testing procedures.

Competition

We compete in the highly competitive business of wireless enterprise application software, mobile and wireless telecommunications, systems integration and professional services. The competition is from a broad range of both large and small domestic and international corporations. Most of our competitors have far greater financial, technical and marketing resources than we do.

In the mobile gaming and entertainment industry, our competition includes but is not limited to, Cantor Fitzgerald, Diamond I, FortuNet, International Game Technology, and Phantom Fiber Corporation. In the enterprise and financial services sector, our competitors include @Hand Corp, Dexterra, Defywire, Sybase, Infowave Systems and Novarra.

We believe that our principal competitive advantages are our partners, our focus and our expertise. We are focused on wireless applications based on our broad understanding of wireless technology and how best to leverage wireless technology to create new revenue streams for our customers and increase their productivity and efficiency. The competitive factors important to us are our technology, development and engineering expertise, subject matter expertise, customer support, distribution channel and customer relationships. Industry competitive factors include, but are not, limited to, technology, engineering capability, customer support, breadth and depth of strategic relationships, financial condition, and marketing initiatives. We seek to leverage the quality of our development team, the depth and breadth of our customer relationships, and our ability to respond quickly to change and respond in order to be competitive and successful.

Research and Development

We maintain our research and development operations in Toronto, Canada and Boulder, Colorado. At October 31, 2006, we employed 18 persons in research and development and engineering. We find it advantageous to have the majority of our research and development activities in Toronto due to the abundance of available, affordable and talented software engineers in addition to the favorable tax conditions associated with software research and development in Canada. Total costs incurred in research and development amounted to approximately $370,000 for the three months ended June 30, 2006, $894,000 for the year ended December 31, 2005 and $211,000 for the year ended December 31, 2004.

Intellectual Property

Our success and ability to compete effectively are dependent in part upon our standards based and proprietary technology. We rely on a combination of copyright, provisional patent pending, trademark and trade secret laws, as well as nondisclosure agreements and other contractual restrictions, to establish and protect our proprietary rights.

Employees are required to execute confidentiality and non-use agreements that transfer any rights they may have in copyrightable works or patentable technologies to us. In addition, prior to entering into discussions with potential business partners or customers regarding our business and technologies, we generally require that such parties enter into nondisclosure agreements with us. If these discussions result in a license or other business relationship, we also generally require that the agreement setting forth the parties’ respective rights and obligations include provisions for the protection of our intellectual property rights. For example, the standard language in our agreements provides that we retain ownership of all patents and copyrights in our technologies and requires our customers to display our copyright and trademark notices.

‘‘Sona’’ is a registered trademark of ours. We have filed a patent application on the Sona MediaPlayer™ for Blackberry®, however, we may not be successful obtaining the patent for which we have applied. In addition, we have applied for federal registration of other marks. However, we may not be successful in obtaining the service marks and trademarks for which we have applied.

In addition, pending provisional patents may not provide us with any competitive advantages and may be challenged by third parties. Our practice is to affix copyright notices on our software and product literature in order to assert copyright protection for these works.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to duplicate aspects of our products or to obtain and use information that we regard as proprietary. Our steps to protect our proprietary technology may not be adequate to prevent misappropriation of such technology, and may not preclude competitors from independently developing products with functionality or features similar to our products. If we fail to protect our proprietary technology, our business, financial condition and results of operations could be harmed significantly.

Companies in the software and wireless application services and wireless industries have frequently resorted to litigation regarding intellectual property rights. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of others’ proprietary rights. From time to time, we have received, and may receive in the future, notice of claims of infringement of others’ proprietary rights. Any such claims could be time-consuming, result in costly litigation, divert management’s attention, cause product or service release delays, require us to redesign our products or services or require us to enter into royalty or licensing agreements. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on timely and cost-effective basis, our business could suffer.

Employees

At October 31, 2006, we had 30 full-time employees. Approximately eight of our employees are engaged in sales, sales support and marketing, four are engaged in executive management, finance and administration, and eighteen in engineering. No employees are covered by a collective bargaining agreement. We believe that we have a good relationship with all of our employees.

Properties

We lease a total of approximately 6,000 square feet of office space for sales, support, research and development, accounting and administrative functions. Of this total, we lease

•	approximately 2,800 square feet in Toronto, Canada for sales, research and development, administrative and accounting functions under a lease expiring in April 2007, at an annual rental of approximately $84,000, subject to escalation for our pro rata share of real estate taxes and operating expenses of the building;

•	approximately 500 square feet in New York, New York, for our corporate headquarters and sales and support functions which we currently lease on a month-to-month basis, at a monthly rent of approximately $12,000. The Company was released from its prior lease obligation in New York, New York at the end of September 2006. This lease previously ran to December 2007; and

•	approximately 2,600 square feet of office space in Boulder, Colorado for research and development under a lease expiring in October, 2010, at annual rental of approximately $61,000, subject to escalation for our pro rata share of real estate taxes and operating expenses of the building.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages and principal position of our executive officers and directors as of October 31, 2006:

Name	Age	Position
Shawn Kreloff	43	Chief Executive Officer, Chairman of the Board and Director
Stephen Fellows	40	Chief Financial Officer
Lance Yu	36	Senior Vice President and Chief Technology Officer
Paul C. Meyer	59	Director
M. Jeffrey Branman	51	Director
Michael Fields	46	Director

Shawn Kreloff, 43, was appointed Chief Executive Officer on May 5, 2006. Mr. Kreloff has been our Chairman of the Board and a director since September 2004. From 2003 to September 2004, and from 2001 to September 2002, he served as a managing director of, and investor in, Jumpstart Capital Partners, From September 2002 to June 2003, Mr. Kreloff was executive vice president of sales, marketing and business development of Predictive Systems, Corp. (Nasdaq:PRDS), a network infrastructure and security consulting company. Predictive Systems was sold to INS in June 2003. Mr. Kreloff was a founding investor of Insight First, a company that provides web analytics software, which was sold to 24/7 Media (Nasdaq: TFSM) in 2003. From 1999 to 2002, he served as executive vice president of business development of Opus360 Corporation (Nasdaq:OPUS), as well a founding investor, Opus360 was acquired by Artemis International Solutions (OTC: AMSI) in 2002. From September 2004 to January 2006, Mr. Kreloff served on the board of directors of Secured Services, Inc. Mr. Kreloff also served on the board of directors of Hudson Williams, a computer consulting firm, from 1999 through 2004, when it was acquired by Keynote Systems. (Nasdaq: KEYN). From 1996 through 1998 Mr. Kreloff served as founder, Chairman and CEO of Gray Peak Technologies, Inc. Gray Peak was sold to USWEB (Nasdaq: USWB) in 1998 for over $100 Million. Mr. Kreloff holds a BS degree in Operations Management from Syracuse University, 1984.

Stephen Fellows, 40, was appointed Chief Financial Officer on May 16, 2006. Mr. Fellows joined Sona Mobile in August 2005 as VP Finance & Corporate Controller. Mr. Fellows joined Sona Mobile from 3Com Corporation where he was Director of Finance of the corporate accounting group in Marlborough, MA. Prior to that Mr. Fellows spent 5 years as the Director of Finance & Operations of 3Com’s Canadian subsidiary. Mr. Fellows joined 3Com from Pennzoil Corporation where he spent time in the international mergers and acquisitions group in Houston, Texas, as well as four years as controller for Pennzoil Canada. Mr. Fellows holds a Bachelor of Business Administration degree from Wilfrid Laurier University in Waterloo, ON, Canada and earned his Chartered Accountants designation while articling with Arthur Andersen & Company in Toronto.

Lance, Yu, 36, has been our Senior Vice President and Chief Technology Officer since our inception in November 2003. From January 2002 through November 2004, he was the Vice President — Technology of Sona Innovations, Inc. which was purchased by Sona-Washington from Baldhead Systems, a professional services, web design and business consulting organization based in Toronto, Canada, first as a Senior Project Manager and then as Vice President — Technology.

Paul, C. Meyer, 59, was appointed to the Board on March 28, 2006. He has served as President of Shuffle Master, Inc., a publicly traded casino gaming supply company, since October 2003 and was appointed as Shuffle Master’s chief operating officer in February 2004. Mr. Meyer served as president of the Integrated Solutions Division of Concurrent Computer Corporation from December 2000 until October 2003.

M. Jeffrey Branman, 51, is the President and owner of Interactive Commerce Partners LLC, a provider of financial advisory services to companies in the interactive commerce technology and content, merchandising, and direct marketing businesses. Mr. Branman founded Interactive Commerce Partners in March 2005. From April 2000 through March 2005, Mr. Branman served as President and founder of Interactive Technology Services, a subsidiary of Comcast Corporation, a developer, manager and operator of broadband cable networks. Interactive Technology Services served as financial advisor to Interactive Technology Holdings, LLC, a joint venture of Comcast Corporation and QVC, Inc. which made venture capital investments in interactive commerce technology and content companies. Portfolio companies, where Mr. Branman served on the board of directors, included GSI Commerce, Inc. [NASDAQ: GSIC], Commerce Technologies, Inc. and Scene7, Inc. From March 1996 to February 2000, Mr. Branman was Senior Vice President Corporate Development of Foot Locker, Inc., a retailer of athletic footwear and apparel, and additionally was Chief Executive Officer of FootLocker.com, the internet and direct marketing subsidiary of Foot Locker from October 1988 to February 2000. Mr. Branman currently serves on the board of directors of GSI Commerce.

Michael Fields, 46, was appointed to the Board on August 7, 2006. He is currently the Executive Vice President of Action Gaming, Las Vegas, where he is responsible for maintaining a multi-million dollar recurring revenue stream as well as expanding video poker boundaries to the legal aspects of the internet. Prior to working with Action Gaming, Mr. Fields held, from February 2001 to December 2005, the position of Director of Product Marketing with International Game Technology, Las Vegas, where he was responsible for oversight and strategic planning and development of video poker products and popular wide-area progressive games. Mr. Fields holds a degree in Business Administration from the University of South Carolina.

There are no family relationships among our directors or among our executive officers.

Committees of the Board of Directors

Our Board of Directors has established two standing committees to assist it in discharging its responsibilities: the Audit Committee and the Compensation and Nominating Committee.

Audit Committee

The Audit Committee reviews our accounting functions, operations and management, our financial reporting process and the adequacy and effectiveness of our internal controls and internal auditing methods and procedures. The Audit Committee represents the Board in overseeing our financial reporting processes, and, as part of this responsibility, consults with our independent public accountants and with personnel from our internal audit and financial staffs with respect to corporate accounting, reporting, and internal control practices. The Audit Committee recommends to the board the appointment of our independent public accountants and is responsible for oversight of our independent public accountants. The current members of the Audit Committee are M. Jeffrey Branman (Chairman) and Paul C. Meyer. The Audit Committee held eight meetings during 2005.

Audit Committee Financial Expert

The Board has determined that M. Jeffrey Branman qualifies as an ‘‘audit committee financial expert,’’ as defined in the Item 401(e)(1) of Regulation S-B, and is independent for purposes of Item 401(e)(1) (ii) of Regulation S-B.

Compensation and Nominating Committee

The function of the Compensation and Nominating Committee is to review and recommend the compensation and benefits payable to our officers, review general policy matters relating to employee compensation and benefits and administer our various stock option plans and other incentive compensation arrangements. The Committee will also seek to identify individuals qualified to become members of the Board and make recommendations to the Board of nominees to be elected by stockholders or to be appointed to fill vacancies on the Board. The current members of the Compensation and Nominating Committee are Paul C. Meyer (Chairman) and M. Jeffrey Branman.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, and certain provisions of the Code are particularly directed to our Chief Executive Officer, our Chief Financial Officer and financial managers. The Code provides written standards that we believe are reasonably designed to deter wrongdoing and promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interests between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents that we file with or submit to the SEC or in other public communications we make; compliance with applicable laws, rules and regulations; prompt reporting of internal violations of the Code; and accountability for the adherence to the Code.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning the compensation earned for services rendered to us in all capacities during each of the fiscal years indicated by the persons who served as our Chief Executive Officer and our Senior Vice President and Chief Technology Officer during the fiscal year ended December 31, 2005. No other executive officer earned salary and bonus in excess of $100,000 during the fiscal year ended December 31, 2005. See ‘‘Certain Relationships and Related Party Transactions’’ for information as to consulting fees paid and options granted to certain officers in fiscal 2005.

Summary Compensation Table

Name and Principal Position			Long-Term Compensation
	Annual Compensation		Securities Underlying Options (#)	All Other Compensation ($)
	Year	Salary ($)
John Bush, President and Chief Executive Officer(1)	2005	$190,479	87,665	$106,666	(2)
	2004	0	—	$37,574	(2)
	2003	0	—	0
Shawn Kreloff, Chairman, Chief Executive Officer and President(3)	2005	$9,808	250,000	$140,808	(4)
	2004	$0	—	—
Lance Yu, Senior Vice President – Chief Technology Officer(5)	2005	$137,946	150,000	$5,453	(6)
	2004	$54,645	—	0
	2003	$5,883	—	0

(1)	Mr. Bush served as our President and Chief Executive Officer from November 12, 2003 (inception) to May 5, 2006. On July 17, 2006, we entered into a Mutual Separation Agreement and a Consulting Agreement with Mr. Bush. See ‘‘Certain Relationships and Related Party Transactions’’ for information regarding these agreements.

(2)	For 2005, represents payment of consulting fees earned in 2004 and paid in 2005 and for 2004, represents consulting fees earned and paid in 2004.

(3)	Mr. Kreloff was appointed Chairman in September 2004 and President and Chief Executive Officer in May 2006 when Mr. Bush resigned.

(4)	Represents payment of consulting fees earned and paid in 2005.

(5)	Mr. Yu has served as our Senior Vice President and Chief Technology Officer since our inception in November 2003.

(6)	Represents payment of a vehicle expense allowance.

Option Grants, Exercises and Values

The following table provides certain summary information concerning the granting of options during our fiscal year ended December 31, 2005 to the persons who served as our Chief Executive Officer and our Senior Vice President — Chief Technology Officer during that fiscal year:

Option Grants In Last Fiscal Year

Name	Number of Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date
John Bush	87,665	5.2%	$1.60	10/13/2010
Shawn Kreloff	250,000	14.7%	$1.60	10/13/2010
Lance Yu	150,000	8.71%	$1.60	10/13/2010

The following table provides certain summary information concerning the exercise of options during the fiscal year ended December 31, 2005 and unexercisable options held as of the end of such fiscal year by the persons who served as our Chief Executive Officer and Senior Vice President — Chief Technology Officer:

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

Name	Shares Acquired On Exercise	Value Realized	Number of Unexercised Options Held at Fiscal Year End	Value of Unexercised In-the-Money Options at FY-End(1)
			Exercisable/Unexercisable	Exercisable/Unexercisable
John Bush	-0-	-0-	29,221/58,444	$5,844/$11,689
Shawn Kreloff	-0-	-0-	83,333/166,667	$16,667/$33,333
Lance Yu	-0-	-0-	50,000/100,000	$10,000/$20,000

(1)	Value is based upon the market value of the common stock as of December 31, 2005, less the exercise price payable per share under such options.

Compensation of Directors

During the 2005 fiscal year prior to the Effective Date, each of the directors of PerfectData then serving was granted an option under PerfectData’s pre-merger compensation plan for directors to purchase 25,000 shares of common stock. In addition, each director was eligible to receive $500 for each meeting attended in person, plus reimbursement for out-of-pocket expenses, and $250 for each meeting attended telephonically.

On July 19, 2005, our Board adopted a new compensation plan for directors, which was amended on August 3 and again on September 29, 2006. Under the new plan, each non-employee director, immediately upon his or her election or appointment to the Board, receives 40,000 shares of common stock, of which 20,000 shares will vest immediately and 20,000 will vest on the first anniversary of his or her election to the Board. If the director leaves the Board for any reason, voluntarily or involuntarily, before the first anniversary of his or her election to the Board, he or she will forfeit any unvested shares. In addition, any Chairman of the Audit Committee who is also designated as an audit committee ‘‘financial expert’’ will receive an additional 60,000 restricted shares upon his or her appointment as such, 30,000 of which will vest immediately and 30,000 of which will vest on the first anniversary of his or her appointment. Each non-employee director also receives an annual director’s fee of $5,000 and $250, plus reimbursement for actual out-of-pocket expenses, for each Board meeting attended in person and $125 for each Board meeting attended telephonically. Further, each non-employee director receives an option to purchase such number of shares of common stock having a value equal to approximately $40,000, with the number of shares determined based upon the trading price of the company's common stock on the date of grant, which option will vest in equal quarterly installments.

The Chairmen of the Audit Committee and the Compensation and Nominating Committee each receive an annual fee of $1,000, payable in equal quarterly installments. Each member of the Audit Committee and the Compensation and Nominating Committee receives $250, plus reimbursement for actual out-of-pocket expenses, for each committee meeting attended in person and $125 for each committee meeting attended telephonically, unless the committee meeting immediately precedes or follows a Board meeting, in which event the committee members will receive $150, for attending the committee meeting in person and $75.00 if they attend the committee meeting telephonically.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For the years ended December 31, 2005 and December 31, 2004, we paid aggregate consulting fees of $140,808 and $0, respectively, to Mr. Kreloff and $207,215 and $36,269, respectively, to Mr. Glinsman. In addition, relocation expense of $32,884 was incurred by us in 2005 for Mr. Glinsman’s benefit. On December 1, 2005, Mr. Kreloff became our full-time employee. We also granted options expiring October 13, 2010 to each of Messrs. Kreloff and Glinsman to purchase up to 250,000 shares of our common stock at an exercise price of $1.60.

During the second quarter of 2006, we paid consulting and director fees to shareholders and directors of our company in the amount of $38,000. This included payments for consulting fees of $20,000 to Nicholas Glinsman, a former director and the former Secretary of our company.

On July 18, 2005, we entered into a two-year consulting agreement with Mr. Frank Fanzilli, a former director, under which we pay him $5,000 per month for consulting services.

In January 2006, we entered into a strategic alliance licensing and distribution agreement with Shuffle Master, Inc. under which we agreed to develop certain wireless gaming technology for Shuffle Master. Pursuant to this agreement we are entitled to receive 40% of the gross revenue received by Shuffle Master from worldwide sales of wireless ‘‘casino’’ gaming applications to customers of, or sourced by, Shuffle Master and 45% of the gross revenues received by Shuffle Master from worldwide sales of wireless ‘‘casino’’ gaming applications to customers sourced by us. The agreement has a term of five years and will automatically be renewed for additional five year periods if the gross revenues from such sales exceed $15 million on an annualized basis, based on the gross revenues in the final quarter prior to the expiration of each such five year period. If such gross revenues on an annualized basis are less than $15 million then Shuffle Master may terminate the agreement. One of our directors, Mr. Paul Meyer, is the President of Shuffle Master.

On July 17, 2006, the company entered into a mutual separation agreement and a consulting agreement with John Bush in connection with his resignation as chief executive officer of the company. Pursuant to the terms of the separation agreement, Mr. Bush will receive $150,000 as severance pay and CAN$65,057.87 subject to all applicable withholding taxes, representing previously earned but unpaid compensation. Mr. Bush will also be entitled to reimbursement for accrued but unused vacation days with respect to calendar year 2005 and will receive medical insurance through May 31, 2007. The separation agreement contains a non-competition and non-solicitation provision for the term of the agreement. In consideration for the foregoing, Mr. Bush has provided the company with a general release of claims. The separation agreement contains certain termination rights for both the company and Mr. Bush, and further provides that, any termination under the separation agreement will automatically terminate the consulting agreement.

Pursuant to the terms of the consulting agreement, Mr. Bush, among other things, has been engaged to develop and service the financial services and corporate enterprise solutions markets for the company’s products and services. The term of the agreement is for a period of one year commencing on June 1, 2006, subject to extension. The consulting agreement contains representations and warranties and a non-competition and non-solicitation provision during the term of the agreement. In consideration for the services provided by Mr. Bush, he shall receive a consulting fee equal to $7,500 per month. In addition to the monthly consulting fee, Mr. Bush shall be entitled to commissions on the sales of the company’s products and services to customers. The consulting agreement contains certain termination rights for both the company and Mr. Bush, and further provides that, any termination under the consulting agreement shall automatically terminate the separation agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of October 31, 2006, certain information regarding the beneficial ownership of our common stock by the following:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors and director nominees:

•	each executive officer named in the Summary Compensation Table above; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all of the common stock owned by them. As of October 31, 2006, 57,767,856 shares of our common stock were outstanding.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)(2)		Percentage of Common Stock Beneficially Owned(2)
Shawn Kreloff c/o Sona Mobile Holdings Corp. 825 Third Avenue, 32nd Floor New York, NY 10022	3,171,577	(3)	5.5%
Paul C. Meyer c/o Shuffle Master, Inc. 1006 Palms Airport Drive Las Vegas, NV 89119	42,500	(4)(5)	*
M. Jeffrey Branman 935 First Avenue King of Prussia, PA 19406	191,250	(5)(6)	*
Michael Fields c/o Sona Mobile Holdings Corp. 825 Third Avenue, 32nd Floor New York, NY 10022	41,250	(4)(5)	*
Lance Yu c/o Sona Mobile Holdings Corp. 44 Victoria Street, Suite 801 Toronto, Ontario M5C1Y2	1,278,734	(7)	2.2%
All directors and officers as a group (Six)	4,900,311	(8)	8.4%
Thomas R. Ellis c/o P.T. Houston, LLC 2323 North 30th Street, Suite 100 Tacoma, WA 98403	3,661,171	(9)	6.3%
Steven L. Martin c/o Slater Asset Management, LLC 825 Third Avenue, 33rd Floor New York, NY 10022	4,685,675	(10)	8.0%

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)(2)		Percentage of Common Stock Beneficially Owned(2)
Shuffle Master, Inc. 1106 Palms Airport Drive Las Vegas, NV 89119	6,007,692	(11)	10.0%
Brendan O’Neil c/o Enable Capital Partners One Ferry Building, Suite 255 San Francisco, CA 94111	3,000,000	(12)	5.1%
John Bush P.O. Box.236 Nobleton, ON L0G 1N0, Canada	5,642,020	(13)	9.8%

*	Less than 1%.

(1)	Effect is given, pursuant to Rule 13-d(1)(i) promulgated under the Exchange Act, to shares issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus.

(2)	As of October 31, 2006, 57,767,856 shares of our common stock were outstanding.

(3)	Includes 166,666 shares underlying currently exercisable options and 41,666 shares underlying currently exercisable five-year warrants.

(4)	Includes 40,000 shares issued to the security holder upon his appointment to the Board, of which 20,000 vested immediately and 20,000 will vest one year from the date of grant.

(5)	Includes 2,500, 1,250 and 1,250 shares underlying options currently exercisable or exercisable within 60 days of the date of this prospectus for Mr. Meyer, Mr. Branman and Mr. Fields, respectively.

(6)	Includes 100,000 shares issued to the security holder upon his appointment to the Board, of which 50,000 vested immediately and 50,000 will vest one year from the date of grant, and 30,000 shares underlying currently exercisable five-year warrants.

(7)	Includes 100,000 shares underlying exercisable options.

(8)	Includes 388,333 shares underlying options granted to these directors and officers.

(9)	All shares are registered in the name of PT Houston LLC, of which Mr. Ellis is the sole member and manager.

(10)	Includes shares owned directly by Mr. Martin (611,418) as well as shares he is deemed to beneficially own through his wife (8,000), through his IRA (152,400) and through his wife’s IRA (76,200); 1,072,342 shares underlying warrants held by Mr. Martin, certain of the entities mentioned in this footnote and his wife’s IRA. Mr. Martin also has voting and investment control over shares owned by Slater Equity Partners, L.P. (1,372,000), Slater Equity Partner’s Offshore Fund Ltd. (762,200) and Slater FF&E Fund, LLC (652,400) by virtue of the fact that he is the Manager and controlling owner of Slater Asset Management, L.L.C. (SAM) and Slater Capital Management, L.L.C. (SCM). SAM is the general partner of investment limited partnerships of which SCM is the investment advisor, including Slater Equity Partners, L.P. SCM is also the investment advisor to Slater Equity Partners Offshore Fund Ltd. and the manager of Slater FF&E Fund, LLC.

(11)	Includes 2,033,333 shares underlying warrants. Dr. Mark L. Yoseloff and Messrs. Ken Robson, Garry W. Saunders, Louis Castle and Todd Jordan are all members of Shuffle Master’s Board of Directors and, as such, have shared voting and investment control over these securities. The named individuals disclaim beneficial ownership of these securities.

(12)	Includes 1,000,000 shares underlying currently exercisable warrants.

(13)	Includes 58,443 shares underlying currently exercisable options, and 80,168 shares owned by Mr. Bush's wife.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 92,000,000 shares, including 90,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share. Our Board of Directors may designate the rights and preferences of the preferred stock. Preferred stock could be used, under certain circumstances, as a way to discourage, delay or prevent a takeover of the company. At October 31, 2006, we had 57,767,856 shares of our common stock issued and outstanding.

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation does not impose any super-majority vote requirements.

Common Stock

Under our Certificate of Incorporation, as amended, shares of our common stock are identical in all respects, and each share entitles the holder to the same rights and privileges as are enjoyed by other holders and is subject to the same qualifications, limitations and restrictions as apply to other shares.

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights. Accordingly, subject to any voting rights of the holders of any other preferred stock that may be issued by us from time to time, holders of a plurality of our common stock present at a meeting at which a quorum is present are able to elect all of the directors eligible for election.

The presence of a majority of the voting power of our outstanding capital stock constitutes a quorum.

The holders of our common stock are entitled to dividends when and if declared by our Board of Directors from legally available funds. The holders of our common stock are also entitled to share pro rata in any distribution to stockholders upon our liquidation or dissolution.

None of the shares of our common stock:

•	have preemptive rights;

•	are redeemable;

•	are subject to assessments or further calls;

•	have conversion rights; or

•	have sinking fund provisions.

Preferred Stock

We are currently authorized to issue 2,000,000 shares of preferred stock in one or more series, of which 600,000 have been designated as Series A Convertible Preferred Stock and 10,000 have been designated as Series B Convertible Preferred Stock. Our Board of Directors may determine the terms of the authorized but unissued shares of preferred stock at the time of issuance without action by our stockholders. The terms of any issuance of preferred stock may include:

•	voting rights, including the right to vote as a series on particular matters, which could be superior to those of our common stock;

•	preferences over our common stock as to dividends and distributions in liquidation;

•	conversion and redemption rights, including the right to convert into shares of our common stock; and

•	sinking fund provisions.

Outstanding Options and Warrants

At October 31, 2006, we had outstanding stock options granted to employees and consultants to purchase 5,866,415 shares of common stock. These options have exercise prices ranging from $0.52 to $3.43 per share, with an average weighted exercise price of $0.832, and expire between April 18, 2008 and October 24, 2016. Of the options outstanding at October 31, 2006, 1,036,618 are vested and currently exercisable. We also had outstanding non-compensatory warrants issued to purchase 10,642,385 shares of common stock. Of these warrants, 970,728 warrants have an exercise price of $1.5421 (as adjusted) and expire on June 21, 2009, 1,200,000 warrants have an exercise price of $2.025 per share and expire on July 12, 2007 and 8,417,657 have an exercise price of $0.83 per share and expire on July 7, 2011.

Registration Rights

We have not granted any registration rights, other than the registration rights with respect to the shares offered by this prospectus.

Transfer Agent

The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation, 1745 Gardena Ave., Glendale, California 91204-2991.

SELLING STOCKHOLDERS

The following table sets forth certain information known to us with respect to the ownership of our common stock by the selling stockholders as of October 31, 2006, based on 57,767,856 shares of our common stock then outstanding. The share numbers in the column labeled ‘‘Number of Shares Offered’’ represent all of the shares that the selling stockholders may offer under this prospectus. The table assumes that each selling stockholder exercises all of his or its Warrants and sells all of his or its shares of our common stock. We are unable to determine the exact number of shares that actually will be sold. We do not know how long the selling stockholders will hold the shares before selling them. Other than our agreement with the selling stockholders to maintain the effectiveness of the registration statement of which this prospectus forms a part for five years, we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of their shares.

Selling Stockholders	Number of Shares Owned Before the Offering		Number of Shares Offered	Number of Shares Owned After the Offering	Percentage of Class of Shares
BTG Investments, LLC	2,499,999(1	)(2)	2,499,999	—	—
Alexandra Global Master Fund, Ltd.	2,499,999(2	)(3)	2,499,999	—	—
Narragansett Offshore, Ltd.	649,999(4)		649,999	—	—
Narragansett I, LP	600,000(5)		600,000	—	—
Jonathan Schloss	62,499(6)		62,499	—	—
AJW Partners, LLC	61,249(7)		61,249	—	—
AJW Offshore, Ltd.	381,249(8)		381,249	—	—
AJW Qualified Partners, LLC	174,375(9)		174,375	—	—
New Millennium Capital Partners II, LLC	8,124(10)		8,124	—	—
Enable Growth Partners LP	2,250,000(11)		2,250,000	—	—
Enable Opportunity Partners LP	450,000(11)		450,000	—	—
Pierce Diversified Strategy Master Fund LLC	300,000(13)		300,000	—	—
Action Gaming, Inc.	3,000,000(14)		3,000,000	—	—
Shuffle Master, Inc.	6,007,692(15)		6,007,692	—	—
Heller Capital Investments, LLC	1,249,999(16	)(17)	1,249,999	—	—
CGM as C/F Ronald I. Heller IRA	625,000(18	)(19)	625,000	—	—
David S. Nagelberg CGM IRA	624,999(18	)(20)	624,999	—	—
Precept Capital Master Fund, G.P.	1,584,999(16	)(21)	1,249,999	335,000	*
Potomac Capital Partners	1,173,869(22	)(23)	542,499	631,370	*
Potomac Capital International Ltd.	710,801(22	)(24)	330,000	380,801	*
Pleiades Investment Partners-R, LP	796,993(22	)(25)	377,499	419,494	*
Slater FF&E Fund LLC	940,839(26	)(27)	750,000	190,839	*
Steven L. Martin	778,084(26	)(28)	499,999	278,085	*
Smithfield Fiduciary, LLC	1,250,001(29)		1,250,001	—	—
Irwin Lieber	624,999(18)		624,999	—	—
Woodland Partners	375,000(30)		375,000	—	—
Woodland Venture Fund	124,999(31)		124,999	—	—
Brookwood Partners, L.P.	124,999(32)		124,999	—
Bristol Investment Fund, Ltd.	624,999(18	)(33)	624,999	—	—
Braventures Limited	499,999(34)		249,999	250,000	*
Shawn Kreloff	3,171,577(35)		124,999	3,046,578	5.5%
M. Jeffrey Branman	191,250(36)		90,000	101,250	*
Peter Shoebridge	475,000(37)		75,000	400,000	*
The Thundering Herd LLC	462,499(38)		62,499	400,000	*

* Less than 1%.

(1)	Each of Byron Roth and Gordon Roth has voting and dispositive power with respect to the shares to be resold by BTG Investments LLC. BTG Investments LLC, an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(2)	The common stock reported includes 833,333 shares of common stock issuable upon the exercise of the July 2006 Warrants (defined below).

(3)	Alexandra Investment Management, LLC, a Delaware limited liability company (AIM), serves as investment adviser to Alexandra Global Master Fund Ltd., a British Virgin Islands company (Alexandra). By reason of such relationship, AIM may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra. AIM disclaims such beneficial ownership of such share of common stock. Mikhail A. Filimonov and Dimitri Sogoloff are managing members of AIM. By reason of such relationships, Messrs. Filimonov and Sogoloff may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra. Messrs. Filimonov and Sogoloff disclaim beneficial ownership of such shares of common stock.

(4)	Leo Holdings, LLC (LH) is the investment manager of Narragansett Offshore, Ltd. LH, of which Joseph L. Dowling, III is the managing member, has voting and dispositive power over the shares owned by Narragansett Offshore, Ltd. The common stock reported includes 216,666 shares of common stock issuable upon the exercise of the July 2006 Warrants.

(5)	Leo Holdings, LLC (LH) is the investment manager of Narragansett I, LP. Narragansett Asset Management, LLC (NAML) is the sole general partner of Narragansett I, LP. LH and NAML, of which Joseph L. Dowling, III is the managing member, share voting and dispositive power over the shares owned by Narragansett I, LP. The common stock reported includes 200,000 shares of common stock issuable upon the exercise of the July 2006 Warrants.

(6)	Jonathan Schloss is the brother-in-law of Andrew Brandt, the Company's Vice President, Technology. The common stock reported includes 20,833 shares of common stock issuable upon the exercise of the July 2006 Warrants.

(7)	AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. The common stock reported includes 20,416 shares of common stock issuable upon the exercise of the July 2006 Warrants.

(8)	AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. The common stock reported includes 127,083 shares of common stock issuable upon the exercise of the July 2006 Warrants.

(9)	AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky is the fund manager, and which has voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. The common stock reported includes 58,125 shares of common stock issuable upon the exercise of the July 2006 Warrants.

(10)	New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC. The common stock reported includes 2,708 shares of common stock issuable upon the exercise of the July 2006 Warrants.

(11)	Mitch Levine is the managing partner of Enable Growth Partners LP and as such has voting and dispositive power the securities held by Enable Growth Partners LP. Enable Growth Partners LP is an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The common stock reported includes 750,000 shares of common stock issuable upon the exercise of the July 2006 Warrants.

(12)	Mitch Levine is the managing partner of Enable Opportunity Partners LP and as such has voting and dispositive power over the securities held by Enable Opportunity Partners LP. Enable Opportunity Partners LP is an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The common stock reported includes 150,000 shares of common stock issuable upon the exercise of the July 2006 Warrants.

(13)	Mitch Levine is the managing partner of Pierce Diversified Strategy Master Fund LLC and as such has voting and dispositive power the securities held by Pierce Diversified Strategy Master Fund LLC. Pierce Diversified Strategy Master Fund LLC is an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The common stock reported includes 100,000 shares of common stock issuable upon the exercise of the July 2006 Warrants.

(14)	Ernest W. Moody is the President of Action Gaming, Inc. and as such may be deemed to be the beneficial owner of the shares of stock owner by Action Gaming, Inc. Mr. Moody disclaims beneficial ownership of these securities. The common stock reported includes 1,000,000 shares of common stock issuable upon the exercise of the July 2006 Warrants.

(15)	Paul Meyer, President and Chief Operating Officer of Shuffle Master, Inc., is a member of the board of directors of the company. The common stock reported includes 833,333 shares of common stock issuable upon the exercise of the July 2006 Warrants and 1,200,000 shares of common stock issuable upon the exercise of the warrant purchased in January 2006. On January 25, 2006, we sold 2,307,693 shares of common stock to Shuffle Master, Inc. for $3.0 million, and on January 13, 2006, we issued to Shuffle Master, Inc. an 18-month warrant to purchase 1,200,000 shares of common stock at an exercise price of $2.025 per share. The sale of these shares and the issuance of the warrant were in connection with a strategic alliance distribution and licensing agreement between the company and Shuffle Master, Inc.

(16)	The common stock reported includes 416,666 shares of common stock issuable upon the exercise of the July 2006 Warrants.

(17)	Ronald I. Heller has voting and dispositive power over the securities held by Heller Capital Investments, LLC.

(18)	The common stock reported includes 208,333 shares of common stock issuable upon the exercise of the July 2006 Warrants.

(19)	Ronald I. Heller has voting and dispositive power over the securities held by CGM as C/F Ronald I. Heller IRA.

(20)	David S. Nagelberg has voting and dispositive power over the securities held by David S. Nagelberg CGM IRA.

(21)	D. Blair Baker has voting and dispositive power over the securities held by Precept Capital Master Fund, G.P.

(22)	P.J. Solit has voting and investment control over these securities because he is the sole managing member of Potomac Capital Management LLC (PCM LLC) and the president and sole shareholder of Potomac Capital Management Inc. (PCM Inc.). PCM LLC is the general partner of Potomac Capital Partners L.P. PCM Inc. is the investment manager of Potomac Capital International Ltd. and Pleiades Investment Partners-R LP. On June 21, 2005, the company closed on the private placement (the ‘‘Series B Financing’’) of $5.05 million of its Series B Convertible Preferred Stock, par value $.01 per share (the ‘‘Series B Preferred Stock’’) and four year warrants (the ‘‘June 2005 Warrants’’) to a number of accredited investors in accordance with the terms of a subscription agreement. The investors purchased an aggregate of 3,848.7 shares of Series B Preferred Stock, convertible into 3,848,700 shares of common stock. As part of the Series B Financing: (a) Potomac Capital Partners LP purchased 504.2 shares of our Series B Preferred Stock (convertible into 504,200 shares of common stock) and warrants to purchase 126,050 shares of our common stock. In November 2005, such shares of Series B Preferred Stock were automatically converted to 504,200 shares of common stock; (b) Potomac Capital International Ltd. purchased 304.1 shares of our Series B Preferred Stock (convertible into 304,100 shares of common stock) and warrants to purchase 76,025 shares of common stock. In November 2005, such shares of Series B Preferred Stock were automatically converted to 304,100 shares of common stock; and (c) Pleiades Investment Partnership-R LP purchased 335 shares of our Series B Preferred Stock (convertible into 335,000 shares of common stock) and warrants to purchase 83,750 shares of common stock. In November 2005, such shares of Series B Preferred Stock were automatically converted to 335,000 shares of common stock.

(23)	The common stock reported includes 180,833 shares of common stock issuable upon the exercise of the July 2006 Warrants and 127,170 shares of common stock issuable upon the exercise of the June 2005 Warrants.

(24)	The common stock reported includes 110,000 shares of common stock issuable upon the exercise of the July 2006 Warrants and 76,701 shares of common stock issuable upon the exercise of the June 2005 Warrants.

(25)	The common stock reported includes 125,833 shares of common stock issuable upon the exercise of the July 2006 Warrants and 84,494 shares of common stock issuable upon the exercise of the June 2005 Warrants.

(26)	Steven L. Martin has voting and investment control over these securities because he is the manager and controlling owner of Slater Capital Management, L.L.C. (SCM). SCM is the manager of Slater FF&E Fund, LLC. As part of the Series B Financing, Slater FF&E Fund Ltd. purchased 152.4 shares of Series B Preferred Stock (convertible into 152,400 shares of common stock) and warrants to purchase 38,100 shares of common stock. In November 2005, such shares of Series B Preferred Stock were automatically converted to 152,400 shares of common stock.

(27)	The common stock reported includes 250,000 shares of common stock issuable upon the exercise of the July 2006 Warrants and 38,349 shares of common stock issuable upon the exercise of the June 2005 Warrants.

(28)	The common stock reported includes 166,666 shares of common stock issuable upon the exercise of the July 2006.

(29)	Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC. The common stock reported includes 416,667 shares of common stock issuable upon the exercise of the July 2006 Warrants.

(30)	Barry Rubenstein is a general partner of Woodland Partners and as such has voting and dispositive power over the securities held by Woodland Partners. The common stock reported includes 125,000 shares of common stock issuable upon the exercise of the July 2006 Warrants.

(31)	Barry Rubenstein is a general partner of Woodland Venture Fund and as such has voting and dispositive power over the securities held by Woodland Venture Fund. The common stock reported includes 41,666 shares of common stock issuable upon the exercise of the July 2006 Warrants.

(32)	Barry Rubenstein is a general partner of Brookwood Partners, L.P. and as such has voting and dispositive power over the securities held by Brookwood Partners, L.P. The common stock reported includes 41,666 shares of common stock issuable upon the exercise of the July 2006 Warrants.

(33)	Bristol Capital Advisors, LLC (BCA) is the investment advisor to Bristol Investment Fund, Ltd. (Bristol). Paul Kessler is the manager of BCA and as such has voting and investment control over the securities held by Bristol. Mr. Kessler disclaims beneficial ownership of these securities.

(34)	Dominion Corporate Trustees Limited has voting and dispositive power of the securities held by Braventures Limited. The common stock reported includes 83,333 shares of common stock issuable upon the exercise of certain warrants.

(35)	Shawn Kreloff was appointed Chief Executive Officer of the Company on May 5, 2006. He has been the Chairman of the Board and a director since 2004. The common stock reported includes 41,666 shares of common stock issuable upon the exercise of the July 2006 Warrants and 166,666 shares of common stock underlying currently exercisable options.

(36)	M. Jeffrey Branman was appointed to the Board of Directors of the Company on July 6. 2006. The common stock reported includes 30,000 shares of common stock issuable upon the exercise of the July 2006 Warrants and 1,250 shares of common stock underlying currently exercisable options.

(37)	Peter Shoebridge is Vice President, Development of the Company. The common stock reported includes 400,000 shares of common stock owned by Digital Wasabi LLC, of which Mr. Shoebridge is a principal, and 25,000 shares of common stock issuable upon the exercise of the July 2006 Warrants.

(38)	Andrew Brandt, is Vice President, Technology of the Company. Mr. Brandt holds voting and dispositive power with respect to the shares held by The Thundering Herd LLC. The common stock reported includes 400,000 shares of common stock owned by Digital Wasabi LLC, of which Mr. Brandt is a principal, and 20,833 shares of common stock issuable upon the exercise of the July 2006 Warrants.

We have been notified by each of the selling stockholders that such selling stockholder is not a broker-dealer or affiliate of a broker dealer (other than BTG Investments, LLC, Enable Growth Partners LP, Enable Growth Opportunity Partners LP and Pierce Diversified Strategy Master Fund LLC as noted in footnotes 1, 11, 12 and 13 above). Each of the selling stockholders has informed us that, other than registration covenants entered into with us at the time such selling stockholder acquired its or his securities, or with respect to Shuffle Master, Inc., the registration covenant entered into by with us in June 2006 (as described below), such selling stockholder did not have at such time any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of its or his securities.

All shares of common stock being offered pursuant to this prospectus were acquired in a private placement transaction that closed on July 7, 2006. Pursuant to the private placement, the company issued 16,943,323 shares of common stock of the company for a purchase price of $0.60 per share together with warrants to purchase 8,471,657 shares of common stock (the ‘‘July 2006 Warrants’’). In connection with the July 2006 private placement, on June 30, 2006, the company entered into a registration rights agreement with the selling stockholders, pursuant to which it agreed to file a resale registration statement covering the shares of common stock purchased in the private placement and the shares of common stock underlying the July 2006 Warrants. If the registration statement of which this prospectus forms a part is not declared by effective by the U.S. Securities and Exchange Commission by October 5, 2006 or by November 6, 2006, in the event the Commission reviews and has written comments to this registration statement that would require the filing of a pre-effective amendment thereto with the commission, or if after the registration statement's effective date this registration statement ceases for any reason to be effective for a period of more than an aggregate of 30 trading days (which need not be consecutive), the company is obligated under the registration rights agreements, to issue to those investors an amount in cash, as partial liquidated damages and not as a penalty, equal to 2% of the aggregate investment amount paid by such investor for the securities, which obligation continues on a monthly basis thereafter until the registration statement is declared effective; provided, however, the maximum amount of aggregated liquidated damages payable to an investor shall be 10% of the aggregate investment amount paid by such investor.

All of the July 2006 Warrants are five-year warrants to purchase common stock at an exercise price of $0.83 per share, subject to adjustment in certain circumstances, including the failure by the company to achieve certain financial targets. The July 2006 Warrants include a cashless exercise feature under certain circumstances when there is not an effective registration statement available for the resale of the shares of common stock issuable upon exercise of the July 2006 Warrants. All July 2006 Warrants held by the selling stockholders, except for those held by Action Gaming, Inc. are subject to conversion caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own (determined in accordance with Section 13(d) of the Exchange Act) in excess of 9.99% of the common stock of the company, giving effect to such exercise. The July 2006 Warrants held by Action Gaming, Inc. are subject to conversion caps that preclude Action Gaming, Inc. from utilizing its exercise rights to the extent that it would beneficially own (determined in accordance with Section 13(d) of the Exchange Act) in excess of 4.99% (which cap may be waived by Action Gaming, Inc. by giving written notice to the Company) and 9.99% of the common stock of the company, giving effect to such exercise.

On January 25, 2006, the company sold 2,307,693 shares of its common stock to Shuffle Master for $3.0 million and issued an 18-month warrant to purchase 1,200,000 shares of common stock to Shuffle Master. This warrant has an exercise price of $2.025 per share and expires on July 12, 2007. The sale of these shares and the issuance of this warrant were in connection with a strategic alliance distribution and licensing agreement between the company and Shuffle Master pursuant to which we have agreed to develop a wireless gaming solution for marketing and distribution by Shuffle Master in exchange for a percentage of revenues received from sales. As part of our agreement with Shuffle Master, we agreed to register the shares of our common stock sold to Shuffle Master and the shares underlying the warrant. In addition, on June 30, 2006, the company entered into a letter agreement with Shuffle Master setting forth the registration rights relating to the shares of common stock and warrant purchased by Shuffle Master in January of 2006. Pursuant to this letter agreement, the company agreed that Shuffle Master will be afforded the same registration rights as purchasers in the July 2006 private placement.

Each of Potomac Capital Partners LP, Potomac Capital International Ltd., Pleiades Investment Partnership-R LP and Slater FF&E Fund Ltd., selling stockholders hereunder, participated in the Series B Financing. The June 2005 Warrants have a four-year term, expiring on June 20, 2009, an exercise price of $1.54212 (as adjusted) per share and weighted average’’ anti-dilution protection. Under the terms of the subscription agreement, the company agreed to register and did register for resale an aggregate 4,810,875 shares of common stock representing the shares of common stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the June 2005 Warrants. During the second quarter of 2006, the company issued an additional 8,553 June 2005 Warrants to the investors because the registration statement was not declared effective by April 19, 2006, as required by the subscription agreement.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares in transactions exempt from the registration requirements of the Securities Act, including under Rule 144 thereunder, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Upon the company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to the company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The company has advised each selling stockholder that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this Registration Statement.

The company is required to pay all fees and expenses incident to the registration of the shares, but the company will not receive any proceeds from the sale of the common stock. The company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of 25,414,980 of the shares of common stock offered by this prospectus have been passed upon for us by Bryan Cave LLP, New York, New York. The validity of the remaining 3,507,693 shares of common stock offered by Shuffle Master pursuant to this prospectus have been passed upon for us by Morse, Zelnick, Rose & Lander, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2004 and 2005 included in this prospectus have been audited by Horwath Orenstein, LLP, independent registered public accounting firm, as stated in their report dated February 28, 2006. Such consolidated financial statements have been so included in reliance upon the authority of such firm as experts in accounting and auditing.

COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation, as amended, provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions require us to indemnify our directors and officers unless restricted by Delaware law and eliminate our rights and those of our stockholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

Currently, we are not required to deliver our annual report to security holders. However, we will voluntarily send an annual report, including audited financial statements, to any stockholder that requests it. We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any report or other document that we file at the Commission’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information as to the operation of the Public Reference Room. The Commission also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that electronically file documents with the Commission.

This prospectus is part of a registration statement filed by us with the Commission. Because the Commission’s rules and regulations allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with, or incorporated therein by reference in, the registration statement for further information regarding us and the shares of our common stock offered by this prospectus. Statements contained in this prospectus as to the contents of any contract or any other document are summaries of the material terms of such contracts or other documents. With respect to these contracts or other documents filed, or incorporated therein by reference, as an exhibit to the registration statement, we refer you to the exhibits for a more complete description of the matter involved. The registration statement and its exhibits may be inspected at the Commission’s Public Reference Room at the location described above.

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Sona Mobile Holdings Corp. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Sona Mobile Holdings Corp. and Subsidiaries (the ‘‘Company’’) as at December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficiency, and cash flows for each of the years in the two-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sona Mobile Holdings Inc. and Subsidiary as of December 31, 2005 and 2004 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in this regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 21 to the consolidated financial statements, during the fourth quarter of 2005, the Company corrected its method of accounting for certain warrants.

/s/ Horwath Orenstein LLP Toronto, Canada Chartered Accountants

February 28, 2006, except for Note 20, as
to which the date is March 28, 2006

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As at December 31, 2005	As at December 31, 2004
Assets
Current:
Cash and cash equivalents	$1,286,912	$113,629
Accounts receivable (net of allowance for doubtful accounts of $37,479 and $0, respectively)	413,122	131,630
Tax credits receivable	30,929	90,433
Prepaid expenses & deposits	114,691	17,852
Total current assets	1,845,654	353,544
Property and equipment:
Computer equipment	152,686	9,761
Furniture and equipment	29,761	5,469
Less: accumulated depreciation	(19,393)	(3,936)
Total property and equipment	163,054	11,294
Software rights, net	—	415,935
Total assets	$2,008,708	$780,773
Liabilities and Stockholders’ Equity
Current:
Accounts payable	$619,729	$93,027
Accrued liabilities	701,206	375,975
Note Payable and other short term notes	—	55,325
Redeemable Preferred Shares	—	280,000
Deferred revenue	130,287	1,432
Total current liabilities	1,451,222	805,759
Convertible note payable	—	85,630
Common stock purchase warrants carried as a liability – 962,175 issued and outstanding (see Note 21)	750,103	—
Total Liabilities	2,201,325	891,389
Stockholders’ equity:
Common Stock – 90,000,000 shares authorized, par value $.01 per share – 37,907,350 and 11,413,232 shares issued and outstanding respectively	379,074	775,697
Additional paid-in capital	7,064,433	205,555
Unamortized stock based compensation	(53,000)	(325,237)
Accumulated other comprehensive income	(95,659)	(25,651)
Accumulated deficit	(7,487,465)	(740,980)
Total stockholders’ deficiency	(192,617)	(110,616)
Total liabilities and stockholders’ equity	$2,008,708	$780,773

See accompanying notes to consolidated financial statements.

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year ended December 31, 2005	Year ended December 31, 2004
Net Revenue	$565,489	$401,536
Operating expenses
Depreciation and amortization	439,370	142,588
General and administrative expenses	1,348,461	174,790
Professional fees	927,425	93,859
Development expenses	894,287	211,359
Selling and marketing expenses	3,672,346	385,602
Total operating expenses	7,281,889	1,008,198
Operating loss	(6,716,400)	(606,662)
Interest income	76,415	1,137
Interest expense	(6,480)	(28,314)
Other income and expense	(100,020)	7,683
Net loss	$(6,746,485)	$(626,156)
Foreign currency translation adjustment	(70,007)	(27,952)
Comprehensive loss	$(6,816,492)	$(654,108)
Net loss per share of common stock – basic and diluted	$(0.22)	$(0.06)
Weighted average number of shares of common stock outstanding – basic and diluted	30,916,820	10,626,442

See accompanying notes to consolidated financial statements.

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

	Common Stock		Series A & Series B Convertible Preferred Stock		Additional paid-in Capital	Unamortized Based Compensation	Accumulated Comprehensive Income Amount	Accumulated Deficit	Total Shareholder’s Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2003	6,812,010	$35,000	—	$—	$—	$—	$2,301	$(114,824)	$(77,523)
Issuance of shares for cash	4,601,222	368,997							368,997
Value of conversion option of convertible note					30,555				30,555
Cash received in advance for common stock subscriptions					175,000				175,000
Deferred stock based compensation		371,700				(325,237)			46,463
Foreign exchange translation							(27,952)		(27,952)
Net loss								(626,156)	(626,156)
Balance at December 31, 2004	11,413,232	775,697	—	—	205,555	(325,237)	(25,651)	(740,980)	(110,616)
Sona common stock issued prior to reverse merger	14,758,233	683,707							683,707
Convertible note conversion	1,162,655	70,420							70,420
Common stock acquired in the reverse merger	6,584,530	65,845			1,146,433				1,212,278
Recapitalization and exchange of stock pursuant to merger	(27,334,120)	(1,529,823)			1,478,905	325,237			274,319
Issuance of Series A Convertible Preferred Stock pursuant to merger			568,140	5,681					5,681
Issuance of Series B Convertible Preferred Stock			3,849	38	4,365,049				4,365,087
Conversion of Series A and Series B Convertible Preferred Stock into common stock	31,182,820	311,828	(571,989)	(5,719)	(306,109)				—
Deferred stock based compensation	140,000	1,400			174,600	(53,000)			123,000
Foreign exchange translation							(70,008)		(70,008)
Net loss								(6,746,485)	(6,746,485)
Balance at December 31, 2005	37,907,350	$379,074	0	0	$7,064,433	($53,000)	($95,659)	($7,487,465)	$(192,617)

See accompanying notes to consolidated financial statements.

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31, 2005	Year ended December 31, 2004
Cash provided by (used in):
Operating activities
Net loss	$(6,746,485)	$(626,156)
Adjustments for:
Depreciation and amortization	439,370	142,588
Amortization of deferred interest	15,210	16,185
Revaluation of stock purchase warrants	100,020
Changes in non-cash working capital assets and liabilities:
Accounts receivable	(272,578)	(122,571)
Tax credits receivable	59,504	69,184
Prepaid expenses & deposits	(96,839)	(11,659)
Accounts payable	534,041	(67,929)
Accrued liabilities	330,882	244,263
Deferred revenue	128,855	1,432
Net cash provided by (used in) operating activities	$(5,508,020)	$(354,663)
Investing activities
Capital expenditures	(167,217)	(2,155)
Net cash provided by (used in) investing activities	$(167,217)	$(2,155)
Financing activities
Convertible note payable, net	—	100,000
Redeemable preferred shares	150,000	130,000
Proceeds from the sale of common stock	683,707	368,997
Proceeds from stock based compensation	53,000	46,463
Proceeds from deposits on share subscriptions	—	175,000
Cash acquired in reverse merger	1,101,858	—
Proceeds from the issuance of Series B Preferred Stock	4,365,087	—
Proceeds from the issuance of common stock purchase warrants	650,083	—
Repayment of note payable and other loans	(55,325)	(322,274)
Net cash provided by financing activities	$6,948,410	$498,186
Effect of exchange rate changes on cash	(99,890)	(27,952)
Change in cash during the period	1,173,283	113,416
Cash, beginning of period	113,629	213
Cash, end of period	$1,286,912	$113,629

There were no amounts paid in cash for taxes or interest in 2005 or 2004. There were several non-cash financing transactions in 2005. In early 2005, prior to the Merger Date, a convertible note in the principal amount of $100,000 was converted to 1,162,655 shares of Common Stock. On November 17, 2005, the outstanding shares of Series A and B Preferred Stock were automatically converted to 31,182,820 shares of Common Stock upon authorization of the increase in the authorized number shares of Common Stock to 90,000,000 shares.

See accompanying notes to consolidated financial statements.

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

Note 1.    Going Concern and Management’s Plans

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Since our inception in November 2003, we have generated minimal revenue and have incurred substantial losses. Accordingly, we have not generated cash flow from operations and have primarily relied upon the sale of shares of our Common Stock and the Series B Preferred Stock financing to fund our operations. These conditions raise substantial doubt about our ability to continue as a going concern.

The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

As of December 31, 2005, the Company had cash and cash equivalents of approximately $1.3 million. Our management believes that this existing cash on hand, in combination with $3,000,000 in proceeds received subsequent to year end from the sale of shares to Shuffle Master, will be sufficient to fund our planned activities through at least June 2006. Accordingly, we will have to raise additional capital during 2006. We currently plan to raise capital to finance our planned activities at least through 2006. The form of the financing may include the sale of additional shares of our Common Stock or preferred stock or the issuance of options or warrants. We cannot assure that we will be successful in raising a sufficient amount of capital in a timely manner. If we are not successful in raising additional capital in a timely manner, our liquidity, financial condition and business prospects will be materially and adversely affected. Such a financing could dilute the interests of our existing shareholders or increase our operating expenses. If we cannot meet our revenue and cash flow forecasts and are also unable to secure additional financing, we may have to significantly curtail our operations or take other restructuring actions.

Note 2.    Basis of Presentation

The accompanying audited consolidated financial statements of Sona Mobile Holdings Corp. (the ‘‘Company’’) and its subsidiaries, included herein have been prepared by the Company in accordance with U. S. generally accepted accounting principles (‘‘GAAP’’). The audited consolidated financial statements herein include the accounts of the Company and its wholly-owned subsidiary, Sona Mobile, Inc. (‘‘Sona Mobile’’) and Sona Mobile’s wholly-owned subsidiary, Sona Innovations, Inc. (‘‘Innovations’’), a Canadian company, and Sona UK, Ltd., a wholly-owned subsidiary of the Company formed in the United Kingdom in September 2005. All material inter-company accounts and transactions have been eliminated in consolidation.

Recently issued accounting pronouncements

In December 2004, the Financial Accounting Standards Board (‘‘FASB’’) issued Statement of Financial Accounting Standards (‘‘SFAS) No. 123 (R), ‘‘Share Based Payment,’’ which addresses the accounting for share-based payment transactions. SFAS No. 123 (R) eliminates the ability to account for share-based compensation transactions using APB No. 25, and generally requires instead that such transactions be accounted and recognized in the statement of income based on their fair values. SFAS No. 123 (R) will be effective for public companies that file as small business issuers as of the first interim period in fiscal years that begin after December 15, 2005. Management is evaluating the provisions of this standard. Depending upon the number and terms of options that may be granted in future periods, management believes that the implementation of this Standard could have a material impact on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, ‘‘Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity’’, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No.

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
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150 requires that an issuer classify a financial instrument that is within its scope, which may have previously been reported as equity, as a liability (or an asset is some circumstances). Mandatorily redeemable instruments (i.e. instruments issued in the form of shares that unconditionally obligate the issuer to redeem the shares for cash or by transferring other assets) are to be reported as liabilities by their issuers. This statement does not affect the classification or measurement of convertible bonds, puttable stock, or other outstanding shares that are conditionally redeemable. The provisions of SFAS No. 150 are generally effective for all financial instruments entered into or modified after May 31, 2003, except for those provisions relating to mandatorily redeemable non-controlling interests, which have been deferred. The Company has complied with the provisions of SFAS No. 150 since its inception in November 2003. If the deferred provisions of SFAS No. 150 are finalized in their current form, management does not expect adoption to have a material effect on the Company’s financial position or results of operations.

Note 3.    Company Background and Description of Business

PerfectData Corporation (‘‘PerfectData’’) was incorporated in the State of California on June 8, 1976. On November 29, 2004, after obtaining the requisite shareholder approval, PerfectData reincorporated in the State of Delaware.

On April 19, 2005 (the ‘‘Merger Date’’), pursuant to an Agreement and Plan of Merger dated as of March 7, 2005 (the ‘‘Merger Agreement’’), Sona Mobile, Inc., a State of Washington corporation (‘‘Sona-Washington’’), was merged with and into PerfectData Acquisition Corporation, a Delaware corporation (‘‘Merger Sub’’) and a wholly-owned subsidiary of the Company (the ‘‘Merger’’). Merger Sub simultaneously changed its named to Sona Mobile, Inc. The Company’s name was changed to Sona Mobile Holdings Corp. upon approval at the annual stockholders’ meeting on November 17, 2005.

As contemplated by the Merger Agreement, on the Merger Date, four of PerfectData’s five directors resigned, including the Chairman of the Board, and the remaining director appointed three designees of Sona-Washington to fill those vacancies. Also, on the Merger Date the Company’s chief executive officer resigned and the reconstituted board appointed designees of Sona-Washington as the Company’s new executive officers.

In the Merger, the Sona-Washington shareholders received an aggregate of 539,733 shares of the Company’s Series A Convertible Preferred Stock (the ‘‘Series A Stock’’). The conversion ratio for the Series A Stock was 48.11159 to one — meaning each share of Series A Stock was convertible into 48.11159 shares of the Company’s common stock, par value $.01 per share (the ‘‘Common Stock’’), or a total of 25,967,413 shares of Common Stock. Sona Mobile’s financial advisor in connection with the Merger received 28,407 shares of the Series A Stock, convertible into 1,366,706 shares of Common Stock. The holders of the Series A Stock vote together with the holders of the Company’s Common Stock on all matters submitted for vote to the Company’s shareholders on an as converted basis. As a result, the holders of the Series A Stock had 80% voting control of the Company on the Merger Date. An additional 11,389,217 shares of Common Stock will be issued to the original holders of the Series A Stock and the Series B Stock (see Note 6 below) if either of the following two conditions are satisfied: (1) if the Company, on a consolidated basis, has revenues of at least $3,000,000 and a gross profit margin of at least 50% for its fiscal year ending December 31, 2005 or (2) if the Company’s aggregate revenues for 2005 and 2006 are at least $12,000,000 and the Company’s gross profit margin, combined aggregate revenues and aggregate cost of revenues, for 2005 and 2006 are at least 50%.

The Series A Preferred Stock converted automatically into Common Stock at the time as the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation that increased the number of authorized shares of Common Stock to an amount that would permit the conversion of the Series A Preferred Stock. At the annual shareholders meeting on November 17, 2005, the Company’s stockholders approved an amendment to the Company’s

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

Certificate of Incorporation increasing the number of authorized shares of Common Stock from 10,000,000 to 90,000,000. In accordance with the terms of the Merger Agreement, the 568,140 shares of the Series A Stock were automatically converted into 27,334,120 shares of Common Stock at that date.

Upon completion of the Merger, the Company’s only business was the historical business of Sona-Washington and the former Sona-Washington shareholders controlled the Company. Accordingly, the Merger was accounted for as a reverse acquisition of a public shell and a recapitalization of Sona-Washington. No goodwill was recorded in connection with the Merger and the costs were accounted for as a reduction of additional paid-in-capital. The pre-Merger financial statements of Sona-Washington are treated as the historical financial statements of the combined companies. The historical financial statements of PerfectData prior to the Merger are not presented. Furthermore, because Sona-Washington is deemed the accounting acquirer, its historical stockholders’ equity has been adjusted to reflect the new capital structure. Immediately prior to the Merger, PerfectData was essentially a shell company with net assets (primarily cash) of approximately $1.1 million.

Sona-Washington was organized on November 12, 2003 in the State of Washington for the purpose of acquiring all of the stock of Sona Innovations, Inc., a Canadian corporation (‘‘Innovations’’). The acquisition was completed in December 2003. The Company operates as one business segment.

The Company develops and markets wireless data applications for mobile devices in the rapidly growing wireless data marketplace. The Company is a Vertical Wireless Software and Service Provider specializing in value-added services to data-intensive vertical market segments. The Company’s revenues consist of project, licensing and support fees relating to the Sona Wireless Development Platform(TM) (‘‘SWP’’) and related end-user wireless application software products made available to enterprises and cellular operators.

The Company markets its products and services principally to two large vertical markets:

•	Financial services and enterprise Software. Our products and services extend enterprise applications to the wireless arena, such as customer relationship management systems, sales force automation systems, information technology (IT) service desk and business continuity protocols, all of which are delivered in compliance with the current regulatory environment. One of the Company’s primary focuses is to develop wireless software applications for the data-intensive investment banking community and client-facing applications for the retail banking industry.

•	Media, entertainment and gaming. Sona Mobile delivers content via significant channel partners and content partners, including live streaming television, digital radio, specific theme phones, and gaming applications.

Note 4.    Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss. Customer account balances with invoices dated over 90 days are considered delinquent. The Company maintains reserves for potential credit losses based upon its loss history, its aging analysis and specific account review. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Such losses have been within management’s expectations. The Company has some exposure to a concentration of credit risk as it relates to specific industry segments, as historically its customers have been primarily concentrated in the financial services industry. During 2005 and 2004, one customer comprised approximately 18% and 31%, respectively, of the Company’s revenue. Since revenues are derived in large part from single projects, the Company bears some credit risk due to a high concentration of revenues from individual

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

customers. In 2005, there were two individual customer projects that made up 31% and 20% of annual revenues respectively. In 2004, there were also two individual, but different customer projects that made up 16% and 10% of annual revenues.

We had a balance of $37,479 in our Allowance for Doubtful Accounts provision as of December 31, 2005. This balance consists entirely of provisions made in 2005. There were no bad debt write offs against the provision in 2005.

Note 5.    Summary of Significant Accounting Policies

These consolidated financial statements are presented in United States dollars and have been prepared in accordance with GAAP and reflect the following policies:

(a)    Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Sona Mobile, Inc., the accounts of Sona Mobile’s wholly-owned subsidiary, Sona Innovations Inc., and the accounts of the Company’s wholly owned subsidiary in the United Kingdom, Sona Limited. All inter-company accounts and transactions have been eliminated in consolidation.

(b)    Cash and cash equivalents

Cash and cash equivalents are comprised of cash and term deposits with original maturity dates of less than 90 days. Cash and cash equivalents are stated at cost, which approximates market value, and are concentrated in two major financial institutions.

(c)    Foreign currency translation

The functional currency is the U.S. dollar. In accordance with the provisions of SFAS No. 52, ‘‘Foreign Currency Translation,’’ assets and liabilities denominated in a foreign currency have been translated at the period end rate of exchange. Revenue and expense items have been translated at the transaction date rate. For Sona Innovations, which uses its local currency (Canada) as its functional currency, the resulting translation adjustments are included in other comprehensive income. Other gains or losses resulting from foreign exchange transactions are reflected in earnings.

(d)    Property and equipment

Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of three to five years.

(e)    Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known.

(f)    Software rights

Software rights were recorded at the excess of the purchase price for Innovations, purchased in 2003, over the fair value of that company’s identifiable net tangible assets. During 2004 and 2005, the software rights were amortized on a straight-line basis assuming a four-year life. As at December 31, 2005, we determined that our technology had moved beyond the levels for which these

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

software rights were originally acquired. Accordingly, the software rights were written off as of December 31, 2005. The related 2005 write off of approximately $347,000 has been included in Depreciation and Amortization expense in the financial statements.

(g)    Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, ‘‘Accounting for Income Taxes,’’ which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed periodically for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

(h)    Revenue recognition

The Company derives revenue from license and service fees related to customization and implementation of the software being licensed. License fees are recognized in accordance with Statement of Position (‘‘SOP’’) 97-2, ‘‘Software Revenue Recognition,’’ as amended by SOP 98-4 and SOP 98-9, and in certain instances in accordance with SOP 81-1, ‘‘Accounting for Performance of Construction-Type and Certain Production-Type Contracts.’’ Service fees are recorded on a percentage of completion or completed-contract basis depending on whether or not reliable estimates of the costs to complete the work can be obtained. License fees are recognized over the service period when there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection of the receivable is probable. The deferred revenues are amounts received prior to completion of service.

(i)    Research and development costs

The Company incurs costs on activities that relate to research and the development of new products. Research costs are expensed as they are incurred. Costs are reduced by tax credits where applicable.

Development costs to establish the technological feasibility of software applications developed by the Company are charged to expense as incurred. In accordance with SFAS 86, certain costs incurred subsequent to achieving technological feasibility are capitalized. Accordingly, a portion of the internal labor costs and external consulting costs associated with essential wireless software development and enhancement activities are capitalized. Costs associated with conceptual design and feasibility assessments as well as maintenance and routine changes are expensed as incurred. Capitalized costs are amortized based on current or future revenue for each product with an annual minimum equal to the straight-line basis over the estimated economic lives of the applications, not to exceed 5 years and are periodically evaluated for impairment.

Development costs for the years ended December 31, 2005 and 2004 were $894,000 and $211,000 respectively.

(j)    Stock based compensation

The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB

Interpretation No. 44, ‘‘Accounting for Certain Transactions Involving Stock Compensation, and Interpretation of APB Opinion No. 25,’’ issued in March 2000, to account for its fixed-plan stock

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, ‘‘Accounting for Stock-Based Compensation,’’ established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above and has adopted only the disclosure requirements of SFAS No. 123.

SFAS No. 123, as amended by SFAS No. 148, permits companies to recognize, as expense over the vesting period, the fair value of all stock-based awards on the date of grant. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Because the Company’s stock-based compensation plan has characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, management believes that the existing option valuation models do not necessarily provide a reliable single measure of the fair value of awards from the plan. Therefore, as permitted, the Company applies the existing accounting rules under APB No. 25 and provides pro forma net income (loss) disclosures for stock-based awards made during the year as if the fair value method defined in SFAS No. 123, as amended, had been applied.

The following table illustrates the effect on net loss as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock based employee compensation. The fair value of these options was estimated at the date of grant using a Black-Scholes option-pricing model, assuming a risk-free interest rate of 4.24% - 4.83%, a three-year term, 65% volatility, and no expected dividend rate. There were no options issued in 2004.

(000’s, except per share amounts)

2005
Net loss, as reported	$(6,746,485)
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards	502,127
Pro forma net loss	$(7,248,612)
Basic and diluted net loss per common share:
As reported	$(0.22)
Pro forma	$(0.23)

(k)    Reclassifications

Certain reclassifications of previously reported amounts have been made to conform to the current year’s presentation.

(l)    Derivatives

We follow the provisions of SFAS No. 133, ‘‘Accounting for Derivative Instruments and Hedging Activities’’ (‘‘SFAS No. 133’’), along with related interpretations of EITF No. 00-19, ‘‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’’ (‘‘EITF 00-19’’), and EITF No. 05-2, ‘‘The Meaning of ‘Conventional Convertible Debt Instrument’ in Issue No. 00-19’’ (‘‘EITF 05-2’’). SFAS No. 133 requires every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the derivative’s fair value recognized currently in earnings unless specific hedge accounting criteria are met. We value these derivative securities under the fair value method at the end of each reporting period (quarter), and their value is

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

marked to market at the end of each reporting period, with the gain or loss recognition recorded against earnings. We continue to revalue these instruments each quarter to reflect their current value in light of the current market price of our Common Stock. We utilize the Black-Scholes option-pricing model to determine fair value. Key assumptions of the Black-Scholes option-pricing model include applicable volatility rates, risk-free interest rates and the instruments expected remaining life. These assumptions require significant management judgment.

Note 6.    Schedule of Stockholders’ Equity

The schedule of stockholders’ equity reflects the Merger, which was treated as a reverse acquisition with Sona-Washington as the accounting acquirer. The beginning equity is that of Sona Washington as of December 31, 2003, and the schedule reflects the issuance of Common Stock pursuant to the merger and the Series B financing described below.

Series B Financing

In June 2005, the Company sold 3,848.7 shares of its Series B Convertible Preferred Stock, $.01 per share (the ‘‘Series B Preferred Stock’’), and warrants to purchase 962,175 shares of Common Stock (the ‘‘Warrants’’). The gross proceeds from the sale of the Series B Preferred Stock and the Warrants (the ‘‘Series B Financing’’) were approximately $5.05 million, before related costs of approximately $34,000. The Series B Stock ranked pari passu with the Series A Preferred Stock and was identical in all material respects to the Series A Preferred Stock, except that each share of Series B Preferred Stock converted into 1,000 shares of Common Stock, or 3,848,700 in the aggregate, only upon an increase in the Company’s authorized shares of Common Stock.

At the annual shareholders meeting on November 17, 2005, the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of Common Stock from 10,000,000 to 90,000,000. In accordance with the terms of the Series B Financing, the 3,848.7 shares of the Series B Preferred Stock were automatically converted into 3,848,700 shares of Common Stock at that date.

Note 7.    Earnings per Share

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share considers the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised or converted into Common Stock or resulted in the issuance of Common Stock that shared in the earnings of the entity.

The calculation of diluted earnings per share did not include 1,925,000 shares of the Company’s Common Stock issuable upon the exercise of options nor did it include the 962,175 shares issuable upon exercise of the Common Stock warrants, as their inclusion would be anti-dilutive.

Note 8.    Lease Commitments

The Company leases office space in Toronto, Ontario, New York, New York, Boulder, Colorado and London, United Kingdom. The Company also leases certain office equipment. These leases have been classified as operating leases. Lease commitments by year are as follows:

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

Future Lease Commitments by Year
(US$)

	2006	2007	2008	2009	2010
Office Space Leases:
United States	$497,104	$500,915	$67,938	$74,732	$62,059
Canada	81,740	27,247
United Kingdom	5,446
Total Office Space	584,291	528,162	67,938	74,732	62,059
Office Equipment	7,558	7,558	7,221	5,442	591
Total Lease Commitments	$591,849	$535,720	$75,159	$80,174	$62,650

Office lease payments for 2005 and 2004 were approximately $139,000 and $29,000 respectively. Office equipment lease expense for 2005 and 2004 were approximately $5,000 and $3,000 respectively.

Note 9.    Convertible note payable

In July 2004, the Company issued a note for proceeds of $100,000, its face value. The note was due January 2006 and bears interest at 12% per annum, payable upon maturity. On the note’s due date, 355,250 common shares were to be issued to the note holder. The note was convertible to 1,162,655 shares of our Common Stock, at any time before the due date. In March 2005, the note was converted to 1,162,655 shares of the Company’s Common Stock.

In accordance with EITF 98-5, the fair value of the conversion option on the date of issuance was nil as the conversion price was equal to the current issue price for the underlying shares. The obligation to issue the underlying shares has been valued at the market price at the time of issue in the amount of $30,555 and is reflected as part of ‘‘Additional paid-in capital’’ in stockholder’s equity and the related note discount, netted against the note payable. Interest and amortization of the discount were charged to income over the term of the note. On March 2, 2005, the holder of the note exercised the conversion option. The other paid-in capital and the carrying value of the note payable, including accrued interest and unamortized discount of $21,580, have been recorded as proceeds for the issue of the 1,162,655 shares.

Note 10.    Share Capital

On the Merger Date, the Company issued 568,140 shares of its Series A Stock in connection with the Merger. At the annual shareholders meeting on November 17, 2005, the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of Common Stock from 10,000,000 to 90,000,000. In accordance with the terms of the Merger Agreement, the 568,140 shares of the Series A Stock were automatically converted into 27,334,119 shares of Common Stock at that date.

In June 2005, the Company sold 3,849 shares of its Series B Preferred Stock and 962,175 Common Stock purchase warrants (the ‘‘Warrants’’). The total gross proceeds from the Series B Financing were $5,049,466. All of the Series B Preferred Stock subscription amounts were received by December 31, 2005. The Warrants were valued at $650,083 using the Black-Scholes option pricing formula based upon a four year term, a volatility factor of 65%, a risk free interest rate of 4.5% and the closing stock price on June 17, 2005, the date prior to the Series B Financing. The Warrants expire four years from their date of issuance and have a per share exercise price of $1.968. All subscription amounts were received by December 31, 2005. At the annual shareholders meeting on November 17, 2005, the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of Common Stock from

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

10,000,000 to 90,000,000. In accordance with the terms of the Series B financing, the 3,848.7 shares of the Series B Preferred Stock were automatically converted into 3,848,700 shares of Common Stock at that date.

Between January 1, 2004 and December 31, 2004, the Company issued 4,601,222 shares of its Common Stock for cash. As of December 31, 2004, the Company had 11,413,232 shares of its Common Stock outstanding. An additional 14,758,233 shares were issued for cash between January 1, 2005 and the Merger Date, of which $175,000 was received in December 2004. On March 2, 2005, 1,162,655 shares were issued upon conversion of a note payable (see Note 9). Between the Merger Date and December 31, 2005, the Company issued 27,334,120 of its Common Stock to convert 568,140 shares of its Series A Preferred Stock, 3,848,700 shares of its Common Stock to convert 3,848.7 shares of its Series B Preferred Stock, and 160,000 shares of restricted Common Stock to the four newly elected outside directors for their services, of which 20,000 shares subsequently forfeited to the Company.

Note 11.    Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, and notes payable. The Company is subject to credit risk with respect to its accounts receivable to the extent that debtors do not meet their obligations. The Company monitors the age of its accounts receivable and may delay development or terminate information fees if debtors do not meet payment terms. The fair value of all financial instruments approximates book values.

The Company is subject to foreign currency risk with respect to financial instruments denominated in a foreign currency.

Note 12.    Income Taxes

Deferred tax benefits arising from net operating loss carry forwards were determined using the applicable statutory rates. At December 31, 2005, the Company had net deferred tax assets of approximately $2,539,000 arising from net operating loss (NOL) carry forwards. The NOL carry forwards, which are available to offset future profits of the Company begin to expire in 2010 if not utilized and expire in varying amounts through 2024. These deferred taxes benefits are fully offset by valuation allowances as there can be no assurance that the company will earn sufficient future profits to utilize the loss carry forwards.

The net operating loss carry forward balances vary from the applicable percentages of net loss due to expenses, primarily amortization of software rights, recognized under generally accepted accounting principles, but not deductible for tax purposes.

	2005	2004	2003	Total
United States loss	2,537,265	216,285	114,823	2,868,373
Canada loss	3,782,636	409,871	—	4,192,507
United Kingdom loss	326,564	—	—	326,564
Amortization of intangibles	(415,935)	(138,647)	—	(554,582)
Net loss for tax purposes	6,230,530	487,509	114,823	6,832,862
Expected statutory rate	37.2%	36.7%	40.0%	37.2%
Expected recovery of taxes	2,314,916	179,048	45,929	2,539,256
Valuation reserve	(2,314,916)	(179,048)	(45,929)	(2,539,256)
Net tax asset	—	—	—	—

Note 13.    Commitments

On December 29, 2004, Innovations signed a letter of intent to acquire the assets and employee contracts of Smart Video Canada Inc. for $83,195 ($100,000 Canadian). An initial deposit of $4,160

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

($5,000 Canadian) was paid as at December 31, 2004, a second payment of $42,500 ($50,000 Canadian) was paid in the third quarter of 2005 and the final payment of $36,535 ($45,000 Canadian) was paid in the fourth quarter of 2005. The assets included in the purchase had negligible value, so the purchase amount was determined to be 100% goodwill relating to the employment contracts. The goodwill was estimated to have no future value as of December 31, 2005 and was written off to General and Administrative expenses in the fourth quarter of 2005.

Note 14.    Amounts due to Affiliated Parties

Accrued liabilities at December 31, 2005 include an amount of approximately $82,000 due to an officer of the Company and an amount of approximately $22,000 owed to a former employee of the Company. At December 31, 2004, these balances were approximately $164,000 and $46,000 respectively. Both amounts relate to compensation earned but not paid in 2004.

Note 15.    Related Party Transactions

During 2005 and 2004, the Company paid consulting and management fees to shareholders and directors of the company in the amount of $499,000 and $102,000, respectively. This included payments for the years ended December 31, 2005 and December 31, 2004 for consulting fees of $140,808 and $0, respectively, to Mr. Kreloff and $207,215 and $36,269, respectively, to Mr. Glinsman. In addition, relocation expense of $32,884 was incurred by us in 2005 for Mr. Glinsman’s benefit. We also granted options expiring October 13, 2010 to each of Messrs. Kreloff and Glinsman to purchase up to 250,000 shares of our Common Stock at an exercise price of $1.60. On July 18, 2005, we entered into a two-year consulting agreement with Mr. Frank Fanzilli, a director, under which we pay him $5,000 per month for consulting services. We also issued to each of Messrs. Castellano, Fanzilli and Vittoria in connection with their appointment to our Board of Directors in 2005, 40,000 shares of our Common Stock (an aggregate of 120,000 shares) pursuant to the restricted stock equity compensation plan described under ‘‘Executive Compensation — Compensation of Directors’’ elsewhere in this prospectus. Mr. Paul McAleese, who was also appointed to our Board of Directors in 2005 and who resigned from the Board effective March 6, 2006, was also awarded 40,000 shares of our Common Stock under this equity compensation plan , but, as provided in the plan, forfeited 20,000 shares by reason of his resignation from the Board. We also granted options to purchase up to 5,000 shares of our Common Stock to each of such persons in 2005 in connection with their appointment to our Board of Directors.

As of December 31, 2005, Accrued Liabilities includes the balance due to shareholders of $103,778, which is non-interest bearing and unsecured with no specific terms of repayment.

In 2004, the Company’s subsidiary shared premises with the former majority shareholder of Innovations Baldhead Systems that also owns 570,796 shares of the Company’s Common Stock. During 2004, the Company paid rent to the former majority shareholder in the amount of $22,590 on a month-to-month basis with no commitment.

Note 16.    Option Grants

Option /SAR Grants in Last Fiscal Year

(1) 2000 Option Plan

In May 2000, the Board of Directors of the Company adopted the Stock Option Plan of 2000 (the ‘‘2000 Option Plan’’). In October 2000, the stockholders of the Company approved the 2000 Option Plan and ratified options previously granted. The Company registered under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), the shares issuable upon the exercise of options granted or to be granted pursuant to the 2000 Option Plan in a Registration Statement on Form S-8, File No. 333-51744, filed on December 13, 2000. As a result of this registration under the Securities Act, an

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

optionee under options registered under such registration statement who is not an affiliate of the Company may resell the shares of the Common Stock received upon exercise immediately and an optionee who is an affiliate (i.e., a director or an executive officer) may resell pursuant to the exemption of Rule 144 under the Securities Act without compliance with any holding period under paragraph (d) of Rule 144.

The 2000 Option Plan provided for the grant of options to purchase shares of the Common Stock to directors, officers, employees and consultants of the Company. Non-qualified stock options may be granted to directors, officers, employees and consultants. Incentive stock options, as such form is defined in Section 422 of the Code, may be granted only to employees. The term of the 2000 Option Plan was for ten years and it provided for the grant of options to purchase up an aggregate of 1,925,000 shares of Common Stock. The 2000 Option Plan initially provided for the grants of options to purchase an aggregate of 2,000,000 shares of Common Stock; however, three options to purchase an aggregate of 75,000 shares have been exercised. The 2000 Option Plan was administered by the Board during the first half of 2005 and in prior fiscal years and in now administered by the Compensation Committee.

On November 12, 2005, the Company’s stockholders approved the Amended and Restated Option Plan of 2000 (the ‘‘Amended and Restated Option Plan.’’), The Amended and Restated Option Plan amends and restates the 2000 Option Plan and, among other things, increases the number of shares of our Common Stock subject to the 2000 Plan from 2,000,000 shares to 5,000,000 shares and gives the Plan administrator the flexibility to grant various types of equity incentive compensation awards, in addition to stock options, including, for example, restricted stock awards, stock appreciation rights and others., among other things, increases the number of shares of our Common Stock subject to the Plan from 2,000,000 shares to 5,000,000 shares and gives the Plan administrator the flexibility to grant various types of equity incentive compensation awards, in addition to stock options, including, for example, restricted stock awards, stock appreciation rights and others.

The Amended and Restated Option Plan provides that the exercise price of an incentive stock option shall not be less than the fair market value of Common Stock on the date of grant, except that, if the employee owns stock possessing more than 10% of the total combined voting power of all classes of stock, the exercise price of the option must be at least 110% of the fair market value of Common Stock on the date of grant and the incentive stock option cannot be exercised after five years from the date of grant. No stock option granted has, and no option to be granted under the 2000 Option Plan may have, a term in excess of ten years. The exercise price of a non-statutory or nonqualified option may be less than the fair market value on the date of grant.

The number of shares subject to an outstanding option and the exercise price thereof are subject to adjustment in the event of a stock dividend, stock split, reorganization, recapitalization, combination of shares, change in corporate structure or similar events. No fractional shares will be issued upon exercise and the Company has no obligation to pay for such fractional share.

Options granted prior to the reverse acquisition on April 19, 2005 were not exercisable during the first year after the date of grant and thereafter became exercisable in annual installments of 25% each. Although the 2000 Option Plan permits some options to be granted to employees to have performance goals as the condition precedent to becoming exercisable, no option granted to date has such provision. Stock options granted subsequent to April 19, 2005 had vesting provisions of 1/3 upon grant with 1/3 vesting annually in each of the two following years, with the exception of the director stock options, which vest at a rate of 25% at the end of each quarter over a one year period from the date of grant.

Options granted under the 2000 Option Plan are non-transferable and not immediately exercisable. However, as a result of the consummation of the Merger, all outstanding options became immediately exercisable, even if not already exercisable, and their expiration date became April 19, 2008.

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

The provisions described in this paragraph are applicable to future options: If the optionee’s employment will terminate for any reason other than his or her death or disability, he or she may, for a period of up to three months, exercise the option to the extent exercisable upon the date of termination. If the optionee’s employment terminates because of his or her total and permanent disability (as defined in the Code), the optionee will have 12 months within which he or she can exercise the stock option to the extent it was exercisable on the date of termination. In the event of other disability causing termination, the optionee may have six months (three months in the event the optionee wants continuous treatment of the stock option as an incentive stock option) to exercise the stock option to the extent exercisable upon the date of termination. If the optionee dies, his estate may exercise the stock option to the extent exercisable upon the date of death of the optionee, whether it occurred during the initial term or during the three, six or 12-month periods described in the three preceding sentences. In no event may a stock option be exercised beyond its original expiration date. Similar provisions are applicable to optionees who are not employees.

For a consultant to be eligible to receive a grant of a stock option under the Amended and Restated Option Plan the optionee must be a natural person and the services rendered for the Company must be of a bona fide nature and not in connection with the offer or sale of securities of the Company in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

At the Merger Date, options covering a total of 249,000 shares of the Common Stock were outstanding under the 2000 Option Plan at a weighted average exercise price of $1.003 per share.

During fiscal 2005, each of the five external directors was granted a stock option under the 2000 Option Plan for 5,000 shares of Common Stock on the respective dates of their appointment or re-election to the board. These grants vest over a one year period with 25% vesting at the end of each quarter after the grant date.

On October 13, 2005, 1,697,665 options were granted to officers, employees and independent contractors with an exercise price of $1.60, which was the closing market price on that date.

During fiscal 2005, options covering an aggregate of 46,665 shares of Common Stock were cancelled.

The Company has never granted any stock appreciation rights (SARs).

Option, Grants, Exercises and Values

A summary of option transactions under the plan for fiscal 2005 is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at April 19, 2005 (Merger Date)	249,000	1.003
Granted to directors	25,000	1.340
Granted to officers	737,665	1.600
Granted to employees & contractors	960,000	1.600
Canceled	(46,665)	1.600
Outstanding, December 31, 2005	1,925,000	$1.519

There were no option exercises in fiscal 2005 subsequent to the Merger Date.

Note 17.    Segmented Information

The Company operates in Canada and the United States. All revenues are currently from the Canadian subsidiary. The Company has commenced sales and marketing efforts in the United States and the United Kingdom.

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

Property and equipment by geographic region are as follows:

	December 31,
	2005	2004
Property and Equipment
United States	$105,699	$0
Canada	57,355	11,294
Total	$163,054	$11,294

Property and equipment includes only assets held for use, and is reported by geography based on the physical location of the assets at the end of the fiscal year. As of December 31, 2005, property and equipment were held only in the United States and Canada.

Note 18.    Stock Based Compensation

In accordance with the compensation plan for directors adopted by the Board on July 19, 2005, the four new non-employee directors, immediately upon his election to the Board, received 40,000 shares of Common Stock, of which 20,000 shares vested immediately and 20,000 will vest on the first anniversary of his election to the Board. If a director leaves the Board for any reason, voluntarily or involuntarily, before the first anniversary of his election to the Board, he will forfeit any unvested shares. These 160,000 shares of Common Stock were valued at the fair market value on the date of grant and charged as compensation over the vesting period.

Note 19.    Deferred Revenues

Deferred revenue occurs where the Company invoices customers for project work that has not been completed at the balance sheet date. The Company’s deferred revenue balances for 2005 and 2004 are $130,287 and $1,432, respectively.

Note 20.    Subsequent Event

In January 2006, we sold 2,307,693 shares of our Common Stock to Shuffle Master for $3.0 million and issued an 18-month warrant to purchase 1,200,000 shares of our Common Stock to Shuffle Master. This warrant has an exercise price of $2.025 per share and expires on July 12, 2007. The sale of these shares and the issuance of this warrant were in connection with a strategic alliance distribution and licensing agreement between us and Shuffle Master. As part of our agreement with Shuffle Master, we agreed to register the shares of our Common Stock sold to Shuffle Master and the shares underlying the warrant.

In December 2005, we filed a resale registration statement with the United States Securities and Exchange Commission (the ‘‘SEC’’) on behalf of various stockholders. In January 2006, while the registration statement was pending review by the SEC, we entered into a strategic alliance licensing and distribution agreement with Shuffle Master under which we agreed to develop certain wireless gaming technology for Shuffle Master. In connection with that agreement, we sold 2,307,693 shares of our Common Stock and warrants to purchase up to an additional 1,200,000 shares of our Common Stock to Shuffle Master, Inc. for $3.0 million. The proceeds from the sale of those securities were intended to provide us with the working capital we would need to fulfill our obligations under the agreement. Since we agreed to register the purchased shares and the shares underlying the warrants, we included them in the pending registration statement. We were subsequently informed by the staff of the SEC that, because we included those securities in a pending registration statement, they were questioning the availability of the exemption from registration that we were claiming. The availability of the exemption requires that the transaction have a conclusion. Including the Shuffle Master securities in the pending registration statement raises the question as to whether the transaction with

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

Shuffle Master ever concluded. The SEC suggested that we remove the Shuffle Master securities from the pending resale registration statement, which we have done. Notwithstanding that removal, if a court of competent jurisdiction were to ultimately determine that an exemption was not available, we may have to offer Shuffle Master rescission rights. In addition, we, and possibly some of our officers, may also be subject to penalties. However, we believe the sale of securities to Shuffle Master was exempt from the registration requirements of the Securities Act as a valid private placement transaction under Sections 4(2) and 4(6) of the Securities Act for a variety of reasons and we will vigorously contest any claim to the contrary.

Note 21.    Correction of error for misapplication of SFAS 133, SFAS 150 and EITF 00-19 related to the issuance of warrants.

Management has determined that the prior accounting for the Warrants issued in conjunction with the Series B Preferred Stock in June 2005 was in error. The company initially classified the Warrants as an equity instrument, however the warrant agreement includes a registration rights agreement with an uneconomic penalty which precludes this classification. The Warrants have been reclassified as a liability in accordance with the provisions of SFAS 133, SFAS 150 and EITF 00-19.

As a result of the error, stockholders’ equity at June 30, 2005 and September 30, 2005 were understated by $650,083. Liabilities for the same period were overstated by $650,083 and $749,730, respectively. Further, the standards require the Company to re-measure the value at the end of each reporting period with the resulting increase or decrease to the liability reported as a component of the Consolidated Statements of Operation and Comprehensive Loss. As a result of the increase in the value of the warrants since issuance to December 31, 2005, a revaluation expense of $100,020 has been included in Other Income and Expense. Of this revaluation amount, $99,287 related to the quarter ended September 30, 2005 and $733 related to quarter ended December 30, 2005.

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

At June 30, 2006
(unaudited)
Assets
Current:
Cash and cash equivalents	618,275
Accounts receivable (net of allowance for doubtful accounts of $36,633)	128,273
Tax credits receivable	45,488
Prepaid expenses & deposits	117,175
Total current assets	909,211
Property and equipment:
Computer equipment	63,913
Furniture and equipment	30,428
Less: accumulated depreciation	(36,188)
Total property and equipment	58,153
Total Assets	$967,364
Liabilities and Stockholders' Equity
Current:
Accounts payable	$749,415
Accrued liabilities & payroll	666,830
Deferred revenue	152,081
Total current liabilities	1,568,326
Total Liabilities	1,568,326
Stockholders’ equity:
Preferred Stock − 10,000,000 shares authorized, par value $.01 per share − no shares issued and outstanding	—
Common Stock − 90,000,000 shares authorized, par value $.01 per share − 41,186,200 shares issued and outstanding	411,862
Additional paid-in capital	9,752,630
Common Stock purchase warrants	1,620,370
Unamortized stock based compensation	(81,000)
Accumulated other comprehensive (loss)	(285,717)
Accumulated deficit	(12,019,107)
Total stockholders’ equity	(600,962)
Total Liabilities and Stockholders’ Equity	$967,364

See accompanying notes to consolidated financial statements.

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three months ended June 30		Six months ended June 30
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Revenue	$165,429	123,971	$290,753	259,006
Operating expenses
Depreciation and amortization	8,950	215,644	16,787	415,936
General and administrative expenses	525,925	324,261	1,129,706	469,963
Professional fees	302,180	100,702	600,086	210,809
Development expenses	370,029	140,557	753,694	239,259
Selling and marketing expenses	938,663	396,014	2,239,647	730,208
Total operating expenses	2,145,747	1,177,178	4,739,620	2,066,175
Operating loss	(1,980,318)	(1,053,207)	(4,449,167)	(1,807,169)
Interest income	19,638	8,862	36,653	8,862
Interest expense	(1,013)	(1,777)	(1,965)	(2,859)
Other income and expense	29,493	—	(117,162)	—
Net loss	$(1,932,200)	(1,046,122)	$(4,531,642)	(1,801,166)
Foreign currency translation adjustment	(215,462)	41,325	(190,058)	63,308
Comprehensive loss	$(2,147,662)	(1,004,797)	$(4,721,699)	(1,737,858)
Net loss per share of common stock − basic and diluted	$(0.05)	(0.03)	$(0.11)	(0.07)
Weighted average number of shares of common stock outstanding − basic and diluted (note 7)	40,914,710	32,595,079	40,408,581	26,805,195

See accompanying notes to consolidated financial statements

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2006	2005
	(unaudited)	(unaudited)
Cash provided by (used in):
Operating activities
Net loss	$(4,531,642)	$(1,801,166)
Adjustments for:
Depreciation and amortization	8,950	423,152
Amortization of deferred interest	—	15,210
Write-off of in-process purchased technology	597,652
Stock based compensation	205,882	—
Stock option expense	154,967	—
Gain on revaluation of common stock purchase warrants	(468,326)	—
Changes in non-cash working capital assets and liabilities:
Accounts receivable	284,849	(177,244)
Stock subscriptions receivable	—	(299,923)
Tax credits receivable	(14,689)	—
Prepaid expenses & deposits	(2,484)	(9,766)
Accounts payable	223,741	207,913
Accrued liabilities	(34,375)	(73,619)
Deferred revenue	21,794	51,374
Net cash provided by (used in) operating activities	(3,553,681)	(1,664,069)
Investing activities
Capital expenditures	(3,741)	(41,136)
Net cash provided by (used in) investing activities	(3,741)	(41,136)
Financing activities
Proceeds from the sale of redeemable preferred stock	—	150,000
Proceeds from the sale of common stock	1,664,400	683,707
Proceeds from exercise of stock option	69,334	—
Cash acquired in the reverse merger	—	1,101,858
Proceeds from the issuance of series B preferred stock	—	4,065,164
Proceeds from the issuance of common stock purchase warrants	1,335,600	650,083
Repayment of note payable and other loans	—	(44,545)
Net cash provided by financing activities	3,069,334	6,606,267
Effect of exchange rate changes on cash	(180,549)	90,654
Change in cash during the period	(668,637)	4,991,716
Cash, beginning of period	1,286,912	113,629
Cash, end of period	$618,275	$5,105,345

There were no amounts paid in cash for taxes or interest in the first six months of 2006 or 2005. In the first quarter of 2005, a convertible note with a principal amount of $100,000 was converted to 1,162,655 shares of common stock.

In the second quarter of 2006, warrants with a balance sheet value of $896,758 were reclassified from liability to equity in accordance with the provisions of EITF-0019.

See accompanying notes to consolidated financial statements.

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1.    Going Concern and Management’s Plans

The accompanying consolidated financial statements of Sona Mobile Holdings Corp. (the ‘‘Company’’) have been prepared assuming that the Company will continue as a going concern. However, since its inception in November 2003, the Company has generated minimal revenue, has incurred substantial losses and has not generated any cash flow from operations. The Company has relied upon the sale of shares of equity securities to fund its operations. In view of the Company’s continuing losses and limited cash flow, the Company’s auditors, in their report issued in connection with their audit of the Company’s financial statements as of and for the year ended December 31, 2005, (included in our 2005 Annual Report on form 10-KSB) have stated that these continuing losses raise substantial doubt about the Company’s ability to continue as a going concern.

On July 7, 2006, the Company closed a private placement to accredited investors whereby it sold 16,943,323 shares of common stock and warrants to purchase 8,471,657 shares of common stock for gross proceeds of approximately $10.1 million before payment of commissions and expenses. Based on the Company’s current level of operating expenses, it believes that the net proceeds from this financing, approximately $9.4 million, will be sufficient to fund its operations and capital requirements for at least the next 12 months. However, if the Company’s operating assumptions are incorrect or if levels of spending increase due to unforeseen circumstances, additional financing may be required within that time frame.

The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 2.    Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Sona Mobile Holdings Corp. (the ‘‘Company’’) have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The unaudited condensed consolidated financial statements herein include the accounts of the Company and its wholly-owned subsidiaries, Sona Mobile, Inc. (‘‘Sona Mobile’’) and Sona Ltd, a company formed in the United Kingdom in September 2005 (‘‘Sona Ltd.’’), as well as Sona Mobile’s wholly-owned subsidiary, Sona Innovations, Inc. (‘‘Innovations’’), a Canadian company,. All material inter-company accounts and transactions have been eliminated. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2005 and the notes thereto included in Form 10-KSB filed with the United States Securities and Exchange Commission on March 31, 2006. Results of consolidated operations for the interim periods are not necessarily indicative of the operating results to be attained for the entire fiscal year.

Recently issued accounting pronouncements

In December 2004, the Financial Accounting Standards Board (‘‘FASB’’) issued SFAS No. 123 (revised 2004), ‘‘Share-Based Payment’’ (‘‘SFAS 123R’’), which is a revision of SFAS No. 123, ‘‘Accounting for Stock-Based Compensation’’. SFAS 123R supersedes APB Opinion No. 25, ‘‘Accounting for Stock Issued to Employees’’ and amends SFAS No. 95, ‘‘Statement of Cash Flows.’’ SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions and requires all share-based payments to employees, including grants of employee stock options, to be recognized as additional compensation expense in the financial statements based on the calculated fair value of the awards. SFAS 123R also requires the

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

benefits of tax deductions in excess of recognized compensation costs to be reported as a financing cash flow. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. The Company adopted this statement effective for its fiscal year beginning January 1, 2006. The impact of adopting SFAS 123R is described in Note 4 (j), Stock-Based Compensation.

Note 3.    Company Background and Description of Business

Sona Mobile was formed under the laws of the State of Washington in November 2003 for the purpose of acquiring Innovations, which it did in December 2003. In April 2005 Sona Mobile merged with and into PerfectData Acquisition Corporation, a Delaware corporation (‘‘PAC’’) and a wholly-owned subsidiary of PerfectData Corporation, also a Delaware corporation (‘‘PerfectData’’). Under the terms of the merger, (i) PAC was the surviving company but changed its name to Sona Mobile, Inc.; (ii) the pre-merger shareholders of Sona Mobile received stock in PerfectData representing 80% of the voting power in PAC post-merger; (iii) all of PerfectData’s officers resigned and Sona Mobile’s pre-merger officers were appointed as the new officers of PerfectData; and (iv) four of the five persons serving as directors of PerfectData resigned and the remaining director appointed the three pre-merger directors of Sona Mobile to the PerfectData board of directors. In November 2005, PerfectData changed its name to ‘‘Sona Mobile Holdings Corp.’’

At the time of the merger, PerfectData was not engaged in an active business. It was essentially a shell company with approximately $1.1 million of net assets, principally cash. Upon completion of the merger, PerfectData’s only business was the historical business of Sona Mobile and the pre-merger shareholders of Sona Mobile controlled PerfectData. Accordingly, the merger was accounted for as a reverse acquisition of a public shell and a recapitalization of Sona Mobile. No goodwill was recorded in connection with the Merger and the costs were accounted for as a reduction of additional paid-in-capital. The pre-merger financial statements of Sona Mobile are treated as the historical financial statements of the combined companies. The historical financial statements of PerfectData prior to the merger are not presented. Furthermore, because Sona Mobile is deemed the accounting acquirer, its historical stockholders’ equity has been adjusted to reflect the new capital structure.

The Company develops and markets wireless data applications for mobile devices in the rapidly growing wireless data marketplace. The Company is a Vertical Wireless Software and Service Provider specializing in value-added services to data-intensive vertical market segments. The Company’s revenues consist of project, licensing and support fees relating to the Sona Wireless Development Platform™ (‘‘SWP’’) and related end-user wireless application software products made available to enterprises and cellular operators.

The Company markets its products and services principally to two large vertical markets:

•	Gaming and entertainment. The Company proposes to (i) deliver casino games wirelessly in designated areas on casino properties; (ii) offer real-time, multiplayer games that accommodate an unlimited number of players; and (iii) deliver games on a play-for-free or wagering basis (where permitted by law) on mobile telephone handsets over any carrier network. The Company also propose to deliver content via channel partners and content partners, including live streaming television, digital radio, specific theme downloads for mobile phones, media downloads and gaming applications.

•	Financial services and enterprise software. Our products and services extend enterprise applications to the wireless arena, such as customer relationship management systems, sales force automation systems, information technology (IT) service desk and business continuity protocols, all of which are delivered in compliance with the current regulatory environment. One of the Company’s primary focuses is to develop wireless software applications for the data-intensive investment banking community and client-facing applications for the retail banking industry.

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 4.    Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss. Customer account balances with invoices dated over 90 days are considered delinquent. The Company maintains reserves for potential credit losses based upon its loss history, its aging analysis and specific account review. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Such losses have been within management's expectations. The Company has some exposure to a concentration of credit risk as it relates to specific industry segments, as historically its customers have been primarily concentrated in the financial services industry. Since revenues are derived in large part from single projects, the Company bears some credit risk due to a high concentration of revenues from individual customers. During the second quarters of 2006, three customers comprised approximately 45%, 20% and 14%, respectively, of the Company's revenue. In the second quarter of 2005, one customer accounted for 41% of quarterly revenues. On a year to date basis for 2006, two customers accounted for 26% and 14% of revenues respectively. For the similar period in 2005, two different customers accounted for 39% and 12% of revenue respectively.

The Company had a balance of $36,633 in its Allowance for Doubtful Accounts provision as of June 30, 2006. This balance consists entirely of provisions made in 2005. There was a bad debt write off of $2,956 in the second quarter of 2005. This balance was deemed to be uncollectible and had been specifically provided for in 2005.

Note 5.     Summary of Significant Accounting Policies

These consolidated financial statements are presented in United States dollars and have been prepared in accordance with GAAP and reflect the following policies:

(a)    Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Sona Mobile, Sona Mobile’s wholly-owned subsidiary, Innovations, and the Company’s wholly owned United Kingdom subsidiary, Sona Ltd. All inter-company accounts and transactions have been eliminated in consolidation.

(b)    Cash and cash equivalents

Cash and cash equivalents are comprised of cash and term deposits with original maturity dates of less than 90 days. Cash and cash equivalents are stated at cost, which approximates market value, and are concentrated in two major financial institutions.

(c)    Foreign currency translation

The functional currency is the U.S. dollar. In accordance with the provisions of SFAS No. 52, ‘‘Foreign Currency Translation,’’ assets and liabilities denominated in a foreign currency have been translated at the period end rate of exchange. Revenue and expense items have been translated at the transaction date rate. For Innovations and Sona Ltd., which use their local currencies (Canadian dollar and British pound, respectively) as their functional currency, the resulting translation adjustments are included in other comprehensive income. Other gains or losses resulting from foreign exchange transactions are reflected in earnings.

(d)    Property and equipment

Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of three to five years.

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(e)    Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known.

(f)    Software rights

Software rights were recorded at the excess of the purchase price for Innovations, purchased in 2003, over the fair value of that company's identifiable net tangible assets. During 2004 and 2005, the software rights were amortized on a straight-line basis assuming a four-year life. In 2005, we determined that our technology had moved beyond the levels for which these software rights were originally acquired. Accordingly, these software rights were written off as of December 31, 2005. In April 2006, the Company completed the acquisition of certain software from Digital Wasabi, LLC. The software, which has not been fully developed, will facilitate the playing of certain games of chance, such as bingo and poker, on mobile wireless communication devices. The in-process purchased software does not meet the criteria for capitalization as prescribed in SFAS 86 and as such has been written off in the quarter of acquisition.

(g)    Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, ‘‘Accounting for Income Taxes,’’ which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed periodically for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

(h)    Revenue recognition

The Company derives revenue from license and service fees related to customization and implementation of the software being licensed. License fees are recognized in accordance with Statement of Position (‘‘SOP’’) 97-2, ‘‘Software Revenue Recognition,’’ as amended by SOP 98-4 and SOP 98-9, and in certain instances in accordance with SOP 81-1, ‘‘Accounting for Performance of Construction-Type and Certain Production-Type Contracts.’’ Service fees are recorded on a percentage of completion or completed-contract basis depending on whether or not reliable estimates of the costs to complete the work can be obtained. License fees are recognized over the service period when there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection of the receivable is probable. The deferred revenues relate to amounts invoiced prior to completion of service.

(i)    Research and development costs

The Company incurs costs on activities that relate to research and the development of new products. Research costs are expensed as they are incurred. Costs are reduced by tax credits where applicable. Development costs to establish the technological feasibility of software applications developed by the Company are charged to expense as incurred. In accordance with SFAS 86, certain costs incurred subsequent to achieving technological feasibility are capitalized. Accordingly, a portion of the internal labor costs and external consulting costs associated with essential wireless software development and enhancement activities are capitalized. Costs associated with conceptual design and feasibility

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

assessments as well as maintenance and routine changes are expensed as incurred. Capitalized costs are amortized based on current or future revenue for each product with an annual minimum equal to the straight-line basis over the estimated economic lives of the applications, not to exceed 5 years and are periodically evaluated for impairment.

Development costs for the quarters ended June 30, 2006 and 2005 were $370,000 and $141,000 respectively. These costs were expensed in the respective periods and there are no capitalized development costs as of June 30, 2006.

(j)    Stock based compensation

As of January 1, 2006, the Company adopted the provisions of, and accounts for stock-based compensation in accordance with, the Financial Accounting Standards Board’s (‘‘FASB’’) Statement of Financial Accounting Standards No. 123 — revised 2004 (‘‘SFAS 123R’’), ‘‘Share-Based Payment’’ which replaced Statement of Financial Accounting Standards No. 123 (‘‘SFAS 123’’), ‘‘Accounting for Stock-Based Compensation’’ and supersedes APB Opinion No. 25 (‘‘APB 25’’), ‘‘Accounting for Stock Issued to Employees.’’ Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service period using the compensation cost estimated for the SFAS 123 pro forma disclosures.

The adoption of SFAS 123R had an expense impact of $67,310 to the Company’s consolidated income statement in the second quarter of 2006 and $154,967 on a year to date basis. See below for further information regarding our stock-based compensation assumptions and expenses, including pro forma disclosures for prior periods as if the Company had recorded stock-based compensation expense.

Under the modified-prospective method allowed by SFAS 123R, the Company is to disclose on a pro forma basis the impact of the adoption of SFAS 123R on the prior period. The fourth quarter of 2005 was the only quarter in which the Company issued stock options. The fourth quarter of 2005 was also the only prior period where stock option expense would have been recognized, if SFAS 123R had been adopted by the Company at that point in time. The pro forma expense for the quarter ended December 31, 2005 was $502,127. There was no FAS123 pro forma stock option expense for the first or second quarters of 2005. The fair value of these options was estimated at the date of grant using a Black-Scholes option-pricing model, assuming a risk-free interest rate of 4.24% – 4.83%, a three-year term, 65% volatility, and no expected dividend rate.

(k)    Derivatives

The Company follows the provisions of SFAS No. 133 ‘‘Accounting for Derivative Instruments and Hedging Activities’’ (SFAS No. 133) along with related interpretations EITF No. 00-19 ‘‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’’ (EITF 00-19) and EITF No. 05-2 ‘‘The Meaning of ‘Conventional Convertible Debt Instrument’ in Issue No. 00-19’’ (EITF 05-2). SFAS No. 133 requires every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded in the Balance Sheet as either an asset or liability measured at its fair value, with changes in the derivative’s fair value recognized currently in earnings unless specific hedge accounting criteria are met. The Company values these derivative securities under the fair value method at the end of each quarter, and their value is marked to market to market at the end of each reporting period with the gain or loss recognition recorded against earnings. The Company continues to revalue these instruments each quarter to reflect their current value in light of the current market price of our common stock. The Company uses the

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Black-Scholes option-pricing model to determine fair value. Key assumptions of the Black-Scholes option-pricing model include applicable volatility rates, risk-free interest rates and the instrument’s expected remaining life. These assumptions require significant management judgment.

Note 6.    Stockholders’ Equity

In January 2006, the Company sold 2,307,693 shares of Common Stock and a warrant to purchase 1,200,000 shares of our Common Stock to Shuffle Master, Inc. (‘‘Shuffle Master’’) for $3.0 million. This warrant has an exercise price of $2.025 per share and expires on July 12, 2007. Using the Black-Scholes option model, the accompanying warrants were valued at $1,335,600 using a volatility of 65% and a risk-free interest rate of 4.4%.

In the first quarter of 2006, an employee was granted 20,000 shares of common stock as payment in lieu of salary for three months. Two terminated employees exercised 1,667 and 41,667 stock options during the first and second quarters resulting in proceeds to the Company of $2,668 and $66,667 respectively. Other stock transactions in the second quarter of 2006 included the issuance of 800,000 shares for the purchase of technology from Digital Wasabi and 27,778 shares of common stock that were issued to the former chief financial officer as per his employment contract. No cash proceeds were received in connection with these issuances and the stock was valued based on the market price on the date of issuance.

Note 7.    Earnings per Share

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share considers the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised or converted into common stock or resulted in the issuance of Common Stock that shared in the earnings of the entity.

The calculation of diluted earnings per share did not include 1,562,083 shares of the Company’s Common Stock issuable upon the exercise of options nor did it include the 2,170,728 shares issuable upon exercise of the common stock warrants, as their inclusion would be anti-dilutive.

Note 8.    Lease Commitments

The Company leases office space in Toronto, Ontario, New York, New York and Boulder, Colorado. The Company also leases office equipment. These leases have been classified as operating leases. Office lease payments for the second quarters of 2006 and 2005 were approximately $202,000 and $32,000 respectively. Office equipment lease expenses for the second quarters of 2006 and 2005 were approximately $18,000 and $0 respectively. Future lease commitments by year are as follows (2006 amounts are for six months):

Future Lease Commitments by Year
(US$)

	2006	2007	2008	2009	2010
Office Space Leases:
United States (New York and Boulder)	$248,890	$500,915	$67,938	$74,732	$62,059
Canada	42,586	28,391	—	—	—
Total Office Space	291,476	529,306	67,938	74,732	62,059
Office Equipment	26,727	53,455	53,104	11,379	616
Total Lease Commitments	$318,203	$582,761	$121,042	$86,110	$62,675

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 9.    Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, accounts payable, and notes payable. The Company is subject to credit risk with respect to its accounts receivable to the extent that debtors do not meet their obligations. The Company monitors the age of its accounts receivable and may delay development or terminate information fees if debtors do not meet payment terms. The fair value of all financial instruments approximates book values.

The Company is subject to foreign currency risk with respect to financial instruments denominated in a foreign currency.

Note 10.    Income Taxes

Deferred tax benefits arising from net operating loss carry forwards were determined using the applicable statutory rates. At June 30, 2006, the Company had net deferred tax assets of approximately $4,326,000 arising from net operating loss (NOL) carry forwards. The NOL carry forwards, which are available to offset future profits of the Company begin to expire in 2010 if not utilized and expire in varying amounts through 2025. These deferred taxes benefits are fully offset by valuation allowances as there can be no assurance that the company will earn sufficient future profits to utilize the loss carry forwards. The net operating loss carry forward balances vary from the applicable percentages of net loss due to expenses, primarily amortization of software rights, recognized under generally accepted accounting principles, but not deductible for tax purposes.

Note 11.    Series B Stock Warrants

In June 2005, the Company sold 3,848.7 shares of Series B Convertible Preferred Stock and warrants to purchase 962,175 shares of its common stock to accredited investors for gross proceeds of $5.05 million (the ‘‘Series B Financing’’). The Series B Convertible Preferred Stock was converted into 3,848,700 shares of common stock in November 2005. As part of the financing transaction, the Company agreed to register the shares of Common Stock underlying the Series B Preferred Stock and the Series B Warrants and further agreed that if the registration statement covering those shares was not effective by April 19, 2006, it would issue to the holders additional warrants until the registration becomes effective. The registration statement became effective on April 24, 2006. Based on the calculation prescribed in the Series B Financing agreements, the Series B investors were entitled to an additional 8,553 Series B Warrants. These penalty warrants were issued during the second quarter of 2006.

From the date of issuance through the quarter ended March 31, 2006, the warrants issued in the Series B Financing were classed as a liability in accordance with the provisions of SFAS 133, SFAS 150 and EITF 00-19. These standards require the Company to re-measure the value at the end of each reporting period with the resulting increase or decrease to the liability reported as a component of the Consolidated Statements of Operation and Comprehensive Loss. As a result of the increase in the value of the warrants since issuance to the quarter ended March 31, 2006, a cumulative revaluation expense of $246,675 has been included in Other Income and Expense. This included $146,655 for the first quarter of 2006 and $100,020 which was booked in 2005.

Upon the effectiveness of the resale registration statement on April 24, 2006, which included the shares of common stock underlying the warrants issued in the Series B Financing, the Company determined that the provisions of EITF 00-19 allow the Company to re-class these financial instruments as equity. In accordance with the EITF, the warrants were valued as of the date of the effectiveness of the registration statement and were reclassified as equity. The gain of $614,981 as a result of the April 24, 2006 valuation was charged to other income.

The warrants issued in the Series B Financing had an exercise price of $1.968 per share. The issuance of the shares to Shuffle Master in January 2006 at a share price of $1.30 per share triggered an

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

anti-dilution provision of those warrants. As such, the revised exercise price for the Series B Warrants is $1.927 per share as of June 30, 2006.

Note 12.    Amounts due to Affiliated Parties and Related Party Transactions

As of June 30, 2006, Accrued Liabilities includes a balance due to a former officer and shareholder of the Company of $58,285, which is non-interest bearing and unsecured with no specific terms of repayment. This amount relates to compensation earned but not paid in 2004. The amount payable to the officer was repaid on July 19, 2006.

During the second quarters of 2006 and 2005, the Company paid consulting and director fees to shareholders and directors of the Company in the amount of approximately $38,000 and $48,000, respectively. This included payments for consulting fees of $20,000 and $47,635 to Nicholas Glinsman, a former director and the former Secretary of the Company, for the quarters ended June 30, 2006 and June 30, 2005 respectively. For the year to date periods of 2006 and 2005, the payments were approximately $121,000 and $116,000 respectively, of which approximately $85,000 and $115,000 were paid to Mr. Glinsman for consulting services.

There were no stock options or restricted stock grants to directors during the quarter, although following his appointment to the board and appointment as the Chairman of the Audit Committee on July 6, 2006, Jeffrey Branman was granted 100,000 shares of restricted stock by the Compensation and Nominating Committee on July 13, 2006.

Note 13.    Stock Option Plans

As of June 30, 2006, the number of outstanding stock options as a percentage of the number of outstanding shares was approximately 3.8%. The following table summarizes option transactions under the Company’s stock option plan for fiscal 2005 and the first quarter of 2006:

	Number of Shares	Weighted Average Exercise Price
Outstanding at April 19, 2005 (Merger Date)	249,000	1.003
Granted to directors	25,000	1.340
Granted to officers	737,665	1.600
Granted to employees & contractors	960,000	1.600
Cancelled	(46,665)	1.600
Outstanding, December 31, 2005	1,925,000	1.519
Granted to directors	5,000	2.200
Exercised	(43,334)	1.600
Cancelled	(324,583)	1.600
Outstanding, June 30, 2006	1,562,083	1.505

Information regarding the stock options outstanding at June 30, 2006 is summarized below:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.01 − 0.99	85,000	1.80 years	0.520	85,000	0.520
$1.00 − 1.99	1,468,083	4.02 years	1.555	670,478	1.500
$2.00 − 3.43	9,000	3.43 years	2.747	5,250	3.137
	1,562,083	3.89 years	1.505	760,728	1.402

The aggregate intrinsic value of options outstanding and options exercisable as of June 30, 2006 was $13,200 and $13,200, respectively.

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 14.     Segment Information

The Company operates in Canada, the United States and the United Kingdom. All revenues are currently from the Canadian subsidiary.

Property and equipment by geographic region are as follows:

June 30, 2006
Property and Equipment
United States	$23,671
Canada	34,482
Total	$58,153

Property and equipment includes only assets held for use, and is reported by geography based on the physical location of the assets at the end of the current fiscal period. As of June 30, 2006, property and equipment assets were held only in the United States and Canada.

Note 15.    Stock Based Compensation

In accordance with the compensation plan for directors adopted by the Board on July 19, 2005, the five new non-employee directors in 2005 and the first quarter of 2006, immediately upon election to the Board, received 40,000 shares of Common Stock, of which 20,000 shares vested immediately and 20,000 will vest on the first anniversary of his election to the Board. In addition, Bryan Maizlish was issued 40,000 shares of restricted stock on March 28, 2006 in recognition of his re-election to the board on November 17, 2005. These 240,000 shares of common stock were valued at the fair market value on the date of grant and are charged as stock compensation expense over the vesting period.

In the first quarter of 2006, an employee opted to receive stock in lieu of salary for three months and was issued 20,000 shares of stock that had a market value of $41,000 on the date of issue. The market value of the stock was credited to additional paid in capital in the first quarter of 2006, with the corresponding amount being charged to compensation expense.

In the second quarter of 2006, 27,778 shares were issued to the former CFO, in recognition of the vested portion of stock grants promised in his employment contract. The stock was vested immediately and as such an amount was charged to stock compensation expense equal to the market value of the stock on the date of issue.

Note 16.    Deferred Revenues

Deferred revenue occurs where the Company invoices customers for project work that has not been completed at the balance sheet date. The Company’s deferred revenue balance as of June 30, 2006 was $152,081.

Note 17.    Subsequent Events

On July 7, 2006 the Company closed a private placement to accredited investors whereby it sold 16,943,323 shares of common stock and warrants to purchase 8,471,657 shares of common stock for gross proceeds of approximately $10.1 million before payment of commissions and expenses. The warrants have an exercise price of $0.83 per share and are exercisable at any time during the period commencing July 7, 2006 and ending July 7, 2011. The funds from the financing will primarily be used for general working capital purposes. The Company used $300,000 of the funds raised to repurchase 650,000 shares of common stock from its former chief executive officer, John Bush. The Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the ‘‘SEC’’) to register the resale of the shares of common stock issued in the private placement, as well as the shares of common stock issuable upon exercise of the aforementioned warrants. The Company has agreed to pay liquidated damages under certain circumstances in connection with such registration obligations.

SONA MOBILE HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

On July 6, 2006 July 6, 2006, Jeffrey Branman was appointed to the Company’s board of directors and, as a result of the Company’s determination that he qualifies as an ‘‘audit committee financial expert’’, as Chairman of the Audit Committee. As an inducement for him to accept these appointments, Mr. Branman was granted 100,000 shares of restricted stock by the Compensation and Nominating Committee on July 13, 2006.

Note 18.    Contingent Liability

In February 2006, the Company was informed by the SEC that it was questioning whether an exemption to the registration requirements under the Securities Act of 1933 was available in connection with the sale to Shuffle Master of $3.0 million worth of stock and warrants in January 2006. If an exemption were not available, we would have to offer Shuffle Master rescission rights and we may also be subject to penalties. The Company believes the sale of securities to Shuffle Master was exempt from the registration requirements of the Securities Act as a valid private placement transaction under Sections 4(2) and 4(6) of the Securities Act for a variety of reasons and the Company will vigorously contest any claim to the contrary. No further action has occurred with respect to this matter.

28,922,673 SHARES

COMMON STOCK

SONA MOBILE HOLDINGS CORP.

PROSPECTUS

November 3, 2006